Exhibit 10.1

Execution Version

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of November 26, 2013

Among

FORUM ENERGY TECHNOLOGIES, INC.

as Borrower,

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Administrative Agent and Swing Line Lender,

WELLS FARGO BANK, NATIONAL ASSOCIATION, JPMORGAN CHASE BANK, N.A. AND

BANK OF AMERICA, N.A. AND SUCH OTHER LENDERS DESIGNATED

FROM TIME TO TIME

as Issuing Lenders

THE LENDERS NAMED HEREIN

as Lenders

$600,000,000

WELLS FARGO SECURITIES, LLC,

J.P. MORGAN SECURITIES LLC, AND

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

AS CO-LEAD ARRANGERS AND JOINT BOOKRUNNERS

JPMORGAN CHASE BANK, N.A. AND BANK OF AMERICA, N.A.

AS CO-SYNDICATION AGENTS

CITIBANK, N.A. AND DEUTSCHE BANK SECURITIES INC.

AS CO-DOCUMENTATION AGENTS

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

EXHIBITS:

Exhibit A	– Form of Assignment and Acceptance
Exhibit B	– Form of Compliance Certificate
Exhibit C	– Form of Guaranty
Exhibit D	– Form of Notice of Borrowing
Exhibit E	– Form of Notice of Continuation or Conversion
Exhibit F	– Form of Revolving Note
Exhibit G	– Form of Pledge and Security Agreement
Exhibit H	– Form of Swing Line Note
Exhibit I-1	– Form of U.S. Tax Compliance Certificate
Exhibit I-2	– Form of U.S. Tax Compliance Certificate
Exhibit I-3	– Form of U.S. Tax Compliance Certificate
Exhibit I-4	– Form of U.S. Tax Compliance Certificate

SCHEDULES:

Schedule I	– Pricing Schedule
Schedule II	– Revolving Commitments, Contact Information
Schedule 1.1	– Existing Letters of Credit
Schedule 4.1	– Organizational Information
Schedule 4.10	– Environmental Condition
Schedule 4.11	– Subsidiaries
Schedule 5.8	– Requirements for New Restricted Subsidiaries
Schedule 6.1	– Permitted Debt
Schedule 6.2	– Permitted Liens
Schedule 6.3	– Permitted Investments
Schedule 6.10	– Permitted Affiliate Transactions

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of November 26, 2013 is among (a) Forum Energy Technologies, Inc., a Delaware corporation (the “Borrower”), (b) the Lenders (as defined below), (c) the Issuing Lenders (as defined below), and (d) Wells Fargo Bank, National Association as the Swing Line Lender (as defined below), and as Administrative Agent (as defined below) for the Lenders.

RECITALS

A. The Borrower, the Administrative Agent, the Issuing Lenders, the Swing Line Lender and the lenders party thereto, including certain of the Lenders (the “Existing Lenders”) have previously executed and delivered that certain Amended and Restated Credit Agreement dated as of October 4, 2011, as heretofore amended (as so amended, the “Existing Agreement”).

B. The Borrower, the Administrative Agent, the Issuing Lenders, the Swing Line Lender and the Existing Lenders together with any new Lenders desire to amend and restate (but not extinguish) the Existing Agreement in its entirety as hereinafter set forth through the execution of this Agreement.

C. It is the intention of the parties hereto that this Agreement is an amendment and restatement of the Existing Agreement, not a novation of the Existing Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Borrower, the Administrative Agent, the Issuing Lenders, the Swing Line Lender and the Lenders, (i) do hereby agree that the Existing Agreement is amended and restated (but not novated) in its entirety as set forth herein, and (ii) do hereby further agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1. Certain Defined Terms. The following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceptable Security Interest” means a security interest which (a) exists in favor of the Administrative Agent for its benefit and the ratable benefit of the Secured Parties, (b) is superior to all other security interests (other than the Permitted Liens and other than as to Excluded Perfection Collateral), (c) secures the Obligations, (d) is enforceable against the Credit Party which created such security interest and (e) except as to Excluded Perfection Collateral, is perfected.

“Acquisition” means the purchase by any Restricted Entity of any business of another Person, including by way of (i) the purchase of associated assets or operations of such Person, (ii) the purchase of Equity Interests of such Person, including by way of merger or consolidation, or (iii) the purchase of all or substantially all the Equity Interests of an equity holder of such Person that Controls such Person, including by way of merger or consolidation.

“Additional Lender” has the meaning set forth in Section 2.15(a).

“Adjusted Base Rate” means, for any day, the fluctuating rate per annum of interest equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus  1⁄2 of 1.00% and (c) a rate determined by the Administrative Agent to be the Daily One-Month LIBOR plus 1.00%. Any change in the Adjusted Base Rate due to a change in the Prime Rate, Daily One-Month LIBOR or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate, Daily One-Month LIBOR or the Federal Funds Rate.

“Adjusting Lender” has the meaning set forth in Section 2.1(e).

“Administrative Agent” means Wells Fargo in its capacity as agent for the Lenders pursuant to Article 8 and any successor agent pursuant to Section 8.6.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means any advance by a Lender or the Swing Line Lender to the Borrower as a part of a Borrowing.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person or any Subsidiary of such Person.

“Agreed Currency” means, subject to Section 1.6, (a) Dollars, (b) British Pound Sterling, (c) Canadian Dollars, (d) Euros, (e) UAE Dirham, (f) Singapore Dollars, (g) South African Rand (other than with respect to Bank of America, N.A., as Issuing Lender, unless it otherwise consents) and (h) any other Eligible Currency approved in accordance with Section 1.6.

“Agreement” means this Second Amended and Restated Credit Agreement among the Borrower, the Lenders, the Swing Line Lender, the Issuing Lenders and the Administrative Agent.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin” means, at any time with respect to each Type of Advance, the Letters of Credit and the Commitment Fee, the percentage rate per annum which is applicable at such time with respect to such Advance, Letter of Credit or Commitment Fee as set forth in Schedule I and subject to further adjustments as set forth in Section 2.8(c).

“Applicable Period” has the meaning set forth in Section 2.8(c).

“Assignment and Acceptance” means an assignment and acceptance executed by a Lender and an Eligible Assignee and accepted by the Administrative Agent, in substantially the same form as Exhibit A.

“AutoBorrow Agreement” means any agreement providing for automatic borrowing services between a Credit Party and the Swing Line Lender.

“Availability” means an amount equal to (a) the aggregate Revolving Commitments in effect at such time minus (b) the sum of (i) the outstanding amount of all Revolving Advances plus (ii) the Dollar Equivalent of the Letter of Credit Exposure plus (iii) the outstanding amount of all Swing Line Advances.

“Banking Services Provider” means any Lender or Affiliate of a Lender that provides Banking Services to any Restricted Entity.

“Banking Services” means each and any of the following bank services provided to any Restricted Entity by any Banking Services Provider: (a) commercial credit cards, (b) stored value cards, (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services, but in the case of overdraft lines of credit in favor of Foreign Restricted Subsidiaries, subject to the limitation in the following clause (d) as to overdraft lines of credit), and (d) the overdraft lines of credit permitted under Section 6.1(j).

“Banking Services Obligations” means any and all obligations of any Restricted Entity owing to the Banking Services Providers, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Base Rate Advance” means an Advance which bears interest based upon the Adjusted Base Rate.

“Borrower” has the meaning set forth in the introductory paragraph to this Agreement.

“Borrowing” means a Revolving Borrowing or a Swing Line Borrowing.

“Business Day” means a day (a) other than a Saturday, Sunday, or other day on which the Administrative Agent is authorized to close under the laws of, or is in fact closed in, New York or Texas, and (b) if the applicable Business Day relates to any Eurodollar Advances, on which dealings are carried on by commercial banks in the London interbank market.

“Canadian Dollars” means the lawful money of Canada.

“Capital Expenditures” means, for any Person and period of its determination, without duplication, the aggregate of all expenditures and costs (whether paid in cash or accrued as liabilities during that period and including that portion of payments under Capital Leases that are capitalized on the balance sheet of such Person) of such Person during such period that, in conformity with GAAP, are required to be included in or reflected as plant, property, equipment or other similar fixed asset accounts on the balance sheet of such Person.

“Capital Lease” means, for any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

“Cash Collateral Account” means a special cash collateral account pledged to the Administrative Agent containing cash deposited pursuant to the terms hereof to be maintained with the Administrative Agent in accordance with Section 2.2(h).

“Cash Collateralize” means, to deposit in a Cash Collateral Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Lenders or Lenders, as collateral for the Letter of Credit Obligations or obligations of Lenders to fund participations in respect of Letter of Credit Obligations and as collateral for the Swing Line Advances or obligations of Lenders to fund participations in respect of Swing Line Advances, cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Lender and Swing Line Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable Issuing Lender and Swing Line Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, analogous state and local laws, and all rules and regulations and legally enforceable requirements promulgated thereunder, in each case as now or hereafter in effect.

“Change in Control” means the occurrence of any of the following events: (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than SCF becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 33% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right), or (ii) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (A) who were members of that board or equivalent governing body on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class” has the meaning set forth in Section 1.4.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereof.

“Collateral” means all property of the Credit Parties which is “Collateral” (as defined in the Security Agreement) or similar terms used in the Security Documents. The Collateral shall not include any Excluded Properties.

“Combined Entities” means, collectively, (a) the Credit Parties, (b) each First Tier Foreign Restricted Subsidiary to which the Administrative Agent has (i) an Acceptable Security Interest in 66% (or if greater, the Control Percentage) of the Voting Securities issued by such Subsidiary, and (ii) if requested by the Administrative Agent, an opinion letter from foreign counsel in form and substance reasonably acceptable to the Administrative Agent, regarding such First Tier Foreign Restricted Subsidiary and the security interest described in clause (i) above, and (c) each other Foreign Restricted Subsidiary that is Wholly-Owned and whose (i) Equity Interests are unencumbered other than the Liens in favor of the Administrative Agent pursuant to the Security Documents and (ii) assets are unencumbered other than by Liens permitted under clauses (a) – (i), clauses (k) - (m) and clause (p) of Section 6.2. For the avoidance of doubt, nothing contained in this definition shall be construed as a requirement for any Credit Party to pledge more than 66% of the Voting Securities issued by any First Tier Foreign Restricted Subsidiary.

“Commitment Fees” means the fees required under Section 2.7(a).

“Commitment Increase” has the meaning set forth in Section 2.15(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Compliance Certificate” means a compliance certificate executed by a Responsible Officer of the Borrower or such other Person as required by this Agreement in substantially the same form as Exhibit B.

“Computation Date” means (a) if any Foreign Currency L/C is issued or deemed issued on the Effective Date, the Effective Date and (b) so long as any Foreign Currency L/C issued or deemed issued hereunder is outstanding, (i) the first Business Day of each week, (ii) the date a draw is funded on any Foreign Currency L/C, (iii) the date of any proposed Borrowing or proposed issuance or increase of a Foreign Currency L/C, (iv) the date of any increase or reduction of Revolving Commitments pursuant to Sections 2.1(c) or 2.15, and (v) such additional dates as the Administrative Agent shall determine or the Majority Lenders shall require.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise, and the terms “Controlled by” or “under common Control with” shall have the correlative meanings.

“Control Percentage” means, with respect to any Person, the percentage of the outstanding Voting Securities of such Person having ordinary voting power which gives the holder(s) thereof Control over such Person.

“Controlled Group” means all members of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Code.

“Convert,” “Conversion,” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.4(b).

“Credit Documents” means this Agreement, the Notes, the Letters of Credit, the Letter of Credit Applications, the Guaranty, the Notices of Borrowing, the Notices of Continuation or Conversion, the Security Documents, any AutoBorrow Agreement, the Fee Letter, and each other agreement, instrument, or document executed at any time in connection with this Agreement.

“Credit Parties” means the Borrower and the Guarantors.

“Daily One-Month LIBOR” means, for any day, the rate of interest equal to the Eurodollar Rate then in effect for delivery for a one (1) month period.

“Debt” means, for any Person, without duplication: (a) indebtedness of such Person for borrowed money; (b) to the extent not covered under clause (a) above, obligations under letters of credit and agreements relating to the issuance of letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (d) obligations of such Person under conditional sale or other title retention agreements relating to any Properties purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business); (e) obligations of such Person to pay the deferred purchase price of property or services (such obligations including, without limitation, any earn-out obligations, contingent obligations, or other similar obligations associated with such purchase) but excluding trade accounts payable in the ordinary course of business and, in each case, not past due for more than (90) days after the date on which such trade account payable was created; (f) obligations of such Person as lessee under Capital Leases and obligations of such Person in respect of synthetic leases; (g) obligations of such Person under any Hedging Arrangement; (h) all obligations of such Person to mandatorily purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person on a date certain or upon the occurrence of certain events or conditions, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends (which obligations, for the avoidance of doubt, do not include any obligations to issue Equity Interests in respect of warrants); (i) the Debt of any partnership or Joint Venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for the payment of such Debt; (j) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above; and (k) indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) secured by any Lien on or in respect of any Property of such Person, but if recourse is only to such Property, then only to the extent of the lesser of the amount of the Debt secured thereby and the fair market value of the Property subject to such Lien.

“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means a per annum rate equal to (a) in the case of principal of any Advance, 2.00% plus the rate otherwise applicable to such Advance as provided in Sections 2.8(a), (b), or (c), and (b) in the case of any other Obligation, 2.00% plus the non-default rate applicable to Base Rate Advances as provided in Section 2.8(a) or (c).

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) (except, with regards to the funding of Swing Line Advances, the Swing Line Lender) has failed to (i) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Advances) within two Business Days of the date when due, (b) ) (except, with regards to the funding of Swing Line Advances, the Swing Line Lender) has notified the Borrower, the Administrative Agent or the Issuing Lender or the Swing Line Lender in writing, or has made a public statement to the effect, that it does not intend to comply with its funding obligations hereunder or generally under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower in form and substance satisfactory to the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Lender, the Swing Line Lender and each Lender.

“Disposition” means any sale, lease, transfer, assignment, conveyance, or other disposition of any Property; “Dispose” or similar terms shall have correlative meanings.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Foreign Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable Issuing Lender, as the case may be, at such time on the basis of the Exchange Rate (determined in respect of the most recent Computation Date) for the purchase of Dollars with such Foreign Currency.

“Dollars” and “$” means lawful money of the United States of America.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary that is not a Foreign Subsidiary.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, for any period and for the Borrower and its consolidated Restricted Subsidiaries, without duplication, (a) the Borrower’s consolidated Net Income for such period (it being understood that no amounts of the Unrestricted Subsidiaries’ or any Joint Ventures’ Net Income shall be taken into account in calculating EBITDA other than to the extent provided in clause (c) below) plus (b) to the extent deducted in determining consolidated Net Income for such period, Interest Expense, taxes, depreciation, amortization, depletion, and other non-cash charges for such period (including any provision for the reduction in the carrying value of assets recorded in accordance with GAAP and including non-cash charges resulting from the requirements of ASC 410, 718 and 815) for such period plus (c) Net Income of Unrestricted Subsidiaries and Joint Ventures but to the extent and only to the extent the amount thereof is distributed as cash dividends to the Restricted Entities during such period plus (d) any cash charges or other expenses incurred in connection with the Transactions during such period plus (e) any non-recurring charges incurred during such period in connection with Permitted Acquisitions consisting of excess compensation of prior officers of the acquired Person; provided that the aggregate amount of such charges may not exceed $2,000,000 unless otherwise agreed to by the Administrative Agent plus (f) other reasonable non-recurring cash charges and expenses incurred in connection with Permitted Acquisitions during such period (including Permitted Acquisitions and as defined in and consummated pursuant to the Existing Agreement) in an amount not to exceed such amount as agreed to between the Administrative Agent and the Borrower minus (g) all non-cash items of income which were included in determining such consolidated Net Income (including non-cash income resulting from the requirements of ASC 410, 718 and 815); provided that such EBITDA shall be subject to pro forma adjustments for Acquisitions and Nonordinary Course Asset Sales assuming that such transactions had occurred on the first day of the determination period, which adjustments shall be made in accordance with the guidelines for pro forma presentations set forth by the SEC or in a manner otherwise reasonably acceptable to the Administrative Agent.

“Effective Date” means the date of this Agreement.

“Eligible Assignee” means (a) any Lender (other than a Defaulting Lender) or any Affiliate of a Lender approved by the Administrative Agent, the Swing Line Lender and the Issuing Lenders, or (b) any other Person (other than a natural Person) approved by the Administrative Agent, the Swing Line Lender and the Issuing Lenders and, unless an Event of Default has occurred and is continuing at the time any assignment is effected, the Borrower, such approvals by the Borrower, Administrative Agent, Swing Line Lender and the Issuing Lenders not to be unreasonably withheld, conditioned or delayed; provided, however, in any event, that neither the Borrower nor any Affiliate of the Borrower shall qualify as an Eligible Assignee.

“Eligible Currency” means any Foreign Currency provided that: (a) quotes for loans in such currency are available in the London interbank deposit market; (b) such currency is freely transferable and convertible into Dollars in the London foreign exchange market, (c) no approval of a Governmental Authority in the country of issue of such currency is required to permit use of such currency by any applicable Lender or applicable Issuing Lender for making loans or issuing letters of credit, or honoring drafts presented under letters of credit in such currency, and (d) there is no restriction or prohibition under any applicable Legal Requirements against the use of such currency for such purposes.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environment” or “Environmental” shall have the meanings set forth in 42 U.S.C. 9601(8) (1988).

“Environmental Claim” means any third party (including any Governmental Authority) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation which seeks to impose liability under any Environmental Law.

“Environmental Law” means all federal, state, and local laws, rules, regulations, ordinances, orders, decisions, enforceable agreements, and other requirements, including duties imposed under common law, now or hereafter in effect and relating to, or in connection with the Environment, including without limitation CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous, or toxic substances, materials or wastes; or (d) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous, or toxic substances, materials or wastes.

“Environmental Permit” means any permit, license, order, approval, registration or other authorization required or issued under Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Equity Funded Capital Expenditure” means Capital Expenditures that are fully funded solely with Equity Issuance Proceeds.

“Equity Interest” means with respect to any Person, any shares, interests, participation, or other equivalents (however designated) of corporate stock, membership interests or partnership interests (or any other ownership interests) of such Person.

“Equity Issuance” means any issuance of equity securities or any other Equity Interests (including any preferred equity securities) by the Borrower.

“Equity Issuance Proceeds” means, with respect to any Equity Issuance, all cash and cash equivalent proceeds or cash equivalent investments received by the Borrower from such Equity Issuance (other than from any other Credit Party) after payment of, or provision for, all underwriter fees and expenses, SEC and blue sky fees, printing costs, fees and expenses of accountants, lawyers and other professional advisors, brokerage commissions and other out-of-pocket fees and expenses actually incurred in connection with such Equity Issuance.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board as in effect from time to time.

“Eurodollar Advance” means an Advance that bears interest based upon the Eurodollar Rate (other than Advances that bear interest based upon the Daily One Month LIBOR).

“Eurodollar Base Rate” means:

(a) in determining Eurodollar Rate for purposes of the “Daily One Month LIBOR”, the rate per annum for Dollar deposits quoted by the Administrative Agent for the purpose of calculating effective rates of interest for loans making reference to the “Daily One-Month LIBOR”, as the inter-bank offered rate in effect from time to time for delivery of funds for one (1) month in amounts approximately equal to the principal amount of the applicable Advances; provided that, (i) the Administrative Agent may base its quotation of the inter-bank offered rate upon such offers or other market indicators of the inter-bank market as the Administrative Agent in its reasonable discretion deems appropriate including, but not limited to, the rate determined under the following clause (b), and (ii) such rate per annum shall be generally applicable to all credit facilities agented by the Administrative Agent which makes reference to the “Daily One-Month LIBOR” or words of similar import; and

(b) in determining Eurodollar Rate for all other purposes, the rate per annum (rounded upward to the nearest whole multiple of 1/100th of 1%) equal to the interest rate per annum set forth on the Reuters Reference LIBOR1 page as the London Interbank Offered Rate, for deposits in Dollars at 11:00 a.m. (London, England time) two Business Days before the first day of the applicable Interest Period and for a period equal to such Interest Period; provided that, if such quotation is not available for any reason, then for purposes of this clause (b), Eurodollar Base Rate shall then be the rate determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the Advances being made, continued or converted by the Lenders and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch (or other branch or Affiliate of the Administrative Agent, or in the event that the Administrative Agent does not have a London branch, the London branch of a Lender chosen by the Administrative Agent) to major banks in the London or other offshore inter-bank market for Dollars at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period).

“Eurodollar Rate” means a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate 1.00 – Eurodollar Reserve Percentage

Where,

“Eurodollar Reserve Percentage” means, as of any day, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities. The Eurodollar Rate for each outstanding Advance shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning specified in Section 7.1.

“Exchange Rate” means, on any Business Day, with respect to any calculation of the Dollar Equivalent with respect to any Foreign Currency on such date or any calculation of the Foreign Currency Equivalent on such date, the Administrative Agent’s spot rate of exchange in the interbank market where its currency exchange operations in respect of such Foreign Currency are then being conducted, at or about 12:00 noon local time at such date for the purchase of such Foreign Currency with Dollars or the purchase of Dollars with such Foreign Currency, as the case may be, for delivery two Business Days later; provided that if at the time of any such determination no such spot rate can reasonably be quoted, the Administrative Agent may use any reasonable method (including obtaining quotes from three or more market makers for such Foreign Currency) as it deems appropriate to determine such rate and such determination shall be presumed correct absent manifest error.

“Excluded Perfection Collateral” shall mean, unless otherwise elected by the Administrative Agent during the continuance of an Event of Default, collectively (a) Certificated Equipment, as defined in the Security Agreement, (b) deposit accounts, commodities accounts and securities accounts other than the Cash Collateral Account, and (c) any other Property (i) in which a security interest cannot be perfected by the filing of a financing statement under the UCC and (ii) with respect to which the Administrative Agent has determined, in its reasonable discretion, that the costs of perfecting a security interest in such Property are excessive in relation to the value of the Lien to be afforded thereby.

“Excluded Properties” means (a) all fee owned and leased real property of any Credit Party, (b) any Properties to the extent owned by any Foreign Subsidiary or any Unrestricted Subsidiary, (c) commercial tort claims, (d) letter of credit rights, and (e) the “Excluded Collateral” as defined in the Security Agreement which include, but is not limited to, (i) Equity Interests issued by Foreign Subsidiaries other than 66% of the Voting Securities issued by First Tier Foreign Subsidiaries, and (ii) Excluded JV Equity Interests, as defined in the Security Agreement.

“Excluded Swap Obligations” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Credit Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one “swap” (within the meaning of section 1a(47) of the Commodity Exchange Act), such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps (as defined by the Commodity Exchange Act) for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Revolving Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or Revolving Commitment (other than pursuant to an assignment request by the Borrower under Section 2.14 or reallocation pursuant to Section 2.16 or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 2.13, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.13(g), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Officer” means any Responsible Officer of a Restricted Subsidiary who is, as part of his/her employment with such Restricted Subsidiary, in contact with any Responsible Officer of the Borrower regarding the business and operations of such Restricted Subsidiary on a regular basis.

“Existing Agreement” has the meaning set forth in the Recitals.

“Existing Lenders” has the meaning set forth in the Recitals.

“Existing Letters of Credit” means the letters of credit issued or deemed to be issued by any of the Issuing Lenders under the Existing Agreement, including those listed on the attached Schedule 1.1.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements between the United States and another country modifying the provisions of the foregoing (so long as such modifications are not materially more onerous to comply with than such provisions of the foregoing).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent (in its individual capacity) on such day on such transactions as determined by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

“Fee Letter” means that certain engagement and fee letter dated as of October 31, 2013 between the Borrower and Wells Fargo Securities, LLC.

“First Tier Foreign Subsidiary” means any Foreign Subsidiary the Equity Interests of which are held directly by the Borrower or a Domestic Subsidiary.

“First Tier Foreign Restricted Subsidiary” means any First Tier Foreign Subsidiary that is a Restricted Subsidiary.

“Foreign Currency” means each Agreed Currency (other than Dollars).

“Foreign Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Foreign Currency as determined by the Administrative Agent or the applicable Issuing Lender, as the case may be, at such time on the basis of the Exchange Rate (determined in respect of the most recent Computation Date) for the purchase of such Foreign Currency with Dollars.

“Foreign Currency L/C” means any Letter of Credit issued or deemed issued hereunder which is denominated in currency other than Dollars.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary of the Borrower that is a Foreign Subsidiary.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not a United States person within the meaning of Section 7701(a)(30) of the Code.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Revolving Pro Rata Share of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by such Issuing Lender other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Revolving Pro Rata Share of the Swing Line Sublimit Amount other than Swing Line Advance as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Funded Debt” means, as to the Borrower and its consolidated Restricted Subsidiaries, without duplication:

(a) all Debt of such Restricted Entity of the type described in clauses (a), (b), (c), (d) and (f) of the definition of “Debt” but excluding any Debt permitted under Section 6.1(n);

(b) all Debt of such Restricted Entity of the type described in clause (e) of the definition of “Debt” other than (i) trade accounts payable incurred in the ordinary course of business, and (ii) contingent obligations of such Restricted Entity to pay the deferred purchase price of property to the extent, and only to the extent, (A) such obligations are contingent and (B) with respect to earn out obligations, the amount of such earn out obligations is not known and payable;

(c) all Debt of such Restricted Entity of the type described in clause (h) of the definition of “Debt” other than such Debt that is permitted under Section 6.1(l);

(d) all Debt of such Restricted Entity of the type described in clause (i) of the definition of “Debt”, but only to the extent such Debt is of the type included in clause (a) - (c) above;

(e) all Debt of such Restricted Entity of the type described in clause (j) of the definition of “Debt” but only in respect of Debt of any other Person (other than a Restricted Entity) of the type included in clauses (a) - (d) above; and

(f) all Debt of others of the type included in clauses (a) - (e) above secured by any Lien on or in respect of any Property of such Restricted Entity, but if recourse is only to such Property, then only to the extent of the lesser of the amount of the Debt secured thereby and the fair market value of the Property subject to such Lien.

“GAAP” means United States of America generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.3.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantors” means any Person that now or hereafter executes a Guaranty, including (a) the Wholly-Owned Domestic Restricted Subsidiaries of the Borrower listed on Schedule 4.11; and (b) each Wholly-Owned Domestic Restricted Subsidiary of the Borrower that becomes a guarantor of all or a portion of the Obligations and which has entered into either a joinder agreement substantially in the form attached to the Guaranty or a new Guaranty, but excluding any Person that is and remains released from its guaranty under the Guaranty in accordance with the terms of this Agreement.

“Guaranty” means the Guaranty Agreement executed in substantially the same form as Exhibit C.

“Hazardous Substance” means any substance or material identified as hazardous or extremely hazardous pursuant to CERCLA and those regulated as hazardous or toxic under any other Environmental Law, including without limitation pollutants, contaminants, petroleum, petroleum products, radionuclides, and radioactive materials.

“Hazardous Waste” means any substance or material regulated or designated as hazardous pursuant to any Environmental Law.

“Hedging Arrangement” means a hedge, call, swap, collar, floor, cap, option, forward sale or purchase or other contract or similar arrangement (including any obligations to purchase or sell any commodity or security at a future date for a specific price) which is entered into to reduce or eliminate or otherwise protect against the risk of fluctuations in prices or rates, including interest rates, foreign exchange rates, commodity prices and securities prices.

“Increase Date” has the meaning set forth in Section 2.15(b).

“Increasing Lender” has the meaning set forth in Section 2.15(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.2.

“Interest Coverage Ratio” means, as of each fiscal quarter end, the ratio of (a) the Borrower’s consolidated EBITDA for the four-fiscal quarter period then ended to (b) the Borrower’s consolidated Interest Expense for such four-fiscal quarter period then ended.

“Interest Expense” means, for any period and with respect to any Person, total cash interest expense net of gross interest income of Borrower and its Restricted Subsidiaries, letter of credit fees and other fees and expenses incurred by such Person in connection with any Debt for such period whether paid or accrued (including that attributable to obligations which have been or should be, in accordance with GAAP, recorded as Capital Leases), including, without limitation, all commissions, discounts, and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, fees owed with respect to the Secured Obligations, and net costs under Hedging Arrangements entered into addressing interest rates, all as determined in conformity with GAAP; provided that, no amounts of the Unrestricted Subsidiaries’ Interest Expense shall be taken into account in calculating the Borrower’s consolidated Interest Expense.

“Interest Period” means for each Eurodollar Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Advance is made or deemed made and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.4, and thereafter, each subsequent period commencing on the day following the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.4. The duration of each such Interest Period shall be one, three, or six months (or nine or twelve months if agreed to by all the Lenders), in each case as the Borrower may select, provided that:

(a) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(b) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and

(c) the Borrower may not select any Interest Period for any Revolving Advance which ends after the Revolving Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, or purchase or other acquisition of any Debt or equity participation or interest in, another Person, including any partnership or Joint Venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Issuing Lender” means (a) each of Wells Fargo, JPMorgan Chase Bank, N.A. and Bank of America, N.A., and (b) any other Lender that agrees to act as an issuer of Letters of Credit hereunder at the request of the Borrower and with the consent of the Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed, in any event, in each of their respective capacity as the Lender that issues Letters of Credit for the account of any Restricted Entity pursuant to the terms of this Agreement.

“Joint Venture” means, with respect to any Person (the “holder”) at any date, any incorporated, formed or organized corporation, limited liability company, partnership, association or other entity, a less than a majority of whose outstanding Voting Securities shall at any time be owned by the holder or one or more Subsidiaries of the holder. Unless expressly provided otherwise, all references herein to any “Joint Venture” or “Joint Ventures” means a Joint Venture or Joint Ventures of the Borrower.

“Legal Requirement” means any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulations T, U and X.

“Lender Insolvency Event” means that (a) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (b) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided, that a Lender Insolvency Event shall not be triggered solely as the result of the acquisition or maintenance of an ownership interest in such Lender or its Parent Company by a governmental authority or an instrumentality thereof.

“Lending Party” has the meaning set forth in Section 9.8.

“Lenders” means the Persons listed on the signature pages hereto as Lenders, any other Person that shall have become a Lender hereto pursuant to Section 2.14 or Section 2.15, and any other Person that shall have become a Lender hereto pursuant to an Assignment and Acceptance, but in any event, excluding any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance. Unless the context otherwise requires, the term “Lenders” includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby or commercial letter of credit issued by any Issuing Lender for the account of any Restricted Entity pursuant to the terms of this Agreement, in such form as may be agreed by the Borrower and such Issuing Lender.

“Letter of Credit Application” means the applicable Issuing Lender’s standard form letter of credit application or other reimbursement agreement for standby or commercial letters of credit which has been executed by the Borrower and accepted by such Issuing Lender in connection with the issuance of a Letter of Credit.

“Letter of Credit Documents” means all Letters of Credit, Letter of Credit Applications and amendments thereof.

“Letter of Credit Exposure” means, at the date of its determination by the Administrative Agent, the aggregate outstanding undrawn amount of Letters of Credit plus the aggregate unpaid amount of all of the Borrower’s payment obligations under drawn Letters of Credit.

“Letter of Credit Maximum Amount” means $75,000,000; provided that, on and after the Revolving Maturity Date, the Letter of Credit Maximum Amount shall be zero.

“Letter of Credit Obligations” means any obligations of the Borrower under this Agreement in connection with the Letters of Credit.

“Letter of Credit Termination Date” means the 5th day prior to the Revolving Maturity Date.

“Leverage Ratio” means, as of each fiscal quarter end, the ratio of (a) the Funded Debt as of the last day of such fiscal quarter to (b) the Borrower’s consolidated EBITDA for the four-fiscal quarter period then ended.

“Lien” means any mortgage, lien, pledge, charge, deed of trust, security interest, or encumbrance to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including the interest of a vendor or lessor under any conditional sale agreement, Capital Lease, or other title retention agreement).

“Liquid Investments” means (a) readily marketable direct full faith and credit obligations of the United States of America or obligations unconditionally guaranteed by the full faith and credit of the United States of America; (b) commercial paper issued by (i) any Lender or any Affiliate of any Lender or (ii) any commercial banking institutions or corporations rated at least P-1 by Moody’s or A-1 by S&P; (c) certificates of deposit, time deposits, and bankers’ acceptances issued by (i) any of the Lenders or (ii) any other commercial banking institution which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $250,000,000.00 and rated Aa by Moody’s or AA by S&P; (d) repurchase agreements which are entered into with any of the Lenders or any major money center banks included in the commercial banking institutions described in clause (c) and which are secured by readily marketable direct full faith and credit obligations of the government of the United States of America or any agency thereof; (e) investments in any money market fund which holds investments substantially of the type described in the foregoing clauses (a) through (d); and (f) other investments made through the Administrative Agent or its Affiliates. All the Liquid Investments described in clauses (a) through (d) above shall have maturities of not more than 365 days from the date of issue.

“Liquidity” means, as of a date of determination, the sum of (a) Availability plus (b) readily and immediately available cash held in deposit accounts of any Credit Party (other than the Cash Collateral Account); provided that, such deposit accounts and the funds therein shall be unencumbered and free and clear of all Liens and other third party rights other than (i) a Lien in favor of the Administrative Agent pursuant to Security Documents and (ii) a Lien in favor of the depositary institution holding such deposit accounts arising solely by virtue of such depositary institution’s standard account documentation or any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only such deposit accounts.

“Majority Lenders” means (a) other than as provided in clause (b) below, two or more Lenders holding greater than 50% of the sum of (i) the aggregate unfunded Revolving Commitments at such time plus (ii) the aggregate unpaid principal amount of the Revolving Advances plus (iii) without duplication of any amounts included in the preceding clause (ii), the then existing Dollar Equivalent of the Letter of Credit Exposure (including any such Letter of Credit Exposure that has been reallocated pursuant to Section 2.16), and Swing Line Advances, and (b) at any time when there is only one Lender, such Lender; provided that, (i) in any event, if there are two or more Lenders, the Revolving Commitment of, and the portion of the Revolving Advances and Letter of Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders unless all Lenders are Defaulting Lenders, and (ii) for purposes of this definition, Letter of Credit Exposure which is not reallocated or Cash Collateralized in accordance with Section 2.16 shall be deemed to be held by the applicable Issuing Lender.

“Material Adverse Change” means any event, development or circumstance that has had or would reasonably be expected to have a material adverse effect on (a) the business, operations, property or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole; or (b) on the validity or enforceability of any Credit Document or any right or remedy of any Secured Party under any Credit Document.

“Material Real Property” means, as of any date of determination, any real property owned by the Borrower or any Domestic Restricted Subsidiary that (a) has a net book value equal to or greater than 10% of the aggregate net book value of the Borrower’s and the Domestic Restricted Subsidiaries’ property, plant and equipment or (b) when taken together with all other real property owned by the Borrower or any Domestic Restricted Subsidiary has an aggregate net book value equal to or greater than 10% of the aggregate net book value of the Borrower’s and the Domestic Restricted Subsidiaries’ property, plant and equipment.

“Maximum Rate” means the maximum nonusurious interest rate under applicable law.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto which is a nationally recognized statistical rating organization.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any member of the Controlled Group is making or accruing an obligation to make contributions.

“Net Income” means, for any period and with respect to any Person, the net income for such period for such Person after taxes as determined in accordance with GAAP, excluding, however, (a) extraordinary items, including (i) any net non-cash gain or loss during such period arising from the sale, exchange, retirement or other Disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business, and (ii) any write-up or write-down of assets, and (b) the cumulative effect of any change in GAAP. For the avoidance of doubt, in determining net income, gross interest income shall be applied to increase income or decrease interest expense but not both.

“New Lender” has the meaning set forth in Section 2.1(e).

“Non-Consenting Lender” means any Lender who does not agree to a consent, waiver or amendment which (a) requires the agreement of all Lenders or all affected Lenders in accordance with the terms of Section 9.3 and (b) has been agreed by the Majority Lenders.

“Non-Credit Party Obligations” means (a) the Banking Services Obligations owing by Restricted Entities that are not Credit Parties and (b) all obligations (other than Excluded Swap Obligations) of Restricted Entities that are not Credit Parties owing to Swap Counterparties under any Hedging Arrangements; provided, that notwithstanding the foregoing, “Non-Credit Party Obligations” shall not include the Excluded Swap Obligations.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Nonordinary Course Asset Sales” means, any sales, conveyances, or other transfers of Property made by any Restricted Entity (a) of any division of any Restricted Entity, (b) of the Equity Interest in any Restricted Subsidiary by the Borrower or any Restricted Subsidiary or (c) outside the ordinary course of business of any assets of any Restricted Entity, whether in a single transaction or related series of transactions.

“Notes” means the Revolving Notes and the Swing Line Note.

“Notice of Borrowing” means a notice of borrowing signed by the Borrower in substantially the same form as Exhibit D.

“Notice of Continuation or Conversion” means a notice of continuation or conversion signed by the Borrower in substantially the same form as Exhibit E.

“Obligations” means all principal, interest (including post-petition interest), fees, reimbursements, indemnifications, and other amounts now or hereafter owed by any of the Credit Parties to the Lenders, the Swing Line Lender, the Issuing Lenders, or the Administrative Agent under this Agreement and the Credit Documents, including, the Letter of Credit Obligations, and any increases, extensions, and rearrangements of those obligations under any amendments, supplements, and other modifications of the documents and agreements creating those obligations.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Advance or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.14).

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant Register” has the meaning set forth in Section 9.7(d).

“Participating Member State” means each state so described in any EMU Legislation.

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Acquisition” means an Acquisition that is permitted under Section 6.4.

“Permitted Debt” has the meaning set forth in Section 6.1.

“Permitted Investments” has the meaning set forth in Section 6.3.

“Permitted Liens” has the meaning set forth in Section 6.2.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, limited liability company, limited liability partnership, unincorporated association, joint venture, or other entity, or a government or any political subdivision or agency thereof, or any trustee, receiver, custodian, or similar official.

“Plan” means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Borrower or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

“Prime Rate” means the per annum rate of interest established from time to time by Wells Fargo at its principal office in San Francisco as its prime rate, which rate may not be the lowest rate of interest charged by such Lender to its customers.

“Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that (a) has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or (b) otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Register” has the meaning set forth in Section 9.7(b).

“Regulations T, U, and X” means Regulations T, U, and X of the Federal Reserve Board, as each is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates, and each of their respective successors and assigns.

“Release” shall have the meaning set forth in CERCLA or under any other applicable Environmental Law.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA (other than any such event not subject to the provision for 30-day notice to the PBGC under the regulations issued under such Section).

“Response” shall have the meaning set forth in CERCLA or under any other applicable Environmental Law.

“Responsible Officer” means (a) with respect to any Person that is a corporation, such Person’s chief executive officer, president, chief financial officer, chief operating officer, general counsel, or vice president, (b) with respect to any Person that is a limited liability company, if such Person has officers, then such Person’s chief executive officer, president, chief financial officer, chief operating officer, general counsel, or vice president, and if such Person is managed by members, then a chief executive officer, president, chief financial officer, chief operating officer, general counsel, or vice president of such Person’s managing member, and if such Person is managed by managers, then a manager (if such manager is an individual) or a chief executive officer, president, chief financial officer, chief operating officer, general counsel, or vice president of such manager (if such manager is an entity), and (c) with respect to any Person that is a general partnership, limited partnership or a limited liability partnership, the chief executive officer, president, chief financial officer, chief operating officer, general counsel, or vice president of such Person’s general partner or partners.

“Restricted Entity” means (a) the Borrower and (b) each Restricted Subsidiary.

“Restricted Payment” means, with respect to any Person, any direct or indirect dividend or distribution (whether in cash, securities or other Property) or any direct or indirect payment of any kind or character (whether in cash, securities or other Property) in consideration for or otherwise in connection with any Equity Interest of such Person, including any retirement, purchase, redemption or other acquisition of such Equity Interest, or any options, warrants or rights to purchase or acquire any such Equity Interest of such Person; provided that the term “Restricted Payment” shall not include any dividend or distribution payable solely in Equity Interests of such Person or warrants, options or other rights to purchase such Equity Interests.

“Restricted Subsidiary” means (a) each Subsidiary of the Borrower on the Effective Date which has not been designated as an Unrestricted Subsidiary under the Existing Agreement, and (b) each other Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Revolving Advance” means any advance by a Lender to the Borrower as part of a Revolving Borrowing.

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Advances of the same Type made by the Lenders pursuant to Section 2.1(a) or Converted by each Lender to Revolving Advances of a different Type pursuant to Section 2.4(b).

“Revolving Commitment” means, for each Lender, the obligation of such Lender to advance to Borrower the amount set opposite such Lender’s name on Schedule II as its Revolving Commitment, or if such Lender has entered into any Assignment and Acceptance, the amount set forth for such Lender as its Revolving Commitment in the Register, as such amount may be reduced pursuant to Section 2.1(c) or increased pursuant to Section 2.15; provided that, after the Revolving Maturity Date, the Revolving Commitment for each Lender shall be zero; and provided further that, the aggregate Revolving Commitments shall not exceed $900,000,000. The aggregate amount of all Revolving Commitments on the Effective Date is $600,000,000.

“Revolving Maturity Date” means the earlier of (a) November 26, 2018 and (b) the earlier termination in whole of the Revolving Commitments pursuant to Section 2.1(c) or Article 7.

“Revolving Note” means a promissory note of the Borrower payable to the order of a Lender in the amount of such Lender’s Revolving Commitment, in substantially the same form as Exhibit F, evidencing indebtedness of the Borrower to such Lender resulting from Revolving Advances owing to such Lender.

“Revolving Pro Rata Share” means, at any time with respect to any Lender, (i) the ratio (expressed as a percentage) of such Lender’s Revolving Commitment at such time to the aggregate Revolving Commitments at such time, (ii) if all of the Revolving Commitments have been terminated, the ratio (expressed as a percentage) of such Lender’s aggregate outstanding Revolving Advances at such time to the total aggregate outstanding Revolving Advances at such time, or (iii) if no Revolving Advances are then outstanding, then “ Revolving Pro Rata Share” shall mean the “ Revolving Pro Rata Share” most recently in effect, after giving pro forma effect to any Assignment and Acceptances.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Foreign Currency, same day or other funds as may be reasonably determined by the Administrative Agent or applicable Issuing Lender, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Foreign Currency.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in a country, in each case, that is subject to a country sanctions program administered and enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) Her Majesty’s Treasury of the United Kingdom.

“S&P” means Standard & Poor’s Rating Agency Group, a division of McGraw-Hill Companies, Inc., or any successor thereof which is a national credit rating organization.

“SCF” means, collectively, SCF-V, L.P., SCF-VI, L.P., and SCF-VII, L.P., each a Delaware limited partnership.

“SEC” means, the Securities and Exchange Commission.

“Secured Obligations” means (a) the Obligations, (b) the Banking Services Obligations owing by Credit Parties, (c) all obligations of any Credit Party owing to Swap Counterparties under any Hedging Arrangements (not including the Excluded Swap Obligations), and (d) all Non-Credit Party Obligations in an aggregate amount not to exceed $30,000,000. Notwithstanding anything to the contrary contained herein, “Secured Obligations” shall not include the Excluded Swap Obligations.

“Secured Parties” means the Administrative Agent, the Issuing Lenders, the Lenders, the Swap Counterparties and the Banking Service Providers.

“Security Agreement” means the Pledge and Security Agreement among the Credit Parties and the Administrative Agent in substantially the same form as Exhibit G.

“Security Documents” means, collectively, the Security Agreement, and any and all other instruments, documents or agreements now or hereafter executed by any Credit Party or any other Person to secure the Secured Obligations.

“Senior Secured Leverage Ratio” means, as of each fiscal quarter end, the ratio of (a) the secured Funded Debt as such fiscal quarter end to (b) the Borrower’s consolidated EBITDA for the four-fiscal quarter period then ended.

“September Leverage Ratio” means the ratio of (a) the Funded Debt as of September 30, 2013 to (b) the Borrower’s consolidated EBITDA for the four-fiscal quarter period ended September 30, 2013.

“Solvent” means, as to any Person, on the date of any determination (a) the fair value of the Property of such Person is greater than the total amount of debts and other liabilities (including without limitation, contingent liabilities) of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities (including, without limitation, contingent liabilities) as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities (including, without limitation, contingent liabilities) as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities (including, without limitation, contingent liabilities) beyond such Person’s ability to pay as such debts and liabilities mature, (e) such Person is not engaged in, and is not about to engage in, business or a transaction for which such Person’s Property would constitute unreasonably small capital, and (f) such Person has not transferred, concealed or removed any Property with intent to hinder, delay or defraud any creditor of such Person.

“Subject Lender” has the meaning set forth in Section 2.14.

“Subject Period” has the meaning set forth in Section 6.9(c).

“Subject Quarter” has the meaning set forth in Section 6.9(c).

“Subsidiary” means, with respect to any Person (the “holder”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the holder in the holder’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity, a majority of whose outstanding Voting Securities shall at any time be owned by the holder or one more Subsidiaries of the holder. Unless expressly provided otherwise, all references herein and in any other Credit Document to any “Subsidiary” or “Subsidiaries” means a Subsidiary or Subsidiaries of the Borrower.

“Swap Counterparty” means a Lender or an Affiliate of a Lender that has entered into a Hedging Arrangement with a Restricted Entity.

“Swap Obligation” means, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swing Line Advance” means an advance by the Swing Line Lender to the Borrower as part of a Swing Line Borrowing.

“Swing Line Borrowing” means the borrowing consisting of a Swing Line Advance made by the Swing Line Lender pursuant to Section 2.3 or, if an AutoBorrow Agreement is in effect, any transfer of funds pursuant to such AutoBorrow Agreement.

“Swing Line Lender” means Wells Fargo.

“Swing Line Note” means the promissory note made by the Borrower payable to the order of the Swing Line Lender evidencing the indebtedness of the Borrower to the Swing Line Lender resulting from Swing Line Advances made by the Swing Line Lender in substantially the same form as Exhibit H.

“Swing Line Payment Date” means (a) if an AutoBorrow Agreement is in effect, the earliest to occur of (i) the date required by such AutoBorrow Agreement, (ii) demand is made by the Swing Line Lender and (iii) the Revolving Maturity Date, or (b) if an AutoBorrow Agreement is not in effect, the earlier to occur of (i) three (3) Business Days after demand is made by the Swing Line Lender if no Default exists, and otherwise upon demand by the Swing Line Lender and (ii) the Revolving Maturity Date.

“Swing Line Sublimit Amount” means $25,000,000; provided that, (a) such Swing Line Sublimit Amount may be adjusted as provided in Section 2.3(g) and (b) on and after the Revolving Maturity Date, the Swing Line Sublimit Amount for all purposes shall be zero.

“Tangible Net Assets” means (a) the consolidated net book value of all assets of the Borrower and its consolidated Restricted Subsidiaries minus (b) the consolidated net book value of all intangible assets of the Borrower and its consolidated Restricted Subsidiaries.

“Tax Group” has the meaning set forth in Section 4.13.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event” means (a) a Reportable Event with respect to a Plan, (b) the withdrawal of the Borrower or any member of the Controlled Group from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041(c) of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Transactions” means, collectively, (a) the initial borrowings and other extensions of credit (including any deemed borrowings or extensions of credit) under this Agreement, (b) the amendment and restatement of the Existing Agreement, and (c) the payment of fees, commissions and expenses in connection with each of the foregoing.

“Type” has the meaning set forth in Section 1.4.

“UCC” means the Uniform Commercial Code as in effect in the State of New York from time to time.

“Unfunded Advance” has the meaning set forth in Section 2.12(a).

“Unrestricted Subsidiaries” means any Subsidiary of the Borrower that has been designated as an Unrestricted Subsidiary in compliance with Section 5.8.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.13(g)(ii)(B).

“Voting Securities” means (a) with respect to any corporation, capital stock of the corporation having general voting power under ordinary circumstances to elect directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency), (b) with respect to any partnership, any partnership interest or other ownership interest having general voting power to elect the general partner or other management of the partnership or other Person, and (c) with respect to any limited liability company, membership certificates or interests having general voting power under ordinary circumstances to elect managers of such limited liability company.

“Wells Fargo” means Wells Fargo Bank, National Association.

“Wholly-Owned” means, as used in reference to a Restricted Subsidiary, any Restricted Subsidiary whose Equity Interest is owned 100%, either directly or indirectly, by the Borrower.

“Withholding Agent” means any Credit Party and the Administrative Agent.

Section 1.2. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

Section 1.3. Accounting Terms; Changes in GAAP.

(a) All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP applied on a consistent basis with those applied in the preparation of the financial statements delivered to the Administrative Agent for the fiscal year ended December 31, 2012 as required under Section 5.2 of the Existing Agreement.

(b) Unless otherwise indicated, all financial statements of the Borrower, all calculations for compliance with covenants in this Agreement, all determinations of the Applicable Margin, and all calculations of any amounts to be calculated under the definitions in Section 1.1 shall be based upon the consolidated accounts of the Borrower and its Restricted Subsidiaries in accordance with GAAP and consistent with the principles of consolidation applied in preparing the Borrower’s financial statements referred to in Section 4.4.

(c) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Borrower and the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the foregoing, any lease that was treated as an operating lease under GAAP at the time it was entered into and that later becomes a Capital Lease (or is treated for accounting purposes substantially similar to that of a Capital Lease) as a result of the change in GAAP that occurs upon a conversion to International Financial Reporting Standards during the life of such lease, including any renewals, shall be treated as an operating lease for all purposes under this Agreement.

Section 1.4. Classes and Types of Advances. Advances and Borrowings are distinguished by “Class” and “Type”. The “Class” of an Advance or Borrowing refers to the determination of whether such Advance or Borrowing consists of Revolving Advances or Swing Line Advances. The “Type” of an Advance refers to the determination of whether such Advance is a Base Rate Advance or a Eurodollar Advance.

Section 1.5. Miscellaneous. Article, Section, Schedule, and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements (including this Agreement) are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified and shall include all schedules and exhibits thereto unless otherwise specified. Any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time. Any reference herein to any

Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained herein). The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” means “including, without limitation,”. Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

Section 1.6. Foreign Currency.

(a) Exchange Rates; Currency Equivalents.

(i) On each Computation Date, the Administrative Agent shall determine the Exchange Rate as of such Computation Date and deliver to each Issuing Lender and the Borrower in writing the effective Exchange Rate and the Dollar Equivalent amount of such determination. The Exchange Rate so determined shall become effective as of such Computation Date and shall remain effective through the next succeeding Computation Date. Except for purposes of financial statements delivered by Credit Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Credit Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

(ii) Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in a Foreign Currency, such amount shall be, with respect to such Foreign Currency L/C, the relevant Foreign Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Foreign Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable Issuing Lender, as the case may be.

(b) Agreed Currencies.

(i) The Borrower may from time to time request that Letters of Credit be issued in any Agreed Currency; provided further that, such request in any currency other than Dollars shall be subject to the approval of the applicable Issuing Lender.

(ii) Any such request shall be made to the applicable Issuing Lender, with a copy to the Administrative Agent, not later than 11:00 a.m., twenty (20) Business Days prior to the date of the desired issuance of a Letter of Credit (or such other time or date as may be agreed by the applicable Issuing Lender in its sole discretion). The applicable Issuing Lender shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days (or such other time or date as may be reasonably agreed by the Administrative Agent in its sole discretion) after receipt of such request whether it consents, in its sole discretion, to the issuance of Letters of Credit in such requested currency.

(iii) Any failure by an Issuing Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Issuing Lender to permit Letters of Credit to be issued in such requested currency. If the applicable Issuing Lender consents to the issuance of Letters of Credit in such requested currency, such Issuing Lender shall so notify the Borrower and the Administrative Agent and such currency shall thereupon be deemed for all purposes to be an Agreed Currency hereunder for purposes of any

Letter of Credit issuances by such Issuing Lender. Any specified currency of an Existing Letter of Credit that is neither Dollars nor one of the Agreed Currencies specifically listed in the definition of “Agreed Currency” shall be deemed an Agreed Currency with respect to such Existing Letter of Credit only unless otherwise agreed to by the applicable Issuing Lender.

(iv) If, after the designation of any currency as an Agreed Currency (A) currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, (B) such currency, in the reasonable determination of the Administrative Agent or an applicable Issuing Lender, no longer qualifies as an “Eligible Currency” or (C) in the reasonable determination of the Administrative Agent or any applicable Issuing Lender, a Dollar Equivalent of such currency is not readily calculable, the Administrative Agent (or if applicable, such Issuing Lender) shall promptly notify the other Issuing Lenders, the Borrower, and, in the case of a determination made by an Issuing Lender, the Administrative Agent, and such currency shall no longer be an Agreed Currency with respect to all the Issuing Lenders if such determination is made by the Administrative Agent and with respect to any particular Issuing Lender if such determination is made by such Issuing Lender, in any event, until such time as the Administrative Agent and the Issuing Lenders (or such applicable Issuing Lender), as provided herein, agree to reinstate such currency as an Agreed Currency.

(c) Change of Currency.

(i) Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency.

(ii) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(iii) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

ARTICLE 2

CREDIT FACILITIES

Section 2.1. Revolving Commitment.

(a) Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Revolving Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Business Day immediately preceding the Revolving Maturity Date; provided that after giving effect to such Revolving Advances, the sum of the aggregate outstanding amount of all Revolving Advances plus the Dollar Equivalent of the Letter of Credit Exposure plus the aggregate outstanding amount of all Swing Line Advances, shall not exceed the aggregate Revolving Commitments. Each Revolving Borrowing shall (A) if comprised of Base Rate Advances be in an aggregate amount not less than $500,000 and in integral multiples of $100,000 in excess thereof, (B) if comprised of Eurodollar Advances be in an aggregate amount not less than $1,000,000 and in integral multiples of $500,000 in excess thereof, and (C) consist of Revolving Advances of the same Type made on the same day by the Lenders ratably according to their respective Revolving Commitments. Within the limits of each Lender’s Revolving Commitment, the Borrower may from time to time borrow, prepay pursuant to Section 2.5, and reborrow under this Section 2.1(a).

(b) [Reserved].

(c) Reduction of the Commitments.

(i) Revolving Commitments. The Borrower shall have the right, upon at least three Business Days’ irrevocable notice to the Administrative Agent, to terminate in whole or reduce in part the unused portion of the Revolving Commitments; provided that each partial reduction shall be in a minimum amount of $1,000,000 and in integral multiples of $1,000,000 in excess thereof. Any reduction or termination of the Revolving Commitments pursuant to this Section 2.1(c)(i) shall be applied ratably to each Lender’s Revolving Commitment and shall be permanent, with no obligation of the Lenders to reinstate such Revolving Commitments, and the applicable Commitment Fees shall thereafter be computed on the basis of the Revolving Commitments, as so reduced; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(ii) Defaulting Lender. At any time when a Lender is then a Defaulting Lender, the Borrower, at the Borrower’s election, may elect to terminate such Defaulting Lender’s Revolving Commitment hereunder; provided that (A) such termination must be of the Defaulting Lender’s entire Revolving Commitment, (B) the Borrower shall pay all amounts owed by the Borrower to such Defaulting Lender in such Lender’s capacity as a Lender under this Agreement and under the other Credit Documents (including principal of and interest on the Revolving Advances owed to such Defaulting Lender, accrued Commitment Fees (subject to the proviso Section 2.7(a)), and letter of credit fees but specifically excluding any amounts owing under Section 2.10 as result of such payment of such Revolving Advances) and shall deposit with the Administrative Agent into the Cash Collateral Account cash collateral in the amount equal to such Defaulting Lender’s ratable share of the Dollar Equivalent of the Letter of Credit Exposure (after giving effect to any reallocation pursuant to Section 2.16), and (C) a Defaulting Lender’s Revolving Commitment may be terminated by the Borrower under this Section 2.1(c)(ii) if and only if at such time, (x) the Borrower has elected, or is then electing, to terminate the Revolving Commitments of all then existing Defaulting Lenders and (y) no Default has occurred and is continuing. Upon written notice to the Defaulting Lender and Administrative Agent of the Borrower’s election to terminate a Defaulting Lender’s Revolving Commitment pursuant to this clause (ii) and the payment and deposit of amounts required to be made by the Borrower under clause (B) and (C) above, (1) such Defaulting Lender shall cease to be a “Lender” hereunder for all purposes except that such Lender’s rights and obligations as a Lender under Sections 2.11, 2.13, 8.5 and 9.2 shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a “Lender” hereunder, (2) such Defaulting Lender’s Revolving Commitment shall be deemed terminated, and (3) such Defaulting Lender shall be relieved of its obligations hereunder as a “Lender” except as to its obligations under Section 8.5 and Section 9.2(d) which obligations shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a “Lender” hereunder, provided that, any such termination will not be deemed to be a waiver or release of any claim by the Borrower, the Administrative Agent, the Swing Line Lender, Issuing Lenders or any Lender may have against such Defaulting Lender.

(d) Evidence of Indebtedness. The Advances made by each Lender, and the Swing Line Advances made by the Swing Line Lender, shall be evidenced by one or more accounts or records maintained by such Lender or Swing Line Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by Administrative Agent, the Swing Line Lender and the applicable Lenders shall be conclusive absent manifest error of the amount of the Advances made by such Lenders and Swing Line Lender to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Note which shall evidence such Lender’s Advances to the Borrower in addition to such accounts or records. Upon the request of the Swing Line Lender to the Borrower, the Borrower shall execute and deliver to the Swing Line Lender the Swing Line Lender Note which shall evidence the applicable Swing Line Advances to the Borrower in addition to such accounts or records. Each Lender and the Swing Line Lender may attach schedules to such Notes and endorse thereon the date, Type (if applicable), amount, and maturity of its Advances and payments with respect thereto. In addition to the accounts and records referred to in the immediately preceding sentences, each Lender, each Issuing Lender and Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender (other than the respective Issuing Lenders) in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. In the event of any conflict among the accounts and records maintained by the Administrative Agent, the accounts and records maintained by an Issuing Lender as to Letters of Credit issued by it, and the accounts and records of any other Lender in respect of such matters, the accounts and records of such Issuing Lender shall control in the absence of manifest error.

(e) Existing Advances. The parties hereto acknowledge and agree that, effective as of the Effective Date, in order to accommodate and orderly effect the reallocations, adjustments, acquisitions and decreases under this Section 2.1(e) below, (i) all outstanding Swing Line Advances under, and as defined in, the Existing Agreement on the date hereof and funded by Wells Fargo are (and shall be deemed to be) outstanding as Swing Line Advances made by Wells Fargo under this Agreement and (ii) the outstanding Revolving Advances under, and as defined in, the Existing Agreement on the date hereof are (and shall be deemed to be) outstanding as Revolving Advances made under this Agreement in accordance with the Notice of Borrowing delivered by the Borrower on November 22, 2013 (which, as requested in such Notice of Borrowing, are as Eurodollar Advances until subsequently converted as provided herein). Such Obligations under the Existing Agreement shall be assigned, renewed, extended, modified, and rearranged as Obligations outstanding under and pursuant to the terms of this Agreement. The Existing Lenders have agreed among themselves, in consultation with the Borrower, to (A) reduce, increase, assign and reallocate their respective Revolving Commitments (as defined in the Existing Agreement) as provided herein, (B) allow each Lender party hereto that is not an Existing Lender (each a “New Lender”), if any, to become a Lender hereunder by acquiring an interest in the aggregate Commitments (as defined in the Existing Agreement), (C) adjust such Revolving Commitments (as defined in the Existing Agreement) of the other Lenders (each an “Adjusting Lender”) accordingly, and

(D) to payoff in full such lenders that were party to the Existing Agreement which will not become a Lender hereunder (each an “Exiting Lender”). The Administrative Agent, the Lenders, the Borrower and each Exiting Lender (by receipt of the payment in full of the Advances as defined in, and owing to it under, the Existing Credit Agreement) consent to such reallocation of, each Adjusting Lender’s adjustment of, and each New Lender’s assumption of, an interest in the Revolving Commitments (as defined in the Existing Agreement) and the Adjusting Lenders’ partial assignments of their respective Revolving Commitments (as defined in the Existing Agreement) pursuant to this Section 2.1(e)). On the Effective Date and after giving effect to such reallocations, adjustments, assignments and increases, the Revolving Commitment of each Lender shall be as set forth on Schedule II. With respect to such reallocations, adjustments, acquisitions and increases, each Adjusting Lender and the New Lender shall be deemed to have acquired the Revolving Commitment and Advances allocated to it from each of the other Lenders and Exiting Lenders pursuant to the terms of the Assignment and Acceptance attached as an exhibit to the Existing Agreement as if each such Exiting Lender, Adjusting Lender and New Lender had executed such Assignment and Acceptance with respect to such allocation, adjustment, and increase; provide that, for purposes of Section 2.10, such allocation of Advances shall be deemed a payment and re-borrowing of such Advances. The Lenders shall make all appropriate adjustments and payments between and among themselves to account for the revised pro rata shares resulting from the initial allocation of the Lenders’ Revolving Commitments and Advances under this Agreement.

Section 2.2. Letters of Credit

(a) Commitment for Letters of Credit. The Issuing Lenders, the Lenders, and the Borrower agree that effective as of the Effective Date, the Existing Letters of Credit shall be deemed to have been issued and maintained under, and to be governed by the terms and conditions of, this Agreement. Subject to the terms and conditions set forth in this Agreement, each Issuing Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.2, from time to time on any Business Day during the period from the Effective Date until the Business Day immediately preceding the Revolving Maturity Date, to issue Letters of Credit for the account of any Restricted Entity, and increase or extend the expiration date of Letters of Credit issued by such Issuing Lender; provided that no Letter of Credit will be issued, increased, or extended:

(i) if such issuance, increase, or extension would cause the Dollar Equivalent of the Letter of Credit Exposure to exceed the Letter of Credit Maximum Amount;

(ii) if such issuance, increase, or extension would cause the sum of (A) the aggregate outstanding amount of all Revolving Advances plus (B) the Dollar Equivalent of the Letter of Credit Exposure (after taking into account such issuance, increase, or extension) plus (C) the aggregate outstanding amount of all Swing Line Advances to exceed the aggregate Revolving Commitments in effect at such time;

(iii) unless such Letter of Credit has an expiration date not later than the earlier of (A) two years after the issuance or extension and (B) the Letter of Credit Termination Date; provided that, (1) if the Revolving Commitments are terminated in whole pursuant to Section 2.1(c)(i), the Borrower shall either (A) deposit into the Cash Collateral Account cash in an amount equal to 103% of the Dollar Equivalent of the Letter of Credit Exposure for the Letters of Credit which have an expiry date beyond such termination date or (B) provide a replacement letter of credit (or other security) reasonably acceptable to the Administrative Agent and the applicable Issuing Lender in an amount equal to 103% of the Dollar Equivalent of the Letter of Credit Exposure and (2) any such Letter of Credit with a two-year tenor (or shorter tenor) may expressly provide for an automatic extension of additional periods up to two additional years so long as such Letter of Credit expressly allows the applicable Issuing Lender, at its sole discretion, to elect not to provide such extension; provided that, in any event, such automatic extension may not result in an expiration date that occurs after the Letter of Credit Maturity Date;

(iv) unless such Letter of Credit is (A) a standby letter of credit, or (B) with the consent of the applicable Issuing Lender, a commercial letter of credit;

(v) unless such Letter of Credit is in form and substance acceptable to the applicable Issuing Lender in its sole discretion;

(vi) unless the Borrower has delivered to the applicable Issuing Lender a completed and executed Letter of Credit Application; provided that, if the terms of any Letter of Credit Application conflicts with the terms of this Agreement, the terms of this Agreement shall control;

(vii) unless such Letter of Credit is governed by (A) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, or (B) the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, in either case, including any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce;

(viii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the applicable Issuing Lender from issuing, increasing or extending such Letter of Credit, or any Legal Requirement applicable to the applicable Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the applicable Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance, increase or extension of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Lender in good faith deems material to it;

(ix) if the issuance, increase or extension of such Letter of Credit would violate one or more policies of such Issuing Lender that are generally applicable to letters of credit;

(x) [Reserved];

(xi) if such Letter of Credit supports the obligations of any Person in respect of (A) a lease of real property, or (B) an employment contract if the applicable Issuing Lender reasonably determines that the Borrower’s obligation to reimburse any draws under such Letter of Credit may be limited; or

(xii) if any Lender is at such time a Defaulting Lender hereunder, unless such Defaulting Lender’s share of Letter of Credit Exposure has been fully reallocated or Cash Collateralized pursuant to Section 2.16 or the applicable Issuing Lender has entered into satisfactory arrangements with the Borrower or such Lender to eliminate such Issuing Lender’s risk with respect to such Lender.

(b) Requesting Letters of Credit. Each Letter of Credit (other than the Existing Letters of Credit which are deemed issued hereunder) shall be issued, increased or extended pursuant to a Letter of Credit Application given by the Borrower to the applicable Issuing Lender with a copy to the

Administrative Agent by facsimile, electronic mail or other writing not later than 1:00 p.m. (Houston, Texas, time) on the third Business Day before the proposed date of issuance, increase or extension for the Letter of Credit. Each Letter of Credit Application shall be fully completed and shall specify the information required therein. Each Letter of Credit Application shall be irrevocable and binding on the Borrower.

(c) Reimbursements for Letters of Credit; Funding of Participations.

(i) With respect to any Letter of Credit, in accordance with the related Letter of Credit Application, the Borrower agrees to pay on demand to the Administrative Agent on behalf of the applicable Issuing Lender an amount equal to any amount paid by such Issuing Lender under such Letter of Credit. Upon the applicable Issuing Lender’s demand for payment under the terms of a Letter of Credit Application, the Borrower may, with a written notice to the Administrative Agent and such Issuing Lender, request that the Borrower’s obligations to such Issuing Lender thereunder be satisfied with the proceeds of a Base Rate Advance in the same amount (notwithstanding any minimum size or increment limitations on individual Revolving Advances). If the Borrower does not make such request and does not otherwise make the payments demanded by such Issuing Lender as required under this Agreement or the Letter of Credit Application, then upon such notice by the applicable Issuing Lender to the Administrative Agent, the Borrower shall be deemed for all purposes of this Agreement to have requested such Base Rate Advance in the same amount and the transfer of the proceeds thereof to satisfy the Borrower’s obligations to such Issuing Lender, and the Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Lenders to make such Base Rate Advance, to transfer the proceeds thereof to the applicable Issuing Lender in satisfaction of such obligations, and to record and otherwise treat such payments as a Base Rate Advance to the Borrower. The Administrative Agent and each Lender may record and otherwise treat the making of such Revolving Borrowings as the making of a Revolving Borrowing to the Borrower under this Agreement as if requested by the Borrower. Nothing herein is intended to release any of the Borrower’s obligations under any Letter of Credit Application, but only to provide an additional method of payment therefor. The making of any Borrowing under this Section 2.2(c) shall not constitute a cure or waiver of any Default, other than the payment Default which is satisfied by the application of the amounts deemed advanced hereunder, caused by the Borrower’s failure to comply with the provisions of this Agreement or the Letter of Credit Application.

(ii) Each Lender (including each Lender acting as an Issuing Lender) shall, upon notice from the Administrative Agent that the Borrower has requested or is deemed to have requested a Revolving Advance pursuant to Section 2.4 and regardless of whether (A) the conditions in Section 3.2 have been met, (B) such notice complies with Section 2.4, or (C) a Default exists, make funds available to the Administrative Agent for the account of the applicable Issuing Lender in an amount equal to such Lender’s Revolving Pro Rata Share of the amount of such Revolving Advance not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon each Lender that so makes funds available shall be deemed to have made a Revolving Advance to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable Issuing Lender.

(iii) If any such Lender shall not have so made its Revolving Advance available to the Administrative Agent pursuant to this Section 2.2, such Lender agrees to pay interest thereon for each day from such date until the date such amount is paid at the lesser of (A) the Federal Funds Rate for such day for the first three days and thereafter the interest rate applicable to the Revolving Advance and (B) the Maximum Rate. Whenever, at any time after the Administrative Agent has received from any Lender such Lender’s Revolving Advance, the Administrative Agent receives any payment on account thereof, the Administrative Agent will pay to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s Revolving Advance was outstanding and funded), which payment shall be subject to repayment by such Lender if such payment received by the Administrative Agent is required to be returned. Each Lender’s obligation to make the Revolving Advance pursuant to this Section 2.2 shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other Person may have against any Issuing Lender, the Administrative Agent or any other Person for any reason whatsoever; (2) the occurrence or continuance of a Default or the termination of the Revolving Commitments; (3) any breach of this Agreement by any Credit Party or any other Lender; or (4) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(iv) If at any time, the Revolving Commitments shall have expired or be terminated while any Letter of Credit Exposure is outstanding each Lender, at the sole option of the applicable Issuing Lender, shall fund its participation in such Letters of Credit in an amount equal to such Lender’s Revolving Pro Rata Share of the Dollar Equivalent of the unpaid amount of the Borrower’s payment obligations under drawn Letters of Credit. The Issuing Lenders shall notify the Administrative Agent, and in turn, the Administrative Agent shall notify each such Lender of the amount of such participation, and such Lender will transfer to the Administrative Agent for the account of the applicable Issuing Lender on the next Business Day following such notice, in Same Day Funds, the amount of such participation. At any time after an Issuing Lender has made a payment under any Letter of Credit and has received from any Lender funding of its participation in respect of such payment in accordance with this clause (iv), if the Administrative Agent receives for the account of such Issuing Lender any payment in respect of the related Letter of Credit Exposure or interest thereon (whether directly from the Borrower or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent shall distribute to such Lender its Revolving Pro Rata Share thereof in the same funds as those received by the Administrative Agent.

(v) If any payment received by the Administrative Agent for the account of any Issuing Lender pursuant to this Section 2.2(c) is required to be returned under any of the circumstances described in Section 9.13 (including pursuant to any settlement entered into by such Issuing Lender in its discretion), each Lender shall pay to the Administrative Agent for the account of such Issuing Lender its Revolving Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate in effect from time to time. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(d) Participations. Upon the date of the issuance or increase of a Letter of Credit or the deemed issuance of the Existing Letters of Credit under Section 2.2(a), the applicable Issuing Lender shall be deemed to have sold to each other Lender and each other Lender shall have been deemed to have purchased from such Issuing Lender a participation in the related Letter of Credit Obligations equal to such Lender’s Revolving Pro Rata Share at such date and such sale and purchase shall otherwise be in accordance with the terms of this Agreement. The applicable Issuing Lender shall promptly notify each such participant Lender by facsimile, telephone, or electronic mail (PDF) of each Letter of Credit issued or increased and the actual dollar amount of such Lender’s participation in such Letter of Credit.

(e) Obligations Unconditional. The obligations of the Borrower under this Agreement in respect of each Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, notwithstanding the following circumstances:

(i) any lack of validity or enforceability of any Letter of Credit Documents;

(ii) any amendment or waiver of or any consent to departure from any Letter of Credit Documents;

(iii) the existence of any claim, set-off, defense or other right which any Restricted Entity may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), any Issuing Lender, any Lender or any other person or entity, whether in connection with this Agreement, the transactions contemplated in this Agreement or in any Letter of Credit Documents or any unrelated transaction;

(iv) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect to the extent the applicable Issuing Lender would not be liable therefor pursuant to the following paragraph (g);

(v) payment by the applicable Issuing Lender under such Letter of Credit against presentation of documents which do not comply with the terms of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing;

provided, however, that nothing contained in this paragraph (e) shall be deemed to constitute a waiver of any remedies of the Borrower in connection with the Letters of Credit.

(f) Prepayments of Letters of Credit. In the event that any Letter of Credit shall be outstanding or shall be drawn and not reimbursed on or prior to the Letter of Credit Termination Date, the Borrower shall pay to the Administrative Agent an amount equal to 103% of the Dollar Equivalent of the Letter of Credit Exposure allocable to such Letter of Credit, such amount to be due and payable on the Letter of Credit Termination Date, and to be held in the Cash Collateral Account and applied in accordance with paragraph (h) below.

(g) Liability of Issuing Lenders. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. No Issuing Lender and no Related Party thereof shall be liable or responsible for:

(i) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;

(ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged;

(iii) payment by any Issuing Lender against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or

(iv) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (INCLUDING ANY ISSUING LENDER’S OWN NEGLIGENCE),

except that the Borrower shall have a claim against the applicable Issuing Lender, and such Issuing Lender shall be liable to, and shall promptly pay to, the Borrower, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower which a court of competent jurisdiction in a final, non-appealable finding rules were caused by (A) such Issuing Lender’s willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit or (B) such Issuing Lender’s gross negligence or willful failure to make lawful payment under any Letter of Credit after the presentation to it of a draft and certificate strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, any Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

(h) Cash Collateral Account.

(i) If the Borrower is required to deposit funds in the Cash Collateral Account pursuant to Sections 2.2(f), 2.2(i), 2.3 (a)(vi), 2.16, 7.2(b) or 7.3(b) or any other provision under this Agreement, then the Borrower and the Administrative Agent shall establish the Cash Collateral Account and the Borrower shall execute any documents and agreements, including the Administrative Agent’s standard form assignment of deposit accounts, that the Administrative Agent reasonably requests in connection therewith to establish the Cash Collateral Account and grant the Administrative Agent an Acceptable Security Interest in such account and the funds therein. The Borrower hereby pledges to the Administrative Agent and grants the Administrative Agent a security interest in the Cash Collateral Account, whenever established, all funds held in the Cash Collateral Account from time to time, and all proceeds thereof as security for the payment of the Secured Obligations.

(ii) Funds held in the Cash Collateral Account shall be held as cash collateral for obligations with respect to Letters of Credit or outstanding Swing Line Advances, as applicable, and promptly applied by the Administrative Agent at the request of the applicable Issuing Lender or the Swing Line Lender to any reimbursement or other obligations under Letters of Credit that exist or occur and to any outstanding Swing Line Advances, as applicable. To the extent that any surplus funds are held in the Cash Collateral Account above the Letter of Credit Exposure and the outstanding amount of the Swing Line Advances during the existence of an Event of Default the Administrative Agent may (A) hold such surplus funds in the Cash Collateral Account as cash collateral for the Secured Obligations or (B) apply such surplus funds to any Secured Obligations in any manner directed by the Majority Lenders. If no Default exists, the Administrative Agent shall release any surplus funds held in the Cash Collateral Account above the sum of (x) the Letter of Credit Exposure and (y) all Defaulting Lenders’ Revolving Pro Rata Share of the Swing Line Sublimit Amount other than Swing Line Advances as to which such Defaulting Lender’s participation obligation has been funded by it or reallocated to other Lenders, to the Borrower at the Borrower’s written request.

(iii) Funds held in the Cash Collateral Account may be invested in Liquid Investments maintained with, and under the sole dominion and control of, the Administrative Agent or in another investment if mutually agreed upon by the Borrower and the Administrative Agent, but the Administrative Agent shall have no obligation to make any investment of the funds therein. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative

Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

(i) Defaulting Lender. Subject to Section 2.16(c), if, at any time, a Defaulting Lender exists hereunder, then, at the request of any Issuing Lender subject to Section 2.16(c), the Borrower shall deposit funds with Administrative Agent into the Cash Collateral Account an amount equal to such Defaulting Lender’s Revolving Pro Rata Share of the Letter of Credit Exposure as it relates to such requesting Issuing Lender.

(j) Letters of Credit Issued for Guarantors or any Restricted Subsidiary. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Guarantor or any Restricted Subsidiary, the Borrower shall be obligated to reimburse each Issuing Lender hereunder for any and all drawings under such Letter of Credit issued hereunder by such Issuing Lender. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any Guarantor, the Borrower or any Restricted Subsidiary inures to the benefit of the Borrower, and that the Borrower’s business (indirectly or directly) derives substantial benefits from the businesses of such other Persons.

Section 2.3. Swing Line Advances.

(a) Facility. On the terms and conditions set forth in this Agreement, and if an AutoBorrow Agreement is in effect, subject to the terms and conditions of such AutoBorrow Agreement, the Swing Line Lender shall, from time-to-time on any Business Day during the period from the date of this Agreement until the Business Day immediately preceding the Revolving Maturity Date, make Swing Line Advances to the Borrower which shall be due and payable on the Swing Line Payment Date, bearing interest at the Adjusted Base Rate plus the Applicable Margin for Base Rate Advances or such other per annum rate as agreed to between the Borrower and the Swing Line Lender; provided that (i) after giving effect to such Swing Line Advance, the aggregate outstanding principal amount of all Swing Line Advances advanced by the Swing Line Lender shall not exceed the Swing Line Sublimit Amount; (ii) after giving effect to such Swing Line Advance, the sum of the aggregate outstanding amount of all Revolving Advances plus the Dollar Equivalent of the Letter of Credit Exposure plus the aggregate outstanding amount of all Swing Line Advances, shall not exceed the aggregate Revolving Commitments; (iii) no Swing Line Advance shall be made by the Swing Line Lender if the conditions set forth in Section 3.2 have not been met as of the date of such Swing Line Advance, it being agreed by the Borrower that the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Swing Line Advance shall constitute a representation and warranty by the Borrower that on the date of such Swing Line Advance such conditions have been met; (iv) each Swing Line Advance shall be in an aggregate amount not less than $100,000 and in integral multiples of $50,000 in excess thereof, except as otherwise set forth in any AutoBorrow Agreement; (v) if an AutoBorrow Agreement is in effect, such additional terms and conditions of such AutoBorrow Agreement shall have been satisfied, and in the event that any of the terms of this Section 2.3(a) conflict with such AutoBorrow Agreement, the terms of the AutoBorrow Agreement shall govern and control; and (vi) if any Lender is at such time a Defaulting Lender hereunder, the Swing Line Lender shall not be obligated to make any Swing Line Advances unless the Borrower shall have deposited with the Administrative Agent into the Cash Collateral Account cash collateral in an amount equal to such Defaulting Lender’s Revolving Pro Rata Share of the aggregate Swing Line Sublimit Amount; provided that, in the event that the Administrative Agent, the Borrower, and the Swing Line Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then if no Default exists, any cash collateral posted by the Borrower pursuant to this clause (vi) with respect to such Lender shall be returned to the Borrower. No Lender shall have any rights or obligations under any AutoBorrow Agreement, but each Lender shall have the obligation to purchase and fund risk participations in the Swing Line Advances and to refinance Swing Line Advances as provided below and as provided in Section 2.16(d).

(b) Prepayment. Within the limits expressed in this Agreement, amounts advanced pursuant to Section 2.3(a) may from time to time be borrowed, prepaid without penalty, and reborrowed. If the aggregate outstanding principal amount of the Swing Line Advances advanced by the Swing Line Lender ever exceeds the Swing Line Sublimit Amount, the Borrower shall, upon receipt of written notice of such condition from the Swing Line Lender and to the extent of such excess, prepay to the Swing Line Lender outstanding principal of the Swing Line Advances such that such excess is eliminated. If an AutoBorrow Agreement is in effect, each prepayment of a Swing Line Borrowing shall be made as provided in such AutoBorrow Agreement.

(c) Reimbursements for Swing Line Obligations.

(i) With respect to the Swing Line Advances and the interest, premium, fees, and other amounts owed by the Borrower to the Swing Line Lender in connection with the Swing Line Advances, the Borrower agrees to pay to the Swing Line Lender such amounts when due and payable to the Swing Line Lender under the terms of this Agreement and, if an AutoBorrow Agreement is in effect, in accordance with the terms of such AutoBorrow Agreement. If the Borrower does not pay to the Swing Line Lender any such amounts when due and payable to the Swing Line Lender, the Swing Line Lender may upon notice to the Administrative Agent request the satisfaction of such obligation by the making of a Revolving Borrowing in the amount of any such amounts not paid when due and payable. Upon such request, the Borrower shall be deemed to have requested the making of a Revolving Borrowing of Base Rate Advances in the amount of such obligation and the transfer of the proceeds thereof to the Swing Line Lender. The Administrative Agent shall promptly forward notice of such Revolving Borrowing to the Borrower and the Lenders, and each Lender shall, regardless of whether (A) the conditions in Section 3.2 have been met, (B) such notice complies with Section 2.4, or (C) a Default exists, make available such Lender’s Revolving Pro Rata Share of such Revolving Borrowing to the Administrative Agent, and the Administrative Agent shall promptly deliver the proceeds thereof to the Swing Line Lender for application to such amounts owed to the Swing Line Lender. The Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Swing Line Lender to make such requests for Revolving Borrowings on behalf of the Borrower in accordance with this Section, and the Lenders to make Revolving Advances to the Administrative Agent for the benefit of the Swing Line Lender in satisfaction of such obligations. The Administrative Agent and each Lender may record and otherwise treat the making of such Revolving Borrowings as the making of a Revolving Borrowing to the Borrower under this Agreement as if requested by the Borrower. Nothing herein is intended to release the Borrower’s obligations with respect to Swing Line Advances, but only to provide an additional method of payment therefor. The making of any Borrowing under this Section 2.3(c) shall not constitute a cure or waiver of any Default, other than the payment Default which is satisfied by the application of the amounts deemed advanced hereunder, caused by the Borrower’s failure to comply with the provisions of this Agreement or any AutoBorrow Agreement.

(ii) If at any time, the Revolving Commitments shall have expired or be terminated while any Swing Line Advance is outstanding, each Lender, at the sole option of the Swing Line Lender, shall either (A) notwithstanding the expiration or termination of the Revolving Commitments, make a Revolving Advance as a Base Rate Advance, or (B) be deemed, without further action by any Person, to have purchased from the Swing Line Lender a participation in such Swing Line Advance, in either case in an amount equal to the product of such Lender’s Revolving Pro Rata Share times the outstanding aggregate principal balance of the Swing Line

Advances made by the Swing Line Lender. The Swing Line Lender shall notify the Administrative Agent, and in turn, the Administrative Agent shall notify each such Lender of the amount of such Revolving Advance or participation, and such Lender will transfer to the Administrative Agent for the account of the Swing Line Lender on the next Business Day following such notice, in Same Day Funds, the amount of such Revolving Advance or participation.

(iii) If any such Lender shall not have so made its Revolving Advance or its percentage participation available to the Administrative Agent pursuant to this Section 2.3, such Lender agrees to pay interest thereon for each day from such date until the date such amount is paid at the lesser of (A) the Federal Funds Rate for such day for the first three days and thereafter the interest rate applicable to the Revolving Advance and (B) the Maximum Rate. Whenever, at any time after the Administrative Agent has received from any Lender such Lender’s Revolving Advance or participating interest in a Swing Line Advance, the Administrative Agent receives any payment on account thereof, the Administrative Agent will pay to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s Revolving Advance or participating interest was outstanding and funded), which payment shall be subject to repayment by such Lender if such payment received by the Administrative Agent is required to be returned. Each Lender’s obligation to make the Revolving Advance or purchase such participating interests pursuant to this Section 2.3 shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other Person may have against the Swing Line Lender, the Administrative Agent or any other Person for any reason whatsoever; (2) the occurrence or continuance of a Default or the termination of the Revolving Commitments; (3) any breach of this Agreement by the Borrower or any other Lender; or (4) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Each Swing Line Advance, once so participated by any Lender, shall cease to be a Swing Line Advance with respect to that amount for purposes of this Agreement, but shall continue to be a Revolving Advance.

(d) Method of Borrowing. If an AutoBorrow Agreement is in effect, each Swing Line Borrowing shall be made as provided in such AutoBorrow Agreement. Otherwise, and except as provided in the clause (c) above, each request for a Swing Line Advance shall be made pursuant to telephone notice to the Swing Line Lender given no later than 1:00 p.m. (Houston, Texas time)(or such later time as accepted by the Swing Line Lender) on the date of the proposed Swing Line Advance, promptly confirmed by a completed and executed Notice of Borrowing telecopied or facsimiled to the Administrative Agent and the Swing Line Lender. The Swing Line Lender will promptly make the Swing Line Advance available to the Borrower at the Borrower’s account with the Administrative Agent or as otherwise directed by the Borrower with written notice to the Administrative Agent.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Advances made by the Swing Line Lender (provided that any failure of the Swing Line Lender to provide such invoice shall not release the Borrower from its respective obligation to pay such interest). Until each Lender funds its Revolving Advance or risk participation pursuant to clause (c) above, interest in respect of Lender’s Revolving Pro Rata Share of the Swing Line Advances shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Advances directly to the Swing Line Lender.

(g) Adjustments to Swing Line Sublimit Amount. If any Lender becomes a Defaulting Lender hereunder, at the Borrower’s option and with at least one Business Day’s prior written notice to the Administrative Agent and the Swing Line Lender, the Borrower may decrease the Swing Line Sublimit Amount to such lesser amount notified to the Administrative Agent and the Swing Line Lender. If such election is made, then in the event that the Administrative Agent, the Borrower, and the Swing Line Lender agree that all existing Defaulting Lenders have adequately remedied all matters that caused such Lenders to be Defaulting Lenders, the Swing Line Sublimit Amount shall automatically, without further notice or action to be taken by any party hereto, be increased back up to the Swing Line Sublimit Amount that was in effect prior to the Borrower’s election made pursuant to this clause (g).

Section 2.4. Advances.

(a) Notice. Each Borrowing (other than Swing Line Borrowings), shall be made pursuant to the applicable Notice of Borrowing given not later than (i) 1:00 p.m. (Houston, Texas time) on the third Business Day before the date of the proposed Borrowing, in the case of a Eurodollar Advance or (ii) 1:00 p.m. (Houston, Texas time) on the Business Day before the date of the proposed Borrowing, in the case of a Base Rate Advance, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice of such proposed Borrowing, by facsimile or electronic mail; provided that, the Borrowings to be made on the Effective Date, including any such Borrowings, if any, necessary to continue the advances outstanding under the Existing Agreement, shall be made pursuant to the applicable Notice of Borrowing given not later than (x) 1:00 p.m. (Houston, Texas time) on the second Business Day before the Effective Date, in the case of a Eurodollar Advance or (ii) 1:00 p.m. (Houston, Texas time) on the Business Day before the Effective Date, in the case of a Base Rate Advance. Each Notice of Borrowing shall be by facsimile or by electronic mail (with a PDF file of the executed Notice of Borrowing attached), (A) specifying the requested date of such Borrowing, (B) specifying the requested Type and Class of Advances comprising such Borrowing, (C) specifying the aggregate amount of such Borrowing, and (D) if such Borrowing is to be comprised of Eurodollar Advances, specifying the requested Interest Period for each such Advance; provided that, any and all Borrowings to be made on an Increase Date shall consist only of Base Rate Advances which may, subject to the terms of this Agreement, be thereafter Converted into Eurodollar Advances. In the case of a proposed Borrowing comprised of Eurodollar Advances, the Administrative Agent shall promptly notify each Lender of the applicable interest rate under Section 2.8(b). Each Lender shall, before 12:00 noon (Houston, Texas time) on the date of such Borrowing, make available for the account of its applicable Lending Office to the Administrative Agent at its address referred to in Section 9.9, or such other location as the Administrative Agent may specify by notice to the Lenders, in same day funds, such Lender’s Revolving Pro Rata Share of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article 3, the Administrative Agent will make such funds available to the Borrower at its account with the Administrative Agent or as otherwise directed by the Borrower with written notice to the Administrative Agent.

(b) Conversions and Continuations. In order to elect to Convert or continue an Advance under this paragraph, the Borrower shall deliver an irrevocable Notice of Continuation or Conversion to the Administrative Agent at the Administrative Agent’s office no later than 1:00 p.m. (Houston, Texas time) (i) on the Business Day before the date of the proposed conversion date in the case of a Conversion to a Base Rate Advance and (ii) at least three (3) Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to, or a continuation of, a Eurodollar Advance; provided that, if Conversions to Eurodollar Advances, if any, are to be made on the Effective Date, such Conversions shall be made pursuant to the applicable Notice of Continuation or Conversion given not later than 1:00 p.m. (Houston, Texas time) on the second Business Day before the Effective Date. Each such Notice of Continuation or Conversion shall be in writing or by facsimile or electronic mail (with a PDF file of the executed Notice of Continuation or Conversion attached), specifying (i) the requested

Conversion or continuation date (which shall be a Business Day), (ii) the amount, Type, and Class of the Advance to be Converted or continued, (iii) whether a Conversion or continuation is requested and, if a Conversion, into what Type of Advance, and (iv) in the case of a Conversion to, or a continuation of, a Eurodollar Advance, the requested Interest Period. Promptly after receipt of a Notice of Continuation or Conversion under this paragraph, the Administrative Agent shall provide each Lender with a copy thereof and, in the case of a Conversion to or a continuation of a Eurodollar Advance, notify each Lender of the applicable interest rate under Section 2.8(b). The portion of Advances comprising part of the same Borrowing that are Converted to Advances of another Type shall constitute a new Borrowing.

(c) Certain Limitations. Notwithstanding anything in paragraphs (a) and (b) above:

(i) at no time shall there be more than ten Interest Periods applicable to outstanding Eurodollar Advances;

(ii) the Borrower may not select Eurodollar Advances for any Borrowing at any time when an Event of Default has occurred and is continuing;

(iii) if any Lender shall, at least one Business Day before the date of any requested Borrowing, notify the Administrative Agent (which notice the Administrative Agent shall promptly deliver to the Borrower) that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other governmental authority asserts that it is unlawful, for such Lender or its applicable Lending Office to perform its obligations under this Agreement to make Eurodollar Advances or to fund or maintain Eurodollar Advances, (A) the obligation of such Lender to make such Eurodollar Advance as part of the requested Borrowing or for any subsequent Borrowing shall be suspended until such Lender shall notify the Borrower that the circumstances causing such suspension no longer exist and such Lender’s portion of such requested Borrowing or any subsequent Borrowing of Eurodollar Advances shall be made in the form of a Base Rate Advance, and (B) such Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Lending Office if the making of such designation (i) would eliminate the restriction on such Lender described above, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender;

(iv) if the Administrative Agent is unable to determine the Eurodollar Rate for Eurodollar Advances comprising any requested Borrowing, the right of the Borrower to select Eurodollar Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance;

(v) if the Majority Lenders shall, at least one Business Day before the date of any requested Borrowing, notify the Administrative Agent that the Eurodollar Rate for Eurodollar Advances comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Eurodollar Advances, as the case may be, for such Borrowing, the right of the Borrower to select Eurodollar Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance; and

(vi) if the Borrower shall fail to select the duration or continuation of any Interest Period for any Eurodollar Advances in accordance with the provisions contained in the definition of Interest Period in Section 1.1 and paragraph (b) above, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Advances will be made available to the Borrower on the date of such Borrowing as Base Rate Advances or, if an existing Eurodollar Advance, Convert into a Base Rate Advance.

(d) Notices Irrevocable. Each Notice of Borrowing and Notice of Continuation or Conversion delivered by the Borrower hereunder, including its deemed request for borrowing made under Section 2.2(c) or Section 2.3(c), shall be irrevocable and binding on the Borrower.

(e) Administrative Agent Reliance. Unless the Administrative Agent shall have received notice from a Lender before the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s applicable pro rata share of such Borrowing, the Administrative Agent may assume that such Lender has made its applicable pro rata share of such Borrowing available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.4(a), and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made its applicable pro rata share of such Borrowing available to the Administrative Agent, such Lender and the Borrower severally agree to immediately repay to the Administrative Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the Adjusted Base Rate plus the Applicable Margin; and (ii) in the case of such Lender, the lesser of (A) the Federal Funds Rate for such day and (B) the Maximum Rate. If such Lender shall repay to the Administrative Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing.

Section 2.5. Prepayments.

(a) Right to Prepay; Ratable Prepayment. The Borrower shall have no right to prepay any principal amount of any Advance except as provided in this Section 2.5, Section 2.1(c)(ii), Section 2.3(b) and Section 2.14, and all notices given pursuant to this Section 2.5 shall be irrevocable and binding upon the Borrower; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.1(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.1(c). Each payment of any Advance pursuant to this Section 2.5 shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part other than Advances owing to a Defaulting Lender as provided in Section 2.16 or Section 2.1(c)(ii).

(b) Optional. The Borrower may elect to prepay any of the Advances without penalty or premium except as set forth in Section 2.10 and after giving by 1:00 p.m. (Houston, Texas time) (i) in the case of Eurodollar Advances, at least three Business Days’ or (ii) in case of Base Rate Advances, one Business Day’s prior written notice to the Administrative Agent stating the proposed date and aggregate principal amount of such prepayment. If any such notice is given, the Borrower shall prepay Advances comprising part of the same Borrowing in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with, in the case of Eurodollar Advances, accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.10 as a result of such prepayment being made on such date; provided that (A) each optional prepayment of Eurodollar Advances shall be in a minimum amount not less than $1,000,000 and in multiple integrals of $500,000 in excess thereof, (B) each optional prepayment of Base Rate Advances shall be in a minimum amount not less than $500,000 and in multiple integrals of $100,000 in excess thereof and (C) each optional prepayment of Swing Line Advances shall be in a minimum amount not less than $250,000 and in multiple integrals of $50,000 in excess thereof, except as otherwise set forth in any AutoBorrow Agreement. If an AutoBorrow Agreement is in effect, each prepayment of Swing Line Advances shall be made as provided in such AutoBorrow Agreement.

(c) Mandatory.

(i) If, on any Business Day, the sum of (A) the outstanding Revolving Advances plus (B) the outstanding Swing Line Advances plus (C) the Dollar Equivalent of the Letter of Credit Exposure exceeds the aggregate Revolving Commitments, then the Borrower shall, on such Business Day, to the extent of such excess, first prepay to the Swing Line Lender the outstanding principal amount of the Swing Line Advances on a pro rata basis, second prepay to the Lenders on a pro rata basis the outstanding principal amount of the Revolving Advances; and third make deposits into the Cash Collateral Account to provide cash collateral in the remaining amount of such excess (if any) for the Letter of Credit Exposure.

(ii) If an increase in the aggregate Revolving Commitments is effected as permitted under Section 2.15, the Borrower shall prepay any Revolving Advances outstanding on the date such increase is effected to the extent necessary to keep the outstanding Revolving Advances ratable to reflect the revised Revolving Pro Rata Shares of the Lenders arising from such increase. Any prepayment made by Borrower in accordance with this clause (ii) may be made with the proceeds of Revolving Advances made by all the Lenders in connection such increase occurring simultaneously with the prepayment.

(d) Interest; Costs. Each prepayment of Eurodollar Advances pursuant to this Section 2.5 shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.10 as a result of such prepayment being made on such date.

Section 2.6. Repayment.

(a) Revolving Advances. The Borrower shall pay to the Administrative Agent for the ratable benefit of each Lender the aggregate outstanding principal amount of the Revolving Advances on the Revolving Maturity Date.

(b) Swing Line Advances. Each Swing Line Advance shall be paid in full on the Swing Line Payment Date.

Section 2.7. Fees.

(a) Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (the “Commitment Fee”) on the average daily amount by which (i) such Lender’s Revolving Commitment exceeds (ii) the sum of such Lender’s outstanding Revolving Advances plus such Lender’s Revolving Pro Rata Share of the Dollar Equivalent of the Letter of Credit Exposure, at the per annum rate equal to the Applicable Margin for Commitment Fees for such period; provided that, no such Commitment Fee shall accrue on the Revolving Commitment of a Defaulting Lender during the period such Lender remains a Defaulting Lender. Such Commitment Fee is due quarterly in arrears on March 31, June 30, September 30, and December 31 of each year commencing on December 31, 2013, and on the Revolving Maturity Date. For purposes of this Section 2.7(a) only, Swing Line Advances shall not reduce the amount of the unused Revolving Commitment.

(b) Fees for Letters of Credit. The Borrower agrees to pay the following:

(i) Subject to Section 2.16, to the Administrative Agent for the pro rata benefit of the Lenders a per annum letter of credit fee for each Letter of Credit issued hereunder, for the period such Letter of Credit is outstanding, in an amount equal to the greater of (A) the Applicable Margin for Eurodollar Advances per annum on the Dollar Equivalent of the available amount of such Letter of Credit, and (B) $600.00 per Letter of Credit. Such fee shall be due and payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, and on the Revolving Maturity Date.

(ii) To each Issuing Lender, a fronting fee for each Letter of Credit issued, increased or extended by such Issuing Lender, equal to the greater of (A) 0.125% per annum on the available amount of such Letter of Credit and (B) $600.00. Such fee shall be due and payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, and on the Letter of Credit Termination Date.

(iii) To each Issuing Lender, an additional fronting fee for each commercial Letter of Credit equal to an amount agreed to between the Borrower and such Issuing Lender. Such fee shall be due and payable in advance on the date of the issuance of the Letter of Credit in writing, and, in the case of an increase or extension only, on the date of such increase or such extension.

(iv) To each Issuing Lender such other usual and customary fees associated with any transfers, amendments, drawings, negotiations, issuances or reissuances of any Letters of Credit issued by such Issuing Lender. Such fees shall be due and payable as requested by the applicable Issuing Lender in accordance with such Issuing Lender’s then current fee policy.

The Borrower shall have no right to any refund of letter of credit fees previously paid by the Borrower, including any refund claimed because any Letter of Credit is canceled prior to its expiration date.

(c) Additional Fees. The Borrower agrees to pay the fees to the Administrative Agent and Wells Fargo Securities, LLC as set forth in the Fee Letter.

Section 2.8. Interest.

(a) Base Rate Advances. Each Base Rate Advance shall bear interest at the Adjusted Base Rate in effect from time to time plus the Applicable Margin for Base Rate Advances for such period. The Borrower shall pay to Administrative Agent for the ratable account of each Lender all accrued but unpaid interest on such Lender’s Base Rate Advances on each March 31, June 30, September 30, and December 31 commencing on December 31, 2013, and on the Revolving Maturity Date. The Swing Line Advances shall bear interest only at the Adjusted Base Rate plus the Applicable Margin for Base Rate Advances or such other per annum rate to be agreed to between the Borrower and the Swing Line Lender.

(b) Eurodollar Advances. Each Eurodollar Advance shall bear interest during its Interest Period equal to at all times the Eurodollar Rate for such Interest Period plus the Applicable Margin for Eurodollar Advances for such period. The Borrower shall pay to the Administrative Agent for the ratable account of each Lender all accrued but unpaid interest on each of such Lender’s Eurodollar Advances on the last day of the Interest Period therefor (provided that for Eurodollar Advances with six month Interest Periods, or, if agreed to by all Lenders, nine or twelve month Interest Periods, accrued but unpaid interest shall also be due every three months from the first day of such Interest Period), on the date any Eurodollar Advance is repaid, and on the Revolving Maturity Date.

(c) Retroactive Adjustments of Applicable Margin. In the event that any financial statement or Compliance Certificate delivered pursuant to Section 5.2 is shown to be inaccurate (regardless of whether this Agreement or the Revolving Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Borrower shall promptly deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Margin shall be determined as if the higher Applicable Margin that would have applied were applicable for such Applicable Period (and in any event at Level VI if the inaccuracy was the result of intentional dishonesty, fraud or willful misconduct), and (iii) the Borrower shall promptly, without further action by the Administrative Agent, any Lender or any Issuing Lender, pay to the Administrative Agent for the account of the applicable Lenders, the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period. This Section 2.8(c) shall not limit the rights of the Administrative Agent and Lenders with respect to the default rate of interest as set forth in Section 2.8(d) below or Article 7. The Borrower’s obligations under this Section 2.8(c) shall survive the termination of the Revolving Commitments and the repayment of all other Secured Obligations hereunder.

(d) Default Rate. Notwithstanding the foregoing, (a) upon the occurrence and during the continuance of an Event of Default under Section 7.1(a), all overdue amounts shall bear interest, after as well as before judgment, at the Default Rate and (b) upon the occurrence and during the continuance of any Event of Default (including under Section 7.1(a)), upon the request of the Majority Lenders, all Obligations shall bear interest, after as well as before judgment, at the Default Rate. Interest accrued pursuant to this Section 2.8(d) and all interest accrued but unpaid on or after the Revolving Maturity Date shall be due and payable on demand.

Section 2.9. Illegality. If any Lender shall notify the Borrower that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other governmental authority asserts that it is unlawful, for such Lender or its applicable Lending Office to perform its obligations under this Agreement to make, maintain, or fund any Eurodollar Advances of such Lender then outstanding hereunder, (a) the Borrower shall, no later than 12:00 noon (Houston, Texas, time) (i) if not prohibited by law, on the last day of the Interest Period for each outstanding Eurodollar Advance or (ii) if required by such notice, on the second Business Day following its receipt of such notice, prepay all of the Eurodollar Advances of such Lender then outstanding, together with accrued interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.10 as a result of such prepayment being made on such date, (b) such Lender shall simultaneously make a Base Rate Advance to the Borrower on such date in an amount equal to the aggregate principal amount of the Eurodollar Advances prepaid to such Lender, and (c) the right of the Borrower to select Eurodollar Advances from such Lender for any subsequent Borrowing shall be suspended until such Lender shall notify the Borrower that the circumstances causing such suspension no longer exist. Each Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

Section 2.10. Breakage and Other Costs. Within 5 Business Days of demand made by any Lender to the Borrower (with a copy to the Administrative Agent) from time to time, the Borrower shall compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment (including any deemed payment or repayment and any reallocated repayment to Non-Defaulting Lenders provided for in Section 2.12(a) or Section 2.16) of any Eurodollar Advance on a day other than the last day of the Interest Period for such Advance (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make an Advance) to prepay, borrow, continue or convert any Eurodollar Advance on the date or in the amount notified by the Borrower;

(c) any payment by the Borrower of reimbursement drawings under any Foreign Currency L/C in a currency other than such Foreign Currency; or

(d) any assignment of an Eurodollar Advance on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 2.14;

including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Advance, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.10, the requesting Lender shall be deemed to have funded the Eurodollar Advances made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Advance by a matching deposit or other borrowing in the offshore interbank market for Dollars for a comparable amount and for a comparable period, whether or not such Eurodollar Advance was in fact so funded. Notice of any Lender (including delivered by the Administrative Agent on behalf of any Lender providing such notice to the Administrative Agent) setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.10 shall be delivered to Borrower and shall be conclusive and binding absent manifest error.

Section 2.11. Increased Costs.

(a) Eurodollar Advances. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, financial institutions generally, including any Lender (or its applicable Lending Office) (except any reserve requirement reflected in the Eurodollar Rate) or any Issuing Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, Letters of Credit, Commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on financial institutions generally, including any Lender or any Issuing Lender (or its applicable Lending Office) or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Advances made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender (or its applicable Lending Office) of making or maintaining any Eurodollar Advance (or of maintaining its obligation to make any such Advance), or to increase the cost to such Lender or such Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender (or its applicable Lending Office) or such Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such Issuing Lender, the Borrower shall pay to such Lender or such Issuing Lender, as the case may be, within three Business Days after written demand therefor, such additional amount or amounts as will compensate such Lender or such Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Adequacy. If any Lender or Issuing Lender determines that any Change in Law affecting such Lender or Issuing Lender or any lending office of such Lender or such Lender’s or such Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of financial institutions generally, including such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Commitments of such Lender or the Advances made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower shall pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or an Issuing Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or such Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay to the Administrative Agent for the account of such Lender or such Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or Issuing Lender pursuant to this Section 2.11 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Lender, as the case may be, notifies the Borrower and the Administrative Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Designation of a Different Lending Office. If any Lender requests compensation under this Section 2.11 then, at the request of the Borrower, such Lender shall use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such

Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 2.11 in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 2.12. Payments and Computations.

(a) Payments. Except as otherwise expressly provided herein, all payments of principal, interest, and other amounts to be made by the Borrower under this Agreement and other Credit Documents shall be made to the Administrative Agent in Dollars and in Same Day Funds, without setoff, deduction, or counterclaim; provided that, the Borrower may setoff amounts owing to any Lender that is at such time a Defaulting Lender against Advances that such Defaulting Lender failed to the fund to the Borrower under this Agreement (the “Unfunded Advances”) so long as (i) the Borrower shall have delivered prior written notice of such setoff to the Administrative Agent and such Defaulting Lender, (ii) the Advances made by the Lenders (other than such Defaulting Lender) as part of the original Borrowing to which the Unfunded Advances applied shall still be outstanding, (iii) if such Defaulting Lender failed to fund Advances under more than one Borrowing, such setoff shall be applied in a manner satisfactory to the Administrative Agent, and (iv) upon the application of such setoff, the Unfunded Advances shall be deemed to have been made by such Defaulting Lender on the effective date of such setoff.

(b) Payment Procedures. The Borrower shall make each payment under this Agreement not later than 12:00 noon (Houston, Texas time) on the day when due in Dollars to the Administrative Agent at the location referred to in Schedule II (or such other location as the Administrative Agent shall designate in writing to the Borrower). Subject to Section 7.6, the Administrative Agent will promptly thereafter, and in any event prior to the close of business on the day any timely payment is made, cause to be distributed like funds relating to the payment of principal, interest or fees ratably to the applicable Class of Advances in accordance with each Lender’s Revolving Pro Rata Share for the account of their respective applicable Lending Offices (other than amounts payable solely to the Administrative Agent, a specific Issuing Lender or a specific Lender pursuant to Sections 2.2, 2.3, 2.9, 2.10, 2.11, 2.13, 2.14, 9.1, and 9.2 but after taking into account payments effected pursuant to Section 7.4), and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its applicable Lending Office (or to the Administrative Agent, a specific Issuing Lender or a specific Lender), in each case to be applied in accordance with the terms of this Agreement. Upon receipt of other amounts due solely to the Administrative Agent, a specific Issuing Lender, a specific Swing Line Lender, or a specific Lender, the Administrative Agent shall distribute such amounts to the appropriate party to be applied in accordance with the terms of this Agreement.

(c) Non-Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided that if such extension would cause payment of interest on or principal of Eurodollar Advances to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.

(d) Computations. All computations of interest for Base Rate Advances (other than Base Rate Advances based on the Federal Funds Rate or the Daily One-Month LIBOR) shall be made by the Administrative Agent on the basis of a year of 365/366 days and all computations of all other interest and fees shall be made by the Administrative agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an amount of interest or fees shall be conclusive and binding for all purposes, absent manifest error.

(e) Sharing of Payments, Etc. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Advances or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Revolving Advances and accrued interest thereon or other such obligations greater than its Revolving Pro Rata Share thereof as provided herein (other than as a result of a termination of a Defaulting Lender’s Revolving Commitment under Section 2.1(c)(ii), the setoff right of the Borrower under clause (a) above, or the non-pro rata application of payments provided in the penultimate sentence of this clause (e)), then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Revolving Advances and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Advances and other amounts owing them, provided that: (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Advances or participations in Letter of Credit Obligations or Swing Line Advances to any assignee or participant, other than to the Borrower, any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). If a Lender fails to fund a Revolving Advance with respect to a Revolving Borrowing as and when required hereunder and the Borrower subsequently makes a repayment of any Revolving Advances, then, after taking into account any setoffs made pursuant to Section 2.12(a) above, such payment shall be applied among the non-Defaulting Lenders ratably in accordance with their respective Revolving Commitment percentages until each Lender (including any Lender that is at such time a Defaulting Lender) has its percentage of all of the outstanding Revolving Advances and the balance of such repayment shall be applied among the Lenders in accordance with their Revolving Pro Rata Share. Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

Section 2.13. Taxes.

(a) Defined Terms. For purposes of this Section 2.13, the term “Lender” includes any Issuing Bank and the term “applicable Legal Requirement” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without reduction or withholding for any Taxes, except as required by applicable Legal Requirement. If any applicable Legal Requirement (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Legal Requirement and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings of Indemnified Taxes applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Legal Requirement, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.7(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.13, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Legal Requirement or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.13(g)(ii)(A), (ii)(B) and (ii)(D), below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

A. any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

B. any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable: (i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty; (ii) executed originals of IRS Form W-8ECI; (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or (iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

C. any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by an applicable Legal Requirement as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Legal Requirement to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

D. if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Legal Requirement and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Legal Requirement (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion, exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.13 (including by the payment of additional amounts pursuant to this Section 2.13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 2.13 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

(j) Designation of a Different Lending Office. If any Lender requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to this Section 2.13, then, at the request of the Borrower, such Lender shall use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 2.13 in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 2.14. Replacement of Lenders. If (a) the Borrower is required pursuant to Section 2.11 or 2.13 to make any additional payment to any Lender, (b) any Lender’s obligation to make or continue, or to convert Base Rate Advances into, Eurodollar Advances shall be suspended pursuant to 2.4(c)(iii) or 2.9, (c) any Lender is a Non-Consenting Lender, or (d) any Lender is a Defaulting Lender (any such Lender described in any of the preceding clauses (a) – (d), being a “Subject Lender”), then (i) in the case of a Defaulting Lender, the Administrative Agent may, upon notice to the Subject Lender and the Borrower, require such Defaulting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.7), all of its interests, rights and obligations under this Agreement and the related Credit Documents as a Lender to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) and (ii) in the case of any Subject Lender, the Borrower may, upon notice to the Subject Lender and the Administrative Agent and at the Borrower’s sole cost and expense, require such Subject Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.7), all of its interests, rights and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that, in any event

(A) as to assignments required by the Borrower, the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.7, unless such fee has been waived by the Administrative Agent;

(B) such Subject Lender shall have received payment of an amount equal to the outstanding principal of its applicable Advances and participations in outstanding Letter of Credit Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.10) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(C) in the case of any such assignment resulting from a claim for compensation under Section 2.13, such assignment will result in a reduction in such compensation or payments thereafter;

(D) such assignment does not conflict with applicable Legal Requirements; and

(E) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have agreed to the applicable departure, waiver or amendment of the Credit Documents.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Solely for purposes of effecting any assignment involving a Defaulting Lender under this Section 2.14 and to the extent permitted under applicable Legal Requirements, each Lender hereby designates and appoints the Administrative Agent as true and lawful agent and attorney-in-fact, with full power and authority, for and on behalf of and in the name of such Lender to execute, acknowledge and deliver the Assignment and Acceptance required hereunder if such Lender is a Defaulting Lender and such Lender shall be bound thereby as fully and effectively as if such Lender had personally executed, acknowledged and delivered the same. In lieu of the Borrower or the Administrative Agent replacing a Defaulting Lender as provided in this Section 2.14, the Borrower may terminate such Defaulting Lender’s applicable Revolving Commitment as provided in Section 2.1(c)(ii).

Section 2.15. Increase in Commitments.

(a) At any time prior to the Business Day immediately preceding the Revolving Maturity Date, the Borrower may effectuate one or more increases in the aggregate Revolving Commitments (each such increase being a “Commitment Increase”), by designating either one or more of the existing Lenders (each of which, in its sole discretion, may determine whether and to what degree to participate in such Commitment Increase) or one or more other Eligible Assignees that at the time agree, in the case of any such Eligible Assignee that is an existing Lender to increase its Revolving Commitment as such Lender shall so select (an “Increasing Lender”) and, in the case of any other Eligible Assignee that is not an existing Lender (an “Additional Lender”), to become a party to this Agreement as a Lender; provided, however, that (i) each such Commitment Increase shall be equal to at least $25,000,000, (ii) all Revolving Commitments and Advances provided pursuant to a Commitment Increase shall be available on the same terms as those applicable to the existing Revolving Commitments and Revolving Advances, as applicable, except as to upfront fees which may be as agreed to between the Borrower and such Increasing Lender or Additional Lender, as the case may be, (iii) the aggregate of all such Commitment Increases shall not exceed $300,000,000, and (iv) such Commitment Increase shall not effect an increase in the aggregate Revolving Commitments if the Revolving Maturity Date has occurred. The Borrower shall provide prompt notice of such proposed Commitment Increase pursuant to this Section 2.15 to the Administrative Agent and the Lenders. This Section 2.15 shall not be construed to create any obligation on the Administrative Agent or any of the Lenders to advance or to commit to advance any credit to the Borrower or to arrange for any other Person to advance or to commit to advance any credit to the Borrower.

(b) The Commitment Increase shall become effective on the date (the “Increase Date”) on or prior to which each of following conditions shall have been satisfied: (i) the receipt by the Administrative Agent of (A) an agreement in form and substance reasonably satisfactory to the Administrative Agent signed by the Borrower, each Increasing Lender and/or each Additional Lender, setting forth the Revolving Commitments, if any, of each such Increasing Lender and/or Additional Lender and, if applicable, setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof binding upon each Lender and (B) such evidence of appropriate authorization on the part of the Borrower with respect to such Commitment Increase and such legal opinions as the Administrative Agent may reasonably request, (ii) the funding by each Increasing Lender and Additional Lender of the Revolving Advances to be made by each such Lender to effect the prepayment requirement set forth in Section 2.5(c)(ii), (iii) receipt by the Administrative Agent of a certificate of an authorized officer of the Borrower certifying (A) both before and after giving effect to such Commitment Increase, no Default has occurred and is continuing, (B) all representations and warranties made by the Borrower in this Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), unless such representation or warranty relates to an earlier date which remains true and correct in all material respects as of such earlier date (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), and (C) the pro forma compliance with the covenants in Sections 6.17, 6.18 and 6.19, after giving effect to such Commitment Increase, and (iv) receipt by the Increasing Lender or Additional Lender, as applicable, of all such fees as agreed to between such Increasing Lender and /or Additional Lender and the Borrower.

(c) Notwithstanding any provision contained herein to the contrary, from and after the date of such Commitment Increase, all calculations and payments of interest on the Revolving Advances shall take into account the actual Revolving Commitment of each Lender and the principal amount outstanding of each Revolving Advance made by such Lender during the relevant period of time.

(d) On such Increase Date if such Commitment Increase involves an increase in the aggregate Revolving Commitments, each Lender’s share of the Letter of Credit Exposure on such date shall automatically be deemed to equal such Lender’s Revolving Pro Rata Share of such Letter of Credit Obligations (such Revolving Pro Rata Share for such Lender to be determined as of the Increase Date in accordance with its Revolving Commitment on such date as a percentage of the aggregate Revolving Commitments on such date) without further action by any party.

Section 2.16. Defaulting Lender.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Legal Requirement:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Majority Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 7 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 7.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lenders or Swing Line Lender hereunder; third, to Cash Collateralize the Issuing Lenders’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.2(h) and the Swing Line Lender’s Fronting Exposure, if any, with respect to such Defaulting Lender; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance hereunder in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s current or potential future funding obligations with respect to Advances under this Agreement and (y) Cash Collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.2(h) and the Swing Line Lender’s Fronting Exposure with respect to such Defaulting Lender with respect to future Swing Line Advances; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lenders or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances or Letter of Credit Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Advances of, and Letter of Credit Obligations owed to, all Non-Defaulting Lenders on the applicable pro rata basis prior to being applied to the payment of any Advances of, or Letter of Credit Obligations owed to, such Defaulting Lender until such time as all Advances and funded and unfunded participations in Letter of Credit Obligations and Swing Line Advances are held by the Revolving Lenders pro rata in accordance with the applicable Revolving Commitments without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

A. No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

B. Each Defaulting Lender shall be entitled to receive fees under Section 2.7(b) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.2(h).

C. With respect to any fee under Section 2.7(b) not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in the Dollar Equivalent of the Letter of Credit Exposure that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the applicable Issuing Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in the Dollar Equivalent of the Letter of Credit Exposure and Swing Line Advances shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Pro Rata Share (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 3.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the sum of the aggregate outstanding Revolving Advances, plus the Revolving Pro Rata Share of the Dollar Equivalent of the Letter of Credit Exposure and the Swing Line Advances of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swing Line Advances. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under Legal Requirement, (x) first, prepay Swing Line Advances in an amount equal to the Swing Line Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 2.2(h).

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swing Line Lender and the Issuing Lenders agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit and Swing Line Advances to be held pro rata by the Lenders in accordance with the Revolving Commitments (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Notwithstanding the above, the Borrower’s and the Administrative Agent’s right to replace a Defaulting Lender pursuant to this Agreement shall be in addition to, and not in lieu of, all other rights and remedies available to the Borrower or the Administrative Agent against such Defaulting Lender under this Agreement, at law, in equity or by statute.

(c) Letters of Credit. So long as any Lender is a Defaulting Lender, no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(d) Swing Line Advances. So long as any Lender is a Defaulting Lender, the Swing Line Lender shall not be required to make any Swing Line Advances unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE 3

CONDITIONS

Section 3.1. Conditions Precedent to Effectiveness. The Existing Agreement shall be amended and restated in its entirety as set forth herein upon the occurrence of the following conditions precedent on or before the Effective Date:

(a) Documentation. The Administrative Agent shall have received the following, duly executed by all the parties thereto, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders:

(i) this Agreement and all attached Exhibits and Schedules and the Notes payable to the order of each Lender requesting a Note;

(ii) the reaffirmation of the Guaranty executed by all Wholly-Owned Domestic Restricted Subsidiaries of the Borrower existing on the Effective Date;

(iii) the reaffirmation of the Security Agreement executed by each Credit Party, together with appropriate UCC-3 financing statements, if any, and intellectual property security agreements, if any, necessary for filing with the appropriate authorities and any other documents, agreements, or instruments necessary to create, perfect or maintain an Acceptable Security Interest in the Collateral described in the Security Agreement;

(iv) certificates of insurance naming the Administrative Agent as loss payee with respect to property insurance, or additional insured with respect to liability insurance, and covering the Credit Party’s Properties with such insurance carriers, for such amounts and covering such risks as required by Section 5.3;

(v) a certificate from an authorized officer of the Borrower dated as of the Effective Date stating that as of such date (A) all representations and warranties of the Borrower set forth in this Agreement are true and correct in all material respects (except to the extent that such representation is qualified by materiality), except that any representation and warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) only as of such specified date, (B) no Default has occurred and is continuing; and (C) all conditions precedent set forth in this Section 3.1 have been met;

(vi) a secretary’s certificate from each Credit Party certifying such Person’s (A) officers’ incumbency, (B) authorizing resolutions, (C) organizational documents, and (D) governmental approvals, if any, with respect to the Credit Documents to which such Person is a party;

(vii) certificates of good standing for each Credit Party in each state in which each such Person is organized, which certificate shall be (A) dated a date not earlier than 30 days prior to Effective Date or (B) otherwise effective on the Effective Date;

(viii) a legal opinion of Baker Botts L.L.P. as outside counsel to the Credit Parties, in form and substance reasonably acceptable to the Administrative Agent; and

(ix) such other documents, governmental certificates, agreements, and lien searches as the Administrative Agent or any Lender may reasonably request.

(b) Consents; Authorization; Conflicts. The Borrower shall have received any consents, licenses and approvals of any Governmental Authority or any other Person and required in accordance with applicable Legal Requirement, or in accordance with any document, agreement, instrument or arrangement to which the Borrower or any Restricted Subsidiary is a party, in connection with the execution, delivery, performance, validity and enforceability of this Agreement and the other Credit Documents other than immaterial consents, licenses or approvals the absence of which would not reasonably be expected to be adverse to any Secured Party.

(c) Representations and Warranties. The representations and warranties contained in Article 4 and in each other Credit Document shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the Effective Date before and after giving effect to the initial Borrowing or issuance (or deemed issuance) of Letters of Credit and to the application of the proceeds from such Borrowing, as though made on and as of such date, except that any representation and warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) only as of such specified date.

(d) Payment of Fees. The Borrower shall have paid the fees and expenses required to be paid as of the Effective Date by Sections 2.7(c) and 9.1 (other than legal fees) or any other provision of a Credit Document. The Borrower shall have paid the legal fees for the Administrative Agent as required under Section 9.1 to the extent such fees have been invoiced at least two Business Days prior to the Effective Date.

(e) Other Proceedings. No action, suit, investigation or other proceeding by or before any arbitrator or any Governmental Authority shall be threatened or pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered in connection with this Agreement, any other Credit Document, or any of the Transactions.

(f) Material Adverse Change. Since December 31, 2012, there shall not have occurred any event or circumstance that could reasonably be expected to result in a Material Adverse Change.

(g) No Default. No Default shall have occurred and be continuing.

(h) Solvency. The Administrative Agent shall have received a certificate in form and substance reasonably satisfactory to the Administrative Agent from a Responsible Officer of the Borrower certifying that, before and after giving effect to the initial Borrowings made hereunder on the Effective Date and the other Transactions, the Credit Parties, taken as a whole, are Solvent.

(i) Delivery of Financial Statements; Projections. The Administrative Agent shall have received audited consolidated financial statements for the Borrower and its consolidated Subsidiaries for the fiscal year ended in 2012 and unaudited consolidated financial statements for the Borrower and its consolidated Subsidiaries for the first, second and third fiscal quarters of 2013. The Administrative Agent shall have also received projections prepared by management of balance sheets, income statements and cashflow statements of the Borrower and its Subsidiaries, after giving effect to the Transactions, which shall be quarterly for the first year after the Effective Date and annually thereafter until the Revolving Maturity Date.

(j) Notices of Borrowing. The Administrative Agent shall have received a Notice of Borrowing from the Borrower, with appropriate insertions and executed by a duly authorized officer of the Borrower.

(k) USA Patriot Act. The Administrative Agent shall have received all documentation and other information that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.

(l) September Compliance Certificate. The Administrative Agent shall have received an officer’s certificate executed by a Responsible Officer of the Borrower, reflecting the September Leverage Ratio of no greater than 4.50 to 1.00, after giving pro forma effect to the Transactions.

(m) Compliance with Law. The Borrower and each Subsidiary shall have been in compliance with all Legal Requirements which are applicable to such Persons, including the operations, business or Property of such Persons, except in any case where the failure to be in compliance could not reasonably be expected to result in a Material Adverse Change or affect the consummation or the legality of the Transactions.

(n) Certain Advances under Existing Agreement. The Borrower shall have paid in full all other Advances (as defined in the Existing Agreement) if any, which are outstanding on the date hereof and not continued as Advances outstanding under this Agreement pursuant to Section 2.1(e).

Section 3.2. Conditions Precedent to Each Borrowing and to Each Issuance, Extension or Renewal of a Letter of Credit. The obligation of each Lender to make an Advance on the occasion of each Borrowing (including the initial Borrowing), the obligation of the Issuing Lenders to issue, increase, renew or extend a Letter of Credit (including the deemed issuance of Existing Letters of Credit on the Effective Date) and of any reallocation of Letter of Credit Exposure provided in Section 2.16, shall be subject to the further conditions precedent that on the date of such Borrowing or such issuance, increase, renewal or extension:

(a) Representations and Warranties. As of the date of the making of any Advance or issuance, increase, renewal or extension of any Letter of Credit or the reallocation of the Letter of Credit Exposure, the representations and warranties made by any Credit Party or any officer of any Credit Party contained in the Credit Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on such date, except that any representation and warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) only as of such specified date and each request for the making of any Advance or issuance, increase, renewal or extension of any Letter of Credit and the making of such Advance or the issuance, increase, renewal or extension of such Letter of Credit shall be deemed to be a reaffirmation of such representations and warranties. Each of the giving of the applicable Notice of Borrowing or Letter of Credit Application, the acceptance by the Borrower of the proceeds of such Borrowing, the issuance, increase, or extension of such Letter of Credit, and the reallocation of the Letter of Credit Exposure, shall constitute a representation and warranty by the Borrower that on the date of such Borrowing, such issuance, increase, or extension of such Letter of Credit or such reallocation, as applicable, the foregoing condition has been met.

(b) Default. As of the date of the making of any Advance, the issuance, increase, renewal or extension of any Letter of Credit, or the reallocation of the Letter of Credit Exposure, as applicable, no Default shall exist, and the making of such Advance or issuance, increase, renewal or extension of such Letter of Credit, or the reallocation of the Letter of Credit Exposure would not cause a Default. Each of the giving of the applicable Notice of Borrowing or Letter of Credit Application, the acceptance by the Borrower of the proceeds of such Borrowing, the issuance, increase, or extension of such Letter of Credit, and the reallocation of the Letter of Credit Exposure, shall constitute a representation and warranty by the Borrower that on the date of such Borrowing, such issuance, increase, or extension of such Letter of Credit or such reallocation, as applicable, the foregoing condition has been met.

Section 3.3. Determinations Under Sections 3.1 and 3.2. For purposes of determining compliance with the conditions specified in Sections 3.1 and 3.2 each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Credit Documents shall have received written notice from such Lender prior to the Borrowings hereunder specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowings.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants as follows:

Section 4.1. Organization. The Borrower and each of its Restricted Subsidiaries is duly and validly organized and existing and in good standing under the laws of its jurisdiction of incorporation or formation and is authorized to do business and is in good standing in all jurisdictions in which such qualifications or authorizations are necessary except where the failure to be so qualified or authorized could not reasonably be expected to result in a Material Adverse Change. As of the Effective Date, each Credit Party’s type of organization and jurisdiction of incorporation or formation are set forth on Schedule 4.1.

Section 4.2. Authorization. The execution, delivery, and performance by each Credit Party of each Credit Document to which such Credit Party is a party and the consummation of the transactions contemplated thereby (a) are within such Credit Party’s organizational powers, (b) have been duly authorized by all necessary corporate, limited liability company or partnership action, as applicable, of such Credit Party, (c) do not contravene any articles or certificate of incorporation or bylaws, partnership or limited liability company agreement, as applicable, binding on or affecting such Credit Party, (d) do not contravene any law or any contractual restriction binding on or affecting such Credit Party except for immaterial laws or contractual restrictions the noncompliance with which would not reasonably be expected to be adverse to any Secured Party, (e) do not result in or require the creation or imposition of any Lien prohibited by this Agreement, and (f) do not require any authorization or approval or other action by, or any notice or filing with, any Governmental Authority except for immaterial authorizations, approvals, other actions, notices or filings the failure to obtain of which would not reasonably be expected to be adverse to any Secured Party. At the time of each Advance or the issuance, renewal, extension or increase of each Letter of Credit, such Advance and the use of the proceeds of such Advance or the issuance, renewal, extension or increase of such Letter of Credit are within the Borrower’s corporate powers, have been duly authorized by all necessary action, do not contravene (i) the Borrower’s certificate of incorporation or bylaws, or (ii) any Legal Requirement or any contractual restriction binding on or affecting the Borrower, will not result in or require the creation or imposition of any Lien prohibited by this Agreement, and do not require any authorization or approval or other action by, or any notice or filing with, any Governmental Authority except for any immaterial contractual restrictions the noncompliance with which would not reasonably be expected to be adverse to any Secured Party.

Section 4.3. Enforceability. The Credit Documents have each been duly executed and delivered by each Credit Party that is a party thereto and each Credit Document constitutes the legal, valid, and binding obligation of each Credit Party that is a party thereto enforceable against such Credit Party in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws at the time in effect affecting the rights of creditors generally and by general principles of equity whether applied by a court of law or equity.

Section 4.4. Financial Condition.

(a) The financial statements (other than the projections) delivered under Section 3.1(j) were prepared in accordance with GAAP and fairly present, in all material respects, the consolidated financial condition of the Persons covered thereby as of the respective dates thereof for the periods covered therein, subject, in the case of unaudited financial statements, to normal year-end adjustments and the absence of footnotes. As of the date of the aforementioned financial statements, there were no material contingent obligations, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses of the applicable Persons, except as disclosed therein and adequate reserves for such items have been made in accordance with GAAP.

(b) Since December 31, 2012, no event or condition has occurred that could reasonably be expected to result in Material Adverse Change.

Section 4.5. Ownership and Liens; Real Property. Each Restricted Entity (a) has good and marketable fee simple title to, or a valid leasehold interest or easement in, all Material Real Property, and good title to all material personal Property, used in its business, and (b) none of the Property owned by the Borrower or a Restricted Subsidiary is subject to any Lien except Permitted Liens.

Section 4.6. True and Complete Disclosure. All written factual information (whether delivered before or after the date of this Agreement) prepared by or on behalf of the Borrower and its Restricted Subsidiaries and furnished to the Administrative Agent or the Lenders for purposes of or in connection with this Agreement or any other Credit Document, taken as a whole, does not contain any material misstatement of fact or omits to state any material fact necessary to make the statements therein not misleading as of the date such information is dated or certified. There is no fact known to any Responsible Officer of any Credit Party on the date of this Agreement that has not been disclosed to the Administrative Agent that could reasonably be expected to result in a Material Adverse Change. All projections, estimates, budgets, and pro forma financial information furnished by the Borrower or any of its Restricted Subsidiaries (or on behalf of the Borrower or any such Restricted Subsidiary), were prepared on the basis of assumptions, data, information, tests, or conditions (including current and reasonably foreseeable business conditions) believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished (it being recognized by the Administrative Agent and the Lenders, however, that projections as to future events are not to be viewed as facts and that results during the period(s) covered by such projections may differ from the projected results and that such differences may be material and that the Credit Parties make no representation that such projections will be realized).

Section 4.7. Litigation. There are no actions, suits, or proceedings pending or, to any Restricted Entity’s knowledge, threatened against the Borrower or any Restricted Subsidiary, at law, in equity, or in admiralty, or by or before any Governmental Authority, which could reasonably be expected to result in a Material Adverse Change. Additionally, except as disclosed in writing to the Administrative Agent and the Lenders, there is no pending or, to the knowledge of any Restricted Entity, threatened action or proceeding instituted against the Borrower or any Restricted Subsidiary which seeks to adjudicate the Borrower or any Restricted Subsidiary as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property.

Section 4.8. Compliance with Agreements.

(a) Neither the Borrower nor any of its Restricted Subsidiaries is a party to any indenture, loan or credit agreement or any lease or any other types of agreement or instrument or subject to any charter or corporate restriction or provision of applicable law or governmental regulation the performance of or compliance with which could reasonably be expected to cause a Material Adverse Change. Neither the Borrower nor any of its Restricted Subsidiaries is in default under or with respect to any contract, agreement, lease or any other types of agreement or instrument to which the Borrower or such Restricted

Subsidiary is a party and which could reasonably be expected to cause a Material Adverse Change. To the knowledge of the Credit Parties, neither the Borrower nor any of its Restricted Subsidiaries is in default under, or has received a notice of default under, any contract, agreement, lease or any other document or instrument to which the Borrower or its Restricted Subsidiaries is a party which is continuing and which, if not cured, could reasonably be expected to cause a Material Adverse Change.

(b) No Default has occurred and is continuing.

Section 4.9. Pension Plans. (a) Except for matters that could not reasonably be expected to result in a Material Adverse Change, all Plans are in compliance with all applicable provisions of ERISA, (b) no Termination Event has occurred with respect to any Plan that would result in an Event of Default under Section 7.1(i), and, except for matters that could not reasonably be expected to result in a Material Adverse Change, each Plan has complied with and been administered in accordance with applicable provisions of ERISA and the Code, (c) there has been no failure to satisfy the “minimum funding standard” under Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA with respect to any Plan, or excise tax imposed under Section 4971 of the Code, (d) the present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits in an amount that could reasonably be expected to result in a Material Adverse Change, (e) neither the Borrower nor any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any unsatisfied withdrawal liability that could reasonably be expected to result in a Material Adverse Change or an Event of Default under Section 7.1(j), and (f) neither the Borrower nor any member of the Controlled Group has incurred any liability as a result of a Multiemployer Plan being in reorganization or insolvent that could reasonably be expected to result in a Material Adverse Change. Based upon GAAP existing as of the date of this Agreement and current factual circumstances, no Restricted Entity has any reason to believe that the annual cost during the term of this Agreement to the Borrower or any Subsidiary for post-retirement benefits to be provided to the current and former employees of the Borrower or any Subsidiary under Plans that are welfare benefit plans (as defined in Section 3(1) of ERISA) could, in the aggregate, reasonably be expected to cause a Material Adverse Change.

Section 4.10. Environmental Condition. Except as set forth on Schedule 4.10:

(a) Permits, Etc. Each Restricted Entity (i) has obtained all material Environmental Permits necessary for the ownership and operation of its Properties and the conduct of its businesses; (ii) is and, during the relevant time periods specified under applicable statutes of limitation, has been in material compliance with all terms and conditions of such Permits and with all other material requirements of applicable Environmental Laws; (iii) has not received written notice of any material violation or alleged material violation of any Environmental Law or Environmental Permit; and (iv) is not subject to any actual or contingent Environmental Claim which could reasonably be expected to cause a Material Adverse Change.

(b) Certain Liabilities. To each Restricted Entity’s knowledge, none of the present or previously owned or operated Property of any Restricted Entity or of any Subsidiary thereof, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified by a Governmental Authority as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by any Restricted Entity, wherever located, which could reasonably be expected to cause a Material Adverse

Change; or (iii) has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations which has caused at the site or at any third-party site any condition that has resulted in or could reasonably be expected to result in the need for Response that could cause a Material Adverse Change.

(c) Certain Actions. Without limiting the foregoing, (i) all necessary material notices have been properly filed, and no further action is required under current applicable Environmental Law as to each Response or other restoration or remedial project required to be undertaken by the Borrower, any of its Subsidiaries or any of the Borrower’s or such Subsidiary’s former Subsidiaries, pursuant to any Environmental Law, on any of their presently or formerly owned or operated Property and (ii) the present and, to the Credit Parties’ knowledge, future liability, if any, of the Borrower or of any Subsidiary which could reasonably be expected to arise in connection with requirements under Environmental Laws is not expected to result in a Material Adverse Change.

Section 4.11. Subsidiaries. As of the Effective Date, the Borrower has no Subsidiaries other than those listed on Schedule 4.11. Each Restricted Subsidiary of the Borrower (including any such Restricted Subsidiary formed or acquired subsequent to the Effective Date) has complied (or will comply within the time periods specified therein) with the requirements of Section 5.8.

Section 4.12. Investment Company Act. Neither the Borrower nor any Restricted Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.13. Taxes. Proper and accurate (in all material respects), federal and all material state, local and foreign tax returns, reports and statements required to be filed (after giving effect to any extension granted in the time for filing) by the Borrower and each Restricted Subsidiary or any member of the Affiliated Group as determined under Section 1504 of the Code (hereafter collectively called the “Tax Group”) have been filed with the appropriate Governmental Authorities, and all taxes (which are material in amount) and other impositions due and payable have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceeding. Neither the Borrower nor any member of the Tax Group has given, or been requested to give, a waiver of the statute of limitations relating to the payment of any federal, state, local or foreign taxes or other impositions. Proper and accurate amounts have been withheld by the Borrower and all other members of the Tax Group from their employees for all periods to comply in all material respects with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law.

Section 4.14. Permits, Licenses, etc. Each of the Borrower and its Restricted Subsidiaries possesses all permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights, and copyrights which are material to the conduct of its business. Each of the Borrower and its Restricted Subsidiaries manages and operates its business in accordance with all applicable Legal Requirements except where the failure to so manage or operate could not reasonably be expected to result in a Material Adverse Change; provided that this Section 4.14 does not apply with respect to Environmental Permits.

Section 4.15. Use of Proceeds. The proceeds of the Advances will be used by the Borrower for the purposes described in Section 6.6. No Credit Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). No proceeds of any Advance will be used to purchase or carry any margin stock in violation of Regulation T, U or X.

Section 4.16. Condition of Property; Casualties. The material Properties used or to be used in the continuing operations of the Borrower and each Restricted Subsidiary, taken as a whole, are in good working order and condition, normal wear and tear excepted. Neither the business nor the material Properties of the Borrower or any Restricted Subsidiary has been affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy, which effect could reasonably be expected to cause a Material Adverse Change.

Section 4.17. Insurance. Each of the Borrower and its Restricted Subsidiaries carry insurance (which may be carried by the Borrower on a consolidated basis) with reputable insurers in respect of such of their respective Properties, in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses or, self-insure to the extent that is customary for Persons of similar size engaged in similar businesses.

Section 4.18. Security Interest. Each Credit Party has authorized the filing of financing statements sufficient when filed to perfect the Lien created by the Security Documents to the extent such Lien can be perfected by filing financing statements. When such financing statements are filed in the offices noted therein, the Administrative Agent will have a valid and perfected security interest in all Collateral that is capable of being perfected by filing financing statements (excluding, for perfection purposes, the Excluded Perfection Collateral).

Section 4.19. [Reserved].

Section 4.20. Solvency. Before and after giving effect to the making of each Advance and the issuance or increase of each Letter of Credit, in each case, after the Effective Date, the Borrower and its Restricted Subsidiaries are, when taken as a whole, Solvent.

Section 4.21. Senior Indebtedness. The Obligations of each Credit Party under this Agreement and each of the other Credit Documents (i) rank at least senior in priority of payment to all subordinated Debt, if any, (ii) rank at least pari passu with all senior unsecured Debt, if any, of each such Person and (iii) are designated as “senior indebtedness” under all instruments and documents relating to such Debt to the extent possible under the relevant documents in respect thereof.

Section 4.22. Anti-Corruption Laws and Sanctions; Anti-Terrorism; Anti-Money Laundering. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, (x) is a Sanctioned Person, (y) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), or (z) is in violation, in any material respect, of the Trading with the Enemy Act, any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto or the Patriot Act (collectively, the “Anti-Terrorism Laws”). Neither the Borrower nor any of its Subsidiaries (i) has its assets located in Sanctioned Countries or (ii) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by the Credit Agreement will violate Anti-Corruption Laws, applicable Sanctions or any Anti-Terrorism Laws.

ARTICLE 5

AFFIRMATIVE COVENANTS

So long as any Obligation shall remain unpaid, any Lender shall have any Revolving Commitment hereunder, or there shall exist any Letter of Credit Exposure (unless such Letter of Credit Exposure shall have been cash collateralized on terms and in amounts reasonably acceptable to the applicable Issuing Lenders), each Credit Party agrees to comply with the following covenants.

Section 5.1. Organization. Each Credit Party shall, and shall cause each of its respective Restricted Subsidiaries to, preserve and maintain its partnership, limited liability company or corporate existence, rights, franchises and privileges in the jurisdiction of its organization. Each Credit Party shall, and shall cause each of its respective Restricted Subsidiaries to qualify and remain qualified as a foreign business entity in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its Properties, except where failure to so qualify could not reasonably be expected to cause a Material Adverse Change. Nothing contained in this Section 5.1 shall prevent any transaction permitted by Section 6.7 or Section 6.8.

Section 5.2. Reporting.

(a) Annual Financial Reports. The Borrower shall provide, or shall cause to be provided, to the Administrative Agent, as soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended December 31, 2013) or such earlier date as required for the filing of Borrower’s Form 10-K pursuant to SEC rules, a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of PricewaterhouseCoopers LLP or any other independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion (i) shall be prepared in accordance with GAAP, (ii) shall not be subject to any “going concern” or like qualification or exception (other than with regard to the current maturity of the Obligations or a portion thereof in any opinion delivered for the fiscal year ending immediately prior to the Revolving Maturity Date) or any qualification or exception as to the scope of such audit, and (iii) shall state that such statements fairly present, in all material respects, the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Restricted Subsidiaries in accordance with GAAP.

(b) Quarterly Financials. The Borrower shall provide, or shall cause to be provided, to the Administrative Agent, as soon as available, but in any event, within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended March 31, 2014) or such earlier date as required for the filing of Borrower’s Form 10-Q pursuant to SEC rules, a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting the financial condition, results of operations, and cash flows of the Borrower and its Restricted Subsidiaries, in all material respects, in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

(c) Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Section 5.2(a) and (b) above, the Borrower shall provide to the Administrative Agent a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower.

(d) Annual Budget. As soon as available and in any event within 60 days after the end of each fiscal year of the Borrower, the Borrower shall provide to the Administrative Agent an annual operating, capital and cash flow budget for the immediately following fiscal year and reasonably detailed on a quarterly basis.

(e) Defaults. The Credit Parties shall provide to the Administrative Agent promptly, but in any event within five Business Days after a Responsible Officer of any Credit Party obtains knowledge thereof, a notice of any Default, together with a statement of a Responsible Officer of the Borrower setting forth the details of such Default and the actions which the Credit Parties have taken and propose to take with respect thereto.

(f) Other Creditors. The Credit Parties shall provide to the Administrative Agent promptly after the giving or receipt thereof, copies of any material default notices given or received by the Borrower or by any of its Restricted Subsidiaries pursuant to the terms of any indenture, loan agreement, credit agreement, or similar agreement evidencing Debt in an amount in excess of $15,000,000.

(g) [Reserved].

(h) Environmental Notices. Promptly upon, and in any event no later than 15 days after, the receipt thereof, or the acquisition of knowledge thereof, by any Restricted Entity, the Credit Parties shall provide the Administrative Agent with a copy of any form of request, claim, complaint, order, notice, summons or citation received from any Governmental Authority or any other Person, (i) concerning violations or alleged violations of Environmental Laws, which seeks to impose liability therefore in excess of $15,000,000, (ii) concerning any action or omission on the part of any of the Credit Parties or any of their former Subsidiaries in connection with Hazardous Waste or Hazardous Substances which could reasonably result in the imposition of liability in excess of $15,000,000 or requiring that action be taken to respond to or clean up a Release of Hazardous Substances or Hazardous Waste into the environment and such action or clean-up could reasonably be expected to exceed $15,000,000, including without limitation any information request related to, or notice of, potential responsibility under CERCLA, or (iii) concerning the filing of a Lien (other than a Permitted Lien) upon, against or in connection with the Borrower, any Subsidiary, or any of their respective former Subsidiaries, or any of their leased or owned Property, wherever located pursuant to any Environmental Law.

(i) Material Changes. The Credit Parties shall provide to the Administrative Agent prompt written notice of any condition or event of which any Responsible Officer of any Credit Party obtains knowledge and which could reasonably be expected to result in a Material Adverse Change.

(j) Termination Events. As soon as possible and in any event (i) within 30 days after the Borrower or any member of the Controlled Group knows that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, and (ii) within 10 days after the Borrower or any member of the Controlled Group knows that any other Termination Event with respect to any Plan has occurred, the Credit Parties shall provide to the Administrative Agent a statement of an authorized officer of the Borrower describing such Termination Event and the action, if any, which the Borrower or any Affiliate of the Borrower proposes to take with respect thereto.

(k) Termination of Plans. Promptly and in any event within five Business Days after receipt thereof by the Borrower or any member of the Controlled Group from the PBGC, the Credit Parties shall provide to the Administrative Agent copies of each notice received by the Borrower or any such member of the Controlled Group of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan.

(l) Other ERISA Notices. Promptly and in any event within five Business Days after receipt thereof by the Borrower or any member of the Controlled Group from a Multiemployer Plan sponsor, the Credit Parties shall provide to the Administrative Agent a copy of each notice received by the Borrower or any member of the Controlled Group concerning the imposition or amount of withdrawal liability imposed on the Borrower or any member of the Controlled Group pursuant to Section 4202 of ERISA.

(m) Other Governmental Notices. Promptly and in any event within five Business Days after receipt thereof by the Borrower or any Restricted Subsidiary, the Credit Parties shall provide to the Administrative Agent a copy of any notice, summons, citation, or proceeding seeking to modify, revoke, or suspend any contract, license, permit, or agreement with any Governmental Authority the modification, revocation or suspension of which could reasonably be expected to result in a Material Adverse Change.

(n) Disputes; etc. The Credit Parties shall provide to the Administrative Agent prompt written notice of (i) any claims, legal or arbitration proceedings before any Governmental Authority, or disputes, or to the knowledge of any Credit Party, any such actions threatened, or affecting the Borrower or any Restricted Subsidiary, in any event, which could reasonably be expected to cause a Material Adverse Change, or any material labor controversy of which any Credit Party has knowledge resulting in or which could reasonably be expected to result in a strike against the Borrower or any Restricted Subsidiary, and (ii) any claim, judgment, Lien or other encumbrance (other than a Permitted Lien) affecting any Property of the Borrower or any Restricted Subsidiary, if the value of the claim, judgment, Lien, or other encumbrance affecting such Property shall exceed $15,000,000.

(o) Management Letters; Other Accounting Reports. Promptly upon receipt thereof (to the extent permitted by the Borrower’s auditors), the Borrower shall provide a copy of each “management letter” submitted to the Borrower or any Restricted Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower and its Restricted Subsidiaries, and a copy of any response by the Borrower or any Restricted Subsidiary of the Borrower, or the board of directors or managers (or other applicable governing body) of the Borrower or any Restricted Subsidiary of the Borrower, to such letter.

(p) Other Information. Subject to the confidentiality provisions of Section 9.8, the Credit Parties shall provide to the Administrative Agent such other information respecting the business, operations, or Property of the Borrower or any Restricted Subsidiary, financial or otherwise, as any Lender through the Administrative Agent may reasonably request.

Any documentation or information that the Borrower is required to deliver to the Administrative Agent under this Section 5.2 shall be deemed to have been delivered to the Administrative Agent on the date on which such information or documentation is posted to (i) any website established by the Borrower of which Borrower notifies the Administrative Agent in accordance with Section 9.9, (ii) the then-current website for the SEC, or (iii) www.intralinks.com; www.syndtrak.com; www.debtx.com; or (A) any successor website thereto of which Borrower notifies the Administrative Agent in accordance with Section 9.9 or (B) any other virtual data room website that is commonly used in the banking industry to facilitate syndicated loan transactions and to which all Lenders have been granted access, and in any case, accessible by the Administrative Agent free of charge.

Section 5.3. Insurance.

(a) Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, carry and maintain all such insurance in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses and with reputable insurers.

(b) Copies of all certificates of insurance for policies covering the property or business of the Credit Parties, and endorsements and renewals thereof, shall be delivered by Borrower to and retained by the Administrative Agent. At the request of the Administrative Agent, copies of such policies of insurance, certified as true and correct copies of such documents by a Responsible Officer of the Borrower shall be delivered by Borrower to and retained by the Administrative Agent. All policies of property insurance with respect to the Collateral either shall have attached thereto a lender’s loss payable endorsement in favor of the Administrative Agent for its benefit and the ratable benefit of the Secured Parties or name the Administrative Agent as loss payee for its benefit and the ratable benefit of the Secured Parties, in either case, in form reasonably satisfactory to the Administrative Agent, and all policies of liability insurance shall name the Administrative Agent for its benefit and the ratable benefit of the Secured Parties as an additional insured. All policies or certificates of insurance shall set forth the coverage, the limits of liability, the name of the carrier, the policy number, and the period of coverage. All such policies shall contain a provision that notwithstanding any contrary agreements between the Borrower, its Restricted Subsidiaries, and the applicable insurance company, such policies will not be canceled or allowed to lapse without renewal without at least 30 days’ (or such shorter period as may be accepted by the Administrative Agent) prior written notice to the Administrative Agent.

(c) Prior to the occurrence and continuance of an Event of Default, (i) all proceeds of property insurance received by a Credit Party for the loss of Property which constitutes Collateral shall be paid directly to the applicable Credit Party to repair or replace the damaged or destroyed Property covered by such policy; provided that such Credit Party shall begin to make (or enter into contractual commitments to make) such repair or replace such Property within 180 days from the receipt of such proceeds and (ii) any amount of proceeds that were paid to such Credit Party as permitted under clause (i) above not contractually committed to be used toward the repair or replacement of such Property within the 180 days required under such clause (i) or not so used within 365 days from the receipt of such proceeds, shall be paid directly to the Administrative Agent and if necessary, assigned to the Administrative Agent to be, at the election of the Administrative Agent, (A) applied in accordance with Section 7.6 of this Agreement, whether or not the Secured Obligations are then due and payable, or (B) returned to such Credit Party to repair or replace the damaged or destroyed Property covered by such policy or to make such other investments permitted under Section 6.3 of this Agreement.

(d) After the occurrence and during the continuance of an Event of Default, if requested by the Administrative Agent, all proceeds of insurance of any Credit Party, including any casualty insurance proceeds, property insurance proceeds, proceeds from actions, and any other proceeds, shall be paid directly to the Administrative Agent and if necessary, assigned to the Administrative Agent, to be applied in accordance with Section 7.6 of this Agreement, whether or not the Secured Obligations are then due and payable.

(e) In the event that any insurance proceeds are paid to any Credit Party in violation of clause (c) or clause (d), such Credit Party shall hold the proceeds in trust for the Administrative Agent, segregate the proceeds from the other funds of such Credit Party, and promptly pay the proceeds to the Administrative Agent with any necessary endorsement. Upon the request of the Administrative Agent, each of Credit Party shall execute and deliver to the Administrative Agent any additional assignments and other documents as may be necessary to enable the Administrative Agent to directly collect the proceeds as set forth herein.

Section 5.4. Compliance with Laws. Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, comply with Legal Requirements (including Environmental Laws) which are applicable to such Restricted Entity, including the operations, business or Property of such Restricted Entity and maintain all related permits necessary for the ownership and operation of such Restricted Entity’s Property and business, except in any case where the failure to so comply could not reasonably be expected to result in a Material Adverse Change. The Borrower shall maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. Borrower will use commercially reasonable efforts to ensure that no funds used to pay the Obligations (i) constitute the property of, or are beneficially owned, directly or indirectly, by any Sanctioned Person; (ii) are derived from any transactions or business with any Sanctioned Person or Sanctioned Country; or (iii) are derived from any unlawful activity, including but not limited to, activity in violation of anti-money-laundering rules and regulations.

Section 5.5. Taxes. Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to pay and discharge all material taxes, assessments, and other charges and claims related thereto imposed on the Borrower or any of its Restricted Subsidiaries prior to the date on which penalties attach other than any tax, assessment, charge, or claims which is being contested in good faith and for which adequate reserves have been established in compliance with GAAP.

Section 5.6. [Reserved].

Section 5.7. Security. The Borrower agrees that at all times before the termination of this Agreement, payment in full of the Obligations (other than reimbursement and indemnity obligations which survive for which the Borrower has not received a notice of claim and with respect to any Letter of Credit Obligations, such obligations that have been cash collateralized on terms and in amounts reasonably acceptable to the applicable Issuing Lenders or other arrangements have been made that are satisfactory to the applicable Issuing Lenders), and termination in full of the Revolving Commitments, the Administrative Agent shall have an Acceptable Security Interest in the applicable Collateral, as required below, subject to any permitted releases pursuant to the terms of this Agreement or the Security Documents and to the grace periods set forth in Section 5.8 below and Schedule 5.8 with respect to newly created or acquired Subsidiaries or Unrestricted Subsidiaries designated as Restricted Subsidiaries, to secure the performance and payment of the Obligations as set forth in the Security Documents. The Borrower shall, and shall cause each Restricted Subsidiary to take such actions, including execution and delivery of any Security Documents necessary to create, perfect and maintain an Acceptable Security Interest in favor of the Administrative Agent in the following Properties, whether now owned or hereafter acquired: (a) all Equity Interests issued by any Subsidiary (other than a Foreign Subsidiary) and held by a Wholly-Owned Domestic Restricted Subsidiary or the Borrower; (b) 66% of the outstanding Voting Securities issued by any First Tier Foreign Subsidiary and 100% of the outstanding non-Voting Securities issued by any First Tier Foreign Subsidiary; and (c) all other Properties of the Credit Parties other than Excluded Properties. For the avoidance of doubt, notwithstanding the preceding provisions of this Section 5.7 or any other provisions of the Credit Documents, (i) neither the Borrower nor any Domestic Subsidiary shall be required to grant any security interest in more than 66% of the Voting Securities issued by any First Tier Foreign Subsidiary, (ii) neither the Borrower nor any Subsidiary shall be required to grant any security interest in Equity Interests in any Foreign Subsidiary that is not a First Tier Foreign Subsidiary, and (iii) no Foreign Subsidiary or Unrestricted Subsidiary shall be required to grant an Acceptable Security Interest in any of its Properties or otherwise be bound by the requirements of this Section 5.7.

Section 5.8. New Subsidiaries; Designations with Respect to Subsidiaries.

(a) In connection with the creation or acquisition of any new Restricted Subsidiary after the Effective Date, the Borrower shall deliver each of the applicable items set forth in Schedule 5.8 attached hereto within the time requirements set forth in Schedule 5.8. Any newly acquired or formed Subsidiary shall be deemed a Restricted Subsidiary unless designated by the Borrower as an Unrestricted Subsidiary in accordance with the terms of Section 5.8(b) or (c) below.

(b) The Borrower may designate or redesignate any Unrestricted Subsidiary as a Restricted Subsidiary or designate or redesignate any Restricted Subsidiary or a newly created or acquired Subsidiary as an Unrestricted Subsidiary, if each of the following conditions are satisfied:

(i) immediately before and after giving effect to such designation or redesignation, no Default shall exist and be continuing;

(ii) if such designation or redesignation is to make an Unrestricted Subsidiary a Restricted Subsidiary, the Borrower shall deliver to the Administrative Agent each of the applicable items set forth in Schedule 5.8 attached hereto within the time requirements set forth in Schedule 5.8;

(iii) the Borrower shall otherwise be in compliance with Section 5.7 and Section 6.4; and

(iv) if such designation or redesignation is to make a Restricted Subsidiary an Unrestricted Subsidiary or to designate any newly acquired or formed Subsidiary as an Unrestricted Subsidiary (other than as permitted under Section 5.8(c) below), the Borrower can demonstrate compliance with Sections 6.1 – 6.4, 6.8, 6.9, 6.14 and 6.17 – 6.22 as of the date of such designation or redesignation, assuming such designation or redesignation had not been made, in such detail as is reasonably acceptable to the Administrative Agent; provided that (A) only two such designations may be made as to any particular Subsidiary, and (B) such designation shall be made effective as of a fiscal quarter end.

(c) Notwithstanding the foregoing, the Borrower may designate any newly acquired or formed Subsidiary as an Unrestricted Subsidiary if (i) such Subsidiary was acquired pursuant to, or formed in connection with, a Permitted Acquisition and has not been otherwise designated as a Restricted Subsidiary, (ii) such designation is made immediately following or concurrently with the acquisition or formation of such Subsidiary, and (iii) within 30 days after such acquisition or formation, such Subsidiary becomes a Joint Venture as a result of the sale, transfer, conveyance, redemption, repurchase, conversion or other disposition of Equity Interests in such Subsidiary in compliance with the terms of this Agreement. For the avoidance of doubt, the conditions set forth in Section 5.8(a) and Schedule 5.8 attached hereto shall not be required to be satisfied in connection with any designation pursuant to this clause (c).

(d) The Borrower shall deliver to the Administrative Agent, within 20 Business Days after any such designation, a certificate of a Responsible Officer of Borrower stating the effective date of such designation and stating that the applicable foregoing conditions have been satisfied.

(e) Notwithstanding anything herein to the contrary: (i) no Subsidiary may be designated as an Unrestricted Subsidiary if it will be or is treated as a “restricted subsidiary” for purposes of any other credit agreement, indenture or similar agreement (other than the Credit Documents), and such Subsidiary shall be, for all purposes under the Credit Documents, a Restricted Subsidiary; and (ii) the designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Debt and Liens of such Subsidiary existing at such time.

Section 5.9. Records; Inspection. Each Credit Party shall maintain, in all material respects, proper, complete and consistent books of record with respect to such Person’s operations, affairs, and financial condition. From time to time upon reasonable prior notice, each Credit Party shall permit any Lender, at such reasonable times and intervals and to a reasonable extent and under the reasonable guidance of officers of or employees delegated by officers of such Credit Party, to, subject to any applicable confidentiality considerations, examine and copy the books and records of such Credit Party, to visit and inspect the Property of such Credit Party, and to discuss the business operations and Property of such Credit Party with the officers and directors thereof (provided that, so long as no Event of Default has occurred and is continuing, the Lenders shall be entitled to only one such visit per year coordinated by the Administrative Agent).

Section 5.10. Maintenance of Property. Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, maintain their owned, leased, or operated material Property, taken as a whole, in good condition and repair, except for normal wear and tear; and shall abstain from, and cause each of its Restricted Subsidiaries to abstain from, knowingly or willfully permitting the commission of waste or other injury, destruction, or loss of natural resources, or the occurrence of pollution, contamination, or any other condition in, on or about the owned or operated Property involving the Environment that could reasonably be expected to result in Response activities and that could reasonably be expected to cause a Material Adverse Change.

Section 5.11. Post-Closing. On or prior to the 30th day following the Effective Date (or such later date as determined by the Administrative Agent), the Borrower shall provide to the Administrative Agent a legal opinion from outside English counsel to the Credit Parties in form and substance reasonably acceptable to the Administrative Agent.

ARTICLE 6

NEGATIVE COVENANTS

So long as any Obligation shall remain unpaid, any Lender shall have any Revolving Commitment hereunder, or there shall exist any Letter of Credit Exposure (unless such Letter of Credit Exposure shall have been cash collateralized on terms and in amounts reasonably acceptable to the applicable Issuing Lenders), the Borrower agrees to comply with the following covenants.

Section 6.1. Debt. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, create, assume, incur, suffer to exist, or in any manner become liable, directly, indirectly, or contingently in respect of, any Debt other than the following (collectively, the “Permitted Debt”):

(a) (i) the Obligations, and (ii) the Banking Services Obligations subject, in the case of overdraft lines of credit for the benefit of Foreign Restricted Entities, to the limits in Section 6.1(j) below;

(b) Debt existing on the date hereof and set forth in Schedule 6.1 and extensions, refinancings, refundings, replacements and renewals of any such Debt subject to the last sentence of this Section 6.1;

(c) intercompany Debt incurred by (i) the Borrower and owing to any Domestic Restricted Subsidiary or (ii) any Domestic Restricted Subsidiary and owing to (x) the Borrower or (y) any Domestic Restricted Subsidiary; provided that, if such Domestic Restricted Subsidiary to whom such Debt under either subclause (i) or (ii) is owed is not a Guarantor, then such Debt shall be subordinated to the Obligations pursuant to terms substantially the same as the subordination terms applicable to the Guarantors pursuant to the Guaranty;

(d) (i) intercompany Debt incurred by any Foreign Restricted Subsidiary and owing to the Borrower or to any Wholly-Owned Domestic Restricted Subsidiary; provided that, (A) such Debt is evidenced by a note, (B) the Administrative Agent shall have an Acceptable Security Interest in such note and the receivable evidenced thereby, and (C) the aggregate outstanding principal amount of such Debt incurred by Foreign Restricted Subsidiaries which are not First Tier Foreign Restricted Subsidiaries, together with the aggregate amount of Investments in the form of Equity Interests made by the Restricted Entities in or to Foreign Restricted Subsidiaries permitted under Section 6.3(n), shall not exceed $450,000,000 at any time; and (ii) intercompany Debt incurred by any Foreign Restricted Subsidiary and owing to any other Foreign Restricted Subsidiary;

(e) intercompany Debt incurred by any Credit Party for general corporate purposes and owing to any Foreign Restricted Subsidiary; provided that, (i) such Debt shall be subordinated to the Obligations pursuant to terms substantially the same as the subordination terms applicable to the obligations owing to a Guarantor pursuant to the Guaranty and (ii) the aggregate outstanding principal amount of such Debt permitted under this clause (e) shall not exceed $50,000,000 at any time;

(f) purchase money Debt or Capital Lease obligations in an aggregate outstanding principal amount not to exceed $25,000,000 at any time;

(g) Hedging Arrangements permitted under Section 6.16;

(h) (i) Debt arising from the endorsement of instruments for collection in the ordinary course of business and (ii) Debt incurred in the ordinary course of business under performance, surety and appeal bonds, government contracts, bids, statutory obligations, regulatory obligations and other obligations of a like nature;

(i) a guaranty of Debt so long as such underlying Debt is otherwise permitted under this Section 6.1; provided that, for the avoidance of doubt, such guaranty shall also be subject to the limitations of such underlying Debt;

(j) Debt incurred under overdraft lines of credit made available for the purpose of supporting the operations of any Foreign Restricted Entity in the United Kingdom, Canada, Singapore, Dubai or any other jurisdiction that is not a Sanctioned Entity; provided that, the aggregate outstanding principal amount of such Debt permitted under this clause (j) shall not exceed $30,000,000 at any time;

(k) unsecured Debt of the Borrower evidenced by bonds, debentures, notes or other similar instruments (including extensions, refinancings, refundings, replacements and renewals of thereof subject to the last sentence of this Section 6.1); provided that, (i) the scheduled maturity date of such Debt shall not be earlier than one year after the Revolving Maturity Date, (ii) such Debt shall not have any amortization or other requirement to purchase, redeem, retire, defease or otherwise make any payment in respect thereof, other than at scheduled maturity thereof and mandatory prepayments or puts triggered upon change in control, sale of all or substantially all assets and certain asset sales, in each case which are customary with respect to such type of Debt, (iii) the aggregate outstanding principal amount of all Debt permitted under this clause (k) shall not exceed $150,000,000 at any time, and (iv) the agreements and instruments governing such Debt shall not contain (A) (x) any financial maintenance covenants that are more restrictive than those in this Agreement, or (y) any other affirmative or negative covenants that are, taken as a whole, materially more restrictive than those set forth in this Agreement; provided that the inclusion of any covenant that is customary with respect to such type of Debt and that is not found in this Agreement shall not be deemed to be more restrictive for purposes of this clause (A), (B) any restriction on the ability of the Borrower or any of its Restricted Subsidiaries to amend, modify, restate or otherwise supplement this Agreement or the other Credit Documents, (C) any restrictions on the ability of any Subsidiary of the Borrower to guarantee the Secured Obligations (as such Secured Obligations may be amended, supplemented, modified, or amended and restated), provided that a requirement that any such Subsidiary also guarantee such Debt shall not be deemed to be a violation of this clause (C), (D) any restrictions on the ability of any Restricted Subsidiary or the Borrower to pledge assets as collateral security for the Secured Obligations (as such Secured Obligations may be amended, supplemented, modified, or amended and restated), or (E) any restrictions on the ability of any Restricted Subsidiary or the Borrower to incur Debt under this Agreement or any other Credit Document other than a restriction as to the outstanding principal amount of such Debt in excess of the aggregate Revolving Commitments in effect on the date of the initial issuance of such Debt (after giving effect to the application of the proceeds from such issuance);

(l) unsecured Debt in respect of redeemable preferred Equity Interests, provided that, the terms thereof shall not require any purchase, redemption, retirement, defeasance or other payment in respect thereof at any time prior to one year after the Revolving Maturity Date;

(m) Debt of any Restricted Entity that is not recourse to any other Restricted Entity and that is assumed by such Restricted Entity in connection with any Permitted Acquisition (or, if such Restricted Subsidiary is acquired as part of such Permitted Acquisition, Debt of such Restricted Subsidiary existing prior thereto that is not recourse to any other Restricted Entity other than another Restricted Entity that is acquired as part of the same Permitted Acquisition) and the refinancing and renewal thereof; provided, however, that (i) such Debt exists at the time of such Permitted Acquisition at least in the amounts assumed in connection therewith and is not drawn down, created or increased in contemplation of or in connection with such Permitted Acquisition, (ii) such Debt is not recourse to any Restricted Entity or any Property thereof prior to the date of such Permitted Acquisition, and (iii) the aggregate principal amount of Debt at any time outstanding pursuant to this clause (m) shall not exceed $10,000,000;

(n) Debt arising from the financing of insurance premium of any Restricted Entity, so long as (i) such Debt shall not be in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the underlying term of such insurance policy, (ii) any unpaid amount of such Debt is fully cancelled upon termination of the underlying insurance policy, and (iii) the aggregate principal amount of Debt at any time outstanding pursuant to this clause (n) shall not exceed $10,000,000;

(o) secured Debt not otherwise permitted under the preceding provisions of this Section 6.1; provided that, (i) the aggregate outstanding principal amount of such Debt shall not exceed $25,000,000 at any time, (ii) the Properties encumbered by any Lien securing such Debt shall not be Collateral or any Property that is required to be Collateral under Section 5.7, and (iii) the aggregate outstanding principal amount of the Debt secured by Material Real Property shall not exceed $10,000,000 at any time;

(p) unsecured Debt in respect of Investments permitted by Section 6.3(e) and Section 6.3(o); and

(q) unsecured Debt not otherwise permitted under the preceding provisions of this Section 6.1; provided that, the aggregate outstanding principal amount of Debt permitted under this clause (q) shall not exceed $50,000,000 at any time.

Any extensions, refinancings, refundings, replacements and renewals of Debt as permitted above in clauses (b) and (k) of this Section 6.1 shall also be subject to the condition that any such Debt incurred for the purpose of effecting such extension, refinancing, refunding, replacement or renewal shall be in an aggregate principal amount not greater than the aggregate principal amount of the Debt being extended, refinanced, refunded, replaced or renewed, plus the amount necessary to pay all accrued (including, for the purposes of defeasance, future accrued) and unpaid interest thereon, the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith and an amount equal to any unutilized active commitment under the Debt being extended, refinanced, refunded, replaced or renewed.

Section 6.2. Liens. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, create, assume, incur, or suffer to exist any Lien on the Property of any Credit Party or any Restricted Subsidiary, whether now owned or hereafter acquired, or assign any right to receive any income, other than the following (collectively, the “Permitted Liens”):

(a) Liens securing the Secured Obligations pursuant to the Security Documents;

(b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens, landlord’s liens and other similar liens, and such Liens granted under contract with such materialmen, mechanic, carrier, workmen, repairmen and landlord, in any case, arising in the ordinary course of business securing obligations which are not overdue for a period of more than 30 days or are being contested in good faith by appropriate procedures or proceedings and for which adequate reserves have been established;

(c) Liens arising in the ordinary course of business out of pledges or deposits under workers compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation to secure public or statutory obligations;

(d) Liens for taxes, assessment, or other governmental charges which are not yet due and payable or which are being actively contested in good faith by appropriate proceedings;

(e) Liens securing purchase money Debt or Capital Lease obligations permitted under Section 6.1(f); provided that each such Lien encumbers only the Property purchased in connection with the creation of any such purchase money Debt or the subject of any such Capital Lease, and all proceeds thereof (including insurance proceeds);

(f) Liens arising from precautionary UCC financing statements regarding operating leases;

(g) encumbrances consisting of easements, zoning restrictions, servitudes or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of any Credit Party to use such assets in its business;

(h) Liens arising solely by virtue of a depository institution’s standard account documentation or any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a depository institution;

(i) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business;

(j) judgment and attachment Liens not giving rise to an Event of Default, provided that (i) any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and (ii) no action to enforce such Lien has been commenced;

(k) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into in the ordinary course of business or Liens arising by operation of law under Article 2 of the UCC or by contract in favor of a reclaiming seller of goods or buyer of goods (including purchase money security interests in favor of vendors in the ordinary course of business);

(l) Liens solely on cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted hereunder;

(m) Lien arising by reason of deposits with or giving of any form of security to any Governmental Authority for any purpose at any time as required by applicable law as a condition to the transaction of any business or the exercise of any privilege or license;

(n) Liens created pursuant to joint venture agreements and related documents (to the extent a Lien on the Equity Interest owned by any Borrower or Restricted Entity in the applicable Joint Venture is required thereunder) having ordinary and customary terms (including with respect to Liens) and entered into in the ordinary course of business and securing obligations other than Debt;

(o) Liens encumbering Properties of the Restricted Entities which is not Collateral or Property required to be Collateral under Section 5.7 and securing Debt permitted under Section 6.1(o);

(p) Liens encumbering Properties of Foreign Subsidiaries securing Debt permitted under Section 6.1(j);

(q) Liens on Property of a Person which becomes a Restricted Subsidiary after the date hereof or on Property of a Restricted Entity that is acquired pursuant to a Permitted Acquisition, to the extent that (i) such Liens are in existence at the time such Person becomes a Restricted Subsidiary or such Property was acquired and were not created in anticipation thereof and (ii) the Debt secured by such Liens does not thereafter increase in amount; and

(r) Liens existing as of the date hereof and set forth on Schedule 6.2.

Section 6.3. Investments. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, make or hold any Investment other than the following (collectively, the “Permitted Investments”):

(a) Investments in the form of trade credit to customers of a Restricted Entity arising in the ordinary course of business and represented by accounts from such customers;

(b) Liquid Investments;

(c) Investments made prior to the Effective Date as specified in the attached Schedule 6.3;

(d) Investments in any Unrestricted Subsidiary; provided that, (i) the aggregate amount of all such Investments permitted under this clause (d) does not exceed $25,000,000 at any time outstanding (other than as a result of appreciation), and (ii) if any Restricted Payments made by Unrestricted Subsidiaries are included in the calculation of EBITDA of any period for any purpose under this

Agreement, then no Investments may be made by any Restricted Entity in such applicable Unrestricted Subsidiary during such period (under this clause (d) or otherwise) unless the Borrower would otherwise be in compliance with the applicable covenant without taking into account such Restricted Payments from the Unrestricted Subsidiaries;

(e) Investments by a Credit Party to any other Credit Party;

(f) Investments in the form of Permitted Acquisitions; provided that, if such Permitted Acquisition involves a Subsidiary, such Acquisition otherwise complies with this Agreement, including Section 5.8 as to Wholly-Owned Domestic Restricted Subsidiaries and either (i) clause (d) above with respect to any Unrestricted Subsidiary or (ii) clause (n) below with respect to any Foreign Restricted Subsidiary;

(g) creation of any additional Restricted Subsidiaries in compliance with Section 5.8;

(h) creation of any Unrestricted Subsidiaries in compliance with Section 5.8; provided that, the initial capitalization thereof is permitted under clause (d) above;

(i) loans or advances to directors, officers and employees of any Restricted Entity for expenses or other payments incident to such Person’s employment or association with any Restricted Entity; provided that the aggregate outstanding amount of such advances and loans shall not exceed $2,500,000 at any time outstanding;

(j) (i) Investments made by any Foreign Restricted Subsidiary in or to any other Foreign Restricted Subsidiary, and (ii) Investments in the form of intercompany Debt to the extent permitted under Section 6.1(c), (d) or (e);

(k) Investments (including debt obligations and Equity Interests) and other assets received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement or delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or received upon the foreclosure with respect to any secured investment or other transfer of title with respect to any secured investment;

(l) Investments in the form of mergers and consolidations of Restricted Entities in compliance with Section 6.7(a); provided that, if such Investments involves a Subsidiary, such Acquisitions otherwise complies with this Agreement, including Section 5.8 as to Restricted Subsidiaries and clause (d) above with respect to any Subsidiary that is not a Credit Party;

(m) Capital Expenditures permitted under Section 6.20;

(n) Investments in the form of Equity Interests, including the purchase or acquisition thereof and capital contributions in connection therewith, made by the Restricted Entities in or to Foreign Restricted Subsidiaries; provided that, (i) such Investments are made for general corporate purposes, including to fund a Permitted Acquisition, and (ii) the aggregate amount of such Investments permitted under this clause (n), together with the aggregate outstanding principal amount of intercompany Debt incurred by Foreign Restricted Subsidiaries which are not First Tier Foreign Restricted Subsidiaries permitted under Section 6.1(d), shall not exceed $450,000,000 at any time outstanding (other than as a result of appreciation);

(o) other Investments in an aggregate amount not to exceed $10,000,000 at any time outstanding (other than as a result of appreciation); and

(p) Investments in Joint Ventures in an aggregate amount not to exceed $65,000,000 at any time outstanding (other than as a result of appreciation).

Section 6.4. Acquisitions. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, make an Acquisition in a single transaction or related series of transactions other than:

(a) mergers and consolidations permitted by Section 6.7(a), and

(b) an Acquisition that meets each of the following conditions: (i) no Default exists both before and after giving effect to such Acquisition; (ii) both before and after giving effect to such Acquisition, Liquidity is greater than or equal to $40,000,000; and (iii) both before and after giving effect to the Acquisition, the Leverage Ratio shall be no greater than 4.00 to 1.00.

Section 6.5. Agreements Restricting Liens. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any contract, agreement or understanding which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property, whether now owned or hereafter acquired, to secure the Secured Obligations or restricts any Restricted Subsidiary from paying Restricted Payments to the Borrower, or which requires the consent of or notice to other Persons in connection therewith other than:

(a) this Agreement and the other Credit Documents;

(b) agreements governing Debt permitted by Section 6.1(f) to the extent such restrictions govern only the assets financed pursuant to such Debt and the proceeds thereof;

(c) agreements governing Debt permitted by Section 6.1(j), (m), and (o) to the extent such restrictions do not apply to Collateral or Properties which are required to be Collateral under Section 5.7 and such agreements do not require the direct or indirect granting of any Lien securing such Debt or other obligation by virtue of the granting of Liens on or pledge of Collateral to secure the Secured Obligations;

(d) any prohibition or limitation that (i) exists pursuant to applicable requirements of a Governmental Authority, (ii) restricts subletting or assignment of leasehold interests contained in any lease governing a leasehold interest of Borrower or a Restricted Subsidiary and customary provisions in other contracts restricting assignment thereof, or (iii) exists in any agreement in effect at the time a Subsidiary becomes a Restricted Subsidiary of Borrower, so long as such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary;

(e) any prohibition or limitation that exists in any contract to which a Credit Party is a party on the date hereof so long as (i) such prohibition or limitation is generally applicable and does not specifically address any of the Secured Obligations or the Liens granted under the Credit Documents, and (ii) the noncompliance of such prohibition or limitation would not reasonably be expected to be adverse to any Secured Party; and

(f) prohibitions or limitations contained in the organizational documents of any Joint Venture or the related joint venture or similar agreement that prohibit or restrict the granting, conveying, creation or imposition of any Lien on any Equity Interest in such joint venture.

Section 6.6. Use of Proceeds; Use of Letters of Credit. No Credit Party shall, nor shall it permit any of its Subsidiaries to: (a) use the proceeds of the Revolving Advances for any purposes other than (i) to continue the advances and other obligations, including without limitation the Existing Letters of Credit, outstanding under the Existing Agreement as provided herein, (ii) the payment of fees and expenses related to the entering into of Transactions, (iii) working capital purposes of the Borrower and any Restricted Subsidiary, or (iv) other general corporate purposes of the Borrower and any Restricted Subsidiary, including Permitted Acquisitions and permitted Restricted Payments; or (b) use the proceeds of the Swing Line Advances or the Letters of Credit for any purposes other than (i) working capital purposes of the Borrower and any Restricted Subsidiary or (ii) other general corporate purposes of the Borrower and any Restricted Subsidiary. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, use any part of the proceeds of Advances or Letters of Credit for any purpose which violates, or is inconsistent with, Regulations T, U, or X. The Borrower shall not request any Borrowing or Letter of Credit, and the Borrower shall not use, shall cause its Subsidiaries and its and their respective officers and employees to not use, and shall use commercially reasonable efforts to cause its or their respective directors and agents to not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 6.7. Corporate Actions; Accounting Changes.

(a) No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, merge or consolidate with or into any other Person, except:

(i) that the Borrower may merge with any of its Wholly-Owned Restricted Subsidiaries and any Credit Party may merge or be consolidated with or into any other Credit Party; provided that immediately after giving effect to any such proposed transaction no Default would exist and, in the case of any such merger to which the Borrower is a party, the Borrower is the surviving entity;

(ii) that any Restricted Entity that is not a Credit Party may merge or consolidate with any other Restricted Entity that is not a Credit Party;

(iii) that any Restricted Entity that is not a Credit Party may merge or consolidate with any Credit Party; provided that a Credit Party is the surviving entity or such merger or consolidation is otherwise permitted by Section 6.8;

(iv) merger or consolidation as part of a Permitted Acquisition under Section 6.4(b), subject to the conditions set forth therein; provided that (x) if a Credit Party is a party to such merger or consolidation, the surviving entity shall be a Credit Party and (y) if a Restricted Entity is a party to such merger or consolidation, the surviving entity shall be a Restricted Entity; and

(v) any Subsidiary may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Change and such Subsidiary may effect the same by merger or consolidation.

(b) No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, (i) without at least fifteen (15) days (or such shorter period as agreed to by the Administrative Agent) prior written notice to the Administrative Agent, change its name, change its state of incorporation, formation or organization, change its organizational identification number or reorganize in another jurisdiction (except that this clause (i) shall not apply to any Foreign Restricted Subsidiary unless such Subsidiary is a First Tier Foreign Restricted Subsidiary), (ii) amend, supplement, modify or restate their articles or certificate of incorporation or formation, limited partnership agreement, bylaws, limited liability company agreements, or other equivalent organizational documents, in any manner that could reasonably be expected to be materially adverse to the Lenders, or (iii) change the method of accounting employed in the preparation of the financial statements referred to in Section 4.4 or change the fiscal year end of the Borrower unless such changes are required to conform to GAAP or such changes are to conform the accounting practices of the Borrower and its Restricted Subsidiaries and notice of such changes have been delivered to the Administrative Agent prior to effecting such changes.

Section 6.8. Disposition of Assets. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, make a Disposition other than:

(a) Disposition by any Restricted Entity of any of its Properties to any Credit Party; provided that, at the reasonable request of the Administrative Agent, the receiving Credit Party shall ratify, grant and confirm the Liens on such assets (and any other related Collateral) pursuant to documentation reasonably satisfactory to the Administrative Agent;

(b) Disposition by any Restricted Entity that is not a Credit Party of any of its Properties to any other Restricted Entity that is not a Credit Party; provided that, if such Property is an Equity Interest that is Collateral or otherwise required to be Collateral under Section 5.7, then at the reasonable request of the Administrative Agent, the receiving Restricted Entity (other than a Foreign Subsidiary) shall ratify, grant and confirm the Liens on such Equity Interest (and any other related Collateral) pursuant to documentation reasonably satisfactory to the Administrative Agent;

(c) Sale of inventory in the ordinary course of business and Disposition of cash or Liquid Investments in the ordinary course of business;

(d) Disposition of worn out, obsolete or surplus property in the ordinary course of business and the abandonment or other Disposition of patents, trademarks and copyrights that, in the reasonable judgment of Borrower and its Subsidiaries, should be replaced or are no longer economically practicable to maintain or useful in the conduct of the business of the Borrower and its Subsidiaries taken as a whole;

(e) mergers and consolidations in compliance with Section 6.7(a);

(f) Permitted Investments;

(g) assignments and licenses of patents, trademarks or copyrights of any Restricted Entity in the ordinary course of business;

(h) Disposition of any assets required under Legal Requirements;

(i) Dispositions of equipment in the ordinary course of business the proceeds of which are reinvested in the acquisition of equipment of comparable value and type within 90 days and on which the Administrative Agent has an Acceptable Security Interest;

(j) Dispositions of Equity Interests in a Joint Venture or Unrestricted Subsidiary;

(k) leases of real or personal property in the ordinary course of business; and

(l) Disposition of Properties not otherwise permitted under the preceding clauses of this Section 6.8; provided that, such Disposition, taken together with all such other Dispositions completed since the Effective Date, does not exceed 5% of the Tangible Net Assets in the aggregate and calculated at the time of such subject Disposition.

Section 6.9. Restricted Payments. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to make any Restricted Payments except that:

(a) (i) the Restricted Subsidiaries may make Restricted Payments to the Borrower or any other Credit Party, and (ii) the Restricted Subsidiaries that are not Credit Parties may make Restricted Payments to other Restricted Subsidiaries that are not Credit Parties;

(b) so long as no Default exists or would result from the making of such Restricted Payment, the Borrower or any Restricted Subsidiary may make cash Restricted Payments in an amount not to exceed $10,000,000 in the aggregate after the Effective Date to existing and former officers, directors, and employees of the Borrower or such Restricted Subsidiary; provided that such Restricted Payments are in consideration for the retirement, purchase, or redemption of any of the Equity Interests of such Restricted Entity, or any option, warrant or other right to purchase or acquire such Equity Interest, in any event, held by such Person; and

(c) the Restricted Entities may make cash Restricted Payments so long as, (i) no Default exists or would result from the making of such Restricted Payment and (ii) after giving effect to the making of such Restricted Payment (A) the pro forma Leverage Ratio would be less than or equal to 3.25 to 1.00; (B) Availability would be equal to or greater than $40,000,000; (C) the aggregate amount of Restricted Payments made in any fiscal quarter (the “Subject Quarter”) under this clause (c) would not exceed 50% of the Borrower’s consolidated EBITDA for the four fiscal quarters ended immediately prior to such Subject Quarter, and (D) the aggregate amount of Restricted Payments made in any consecutive four fiscal quarter period (the “Subject Period”) under this clause (c) would not exceed 50% of the Borrower’s consolidated EBITDA for the four fiscal quarter period ended immediately prior to the Subject Period.

Section 6.10. Affiliate Transactions. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, but not limited to, the purchase, sale, lease or exchange of Property, the making of any investment, the giving of any guaranty, the assumption of any obligation or the rendering of any service) with any of their Affiliates which are not Restricted Entities other than:

(a) such transaction or series of transactions are arm’s length transactions entered into on terms that are not materially less favorable to the Borrower or any Restricted Subsidiary, as applicable, than those that could be obtained in a comparable arm’s length transaction with a Person that is not such an Affiliate;

(b) the intercompany agreements described on Schedule 6.10; provided that the terms thereof may not be amended, supplemented or otherwise modified unless such amended, supplemented or otherwise modified terms complies with clause (a) above;

(c) the Restricted Payments permitted under Section 6.9;

(d) Investments in the form of Equity Interests of Subsidiaries, including the purchase or acquisition thereof and capital contributions in connection therewith;

(e) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans).

Section 6.11. Line of Business. No Credit Party shall, and shall not permit any of its Restricted Subsidiaries to, change the character of the Borrower’s and its Restricted Subsidiaries collective business as conducted on the date of this Agreement, or engage in any type of business not reasonably related to, or a normal extension of, the Borrower’s and its Restricted Subsidiaries collective business as presently conducted.

Section 6.12. Hazardous Materials. No Credit Party (a) shall, nor shall it permit any of its Subsidiaries to, create, handle, transport, use, or dispose of any Hazardous Substance or Hazardous Waste, except in the ordinary course of its business and except in compliance with Environmental Law other than to the extent that such non-compliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change or in any liability on the Lenders or the Administrative Agent, and (b) shall, nor shall it permit any of its Subsidiaries to, Release any Hazardous Substance or Hazardous Waste into the Environment and shall not permit any Credit Party’s or any Subsidiary’s Property to be subjected to any Release of Hazardous Substance or Hazardous Waste, except in compliance with Environmental Law other than to the extent that such non-compliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change or in any material liability on the Lenders or the Administrative Agent.

Section 6.13. Compliance with ERISA. Except for matters that could not reasonably be expected to cause a Material Adverse Change, no Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly: (a) engage in any transaction in connection with which the Borrower or any Subsidiary could be subjected to either a civil penalty assessed pursuant to Section 502(c), (i) or (l) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code; (b) terminate, or permit any member of the Controlled Group to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability to the Borrower, any Subsidiary or any member of the Controlled Group to the PBGC; (c) fail to make, or permit any member of the Controlled Group to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Subsidiary or member of the Controlled Group is required to pay as contributions thereto; (d) permit to exist, or allow any Subsidiary or any member of the Controlled Group to permit to exist, any failure to satisfy the “minimum funding standard” under Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA with respect to any Plan; (e) permit, or allow any member of the Controlled Group to permit, the actuarial present value of the benefit liabilities (as “actuarial present value of the benefit liabilities” shall have the meaning specified in Section 4041 of ERISA) under any Plan that is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (f) contribute to or assume an obligation to contribute to, or permit any member of the Controlled Group to contribute to or assume an obligation to contribute to, any Multiemployer Plan; (g) acquire, or permit any member of the Controlled Group to acquire, an interest in any Person that causes such Person to become a member of the Controlled Group if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (h) incur, or permit any member of the Controlled Group to incur, a liability to or on account of a Plan under Sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; or (i) contribute to or assume an obligation to contribute to any employee welfare benefit plan, as defined in Section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any liability.

Section 6.14. Sale and Leaseback Transactions. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, sell or transfer to a Person any Property, whether now owned or hereafter acquired, if at the time or thereafter the Borrower or a Restricted Subsidiary shall lease as lessee such Property or any part thereof or other Property which the Borrower or a Restricted Subsidiary intends to use for substantially the same purpose as the Property sold or transferred; provided that, the Restricted Entities may effect such transactions with Property that is not Collateral so long as such transactions do not exceed $10,000,000 in the aggregate.

Section 6.15. [Reserved].

Section 6.16. Limitation on Hedging. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, (a) purchase, assume, or hold a speculative position in any commodities market or futures market or enter into any Hedging Arrangement for speculative purposes; or (b) be party to or otherwise enter into any Hedging Arrangement which is entered into for reasons other than as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to the Borrower’s or its Restricted Subsidiaries’ operations; provided that, for the avoidance of doubt, any Restricted Entity may enter into Hedging Arrangements (A) to mitigate risk to which such Restricted Entity has actual exposure, (B) to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Restricted Entities and (C) consisting of spot and forward delivery foreign exchange contracts entered into in the ordinary course of business and not for speculative purposes.

Section 6.17. Senior Secured Leverage Ratio. The Borrower shall not permit the Senior Secured Leverage Ratio as of the last day of each fiscal quarter, commencing with the quarter ended December 31, 2013, to be more than 3.50 to 1.00.

Section 6.18. Leverage Ratio. The Borrower shall not permit the Leverage Ratio as of the last day of each fiscal quarter, commencing with the quarter ended December 31, 2013, to be more than 4.50 to 1.00 for each fiscal quarter end.

Section 6.19. Interest Coverage Ratio. The Borrower shall not permit the Interest Coverage Ratio as of the last day of each fiscal quarter, commencing with the quarter ended December 31, 2013, to be less than 3.00 to 1.00.

Section 6.20. Capital Expenditures. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, expend any Capital Expenditure (other than Equity Funded Capital Expenditures); provided that (i) Borrower shall be in pro forma compliance with the covenants in Sections 6.17, 6.18 and 6.19, and (ii) before and after giving effect thereto, no Default shall have occurred.

Section 6.21. Non-Obligors. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, (a) permit the Net Income of the Credit Parties to be less than 85% of the consolidated Net Income of the Borrower and its Domestic Restricted Subsidiaries, (b) permit the net book value of all assets of the Credit Parties to be less than 85% of the aggregate consolidated net book value of all assets of the Borrower and its Domestic Restricted Subsidiaries, (c) permit the Net Income of the Combined Entities to be less than 85% of the consolidated Net Income of the Borrower and its Restricted Subsidiaries, (d) permit the net book value of all assets of the Combined Entities to be less than 85% of the aggregate consolidated net book value of all assets of the Borrower and its Restricted Subsidiaries, in each case, as established in accordance with GAAP and as reflected in the financial statements most recently delivered to the Administrative Agent pursuant to the terms hereof.

Section 6.22. Prepayment of Certain Debt. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, except (a) the prepayment of the Obligations in accordance with the terms of this Agreement, (b) regularly scheduled or required repayments, purchases or redemptions of Permitted Debt (other than Debt permitted under Section 6.1(k) and Debt permitted under Section 6.1(l)), (c) refinancings and refundings of Permitted Debt so long as such refinancings and refundings would otherwise be permitted under Section 6.1, including the last sentence therein (to the extent applicable), (d) prepayments of intercompany Debt owing to a Credit Party, and (e) so long as no Event of Default exists or would result therefrom, other prepayments, repayments, redemptions, purchases, defeasances or other satisfactions of Permitted Debt not described in the immediately preceding clauses (a) through (d), but specifically excluding any prepayments, repayments, redemptions, purchases, defeasances or other satisfactions of Debt permitted under Section 6.1(l).

ARTICLE 7

DEFAULT AND REMEDIES

Section 7.1. Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement and any other Credit Document:

(a) Payment Failure. Any Credit Party (i) fails to pay any principal when due under this Agreement or under any AutoBorrow Agreement (other the failure to pay such principal under such AutoBorrow Agreement which is fully satisfied with a Borrowing under Section 2.3(c)) or (ii) fails to pay, within three (3) Business Days of when due, any other amount due under this Agreement or any other Credit Document, including payments of interest fees, reimbursements, and indemnifications;

(b) False Representation or Warranties. Any representation or warranty made or deemed to be made by any Credit Party or any officer thereof in this Agreement, in any other Credit Document or in any certificate delivered in connection with this Agreement or any other Credit Document is incorrect, false or otherwise misleading in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) at the time it was made or deemed made;

(c) Breach of Covenant. (i) Any breach by any Credit Party of any of the covenants in Section 5.3(a) or Article 6 of this Agreement; or (ii) any breach by any Credit Party of any other covenant contained in this Agreement or any other Credit Document and such breach shall remain unremedied for a period of thirty (30) days after the earliest of (A) the date any officer of the Borrower has actual knowledge of such breach, (B) the date any Executive Officer of any Restricted Subsidiary has actual knowledge of such breach, and (C) the date written notice thereof shall have been given to the Borrower by the Administrative Agent or a Lender;

(d) Guaranties. Any material provision in the Guaranty shall at any time (before the Guaranty expires in accordance with its terms) and for any reason be determined by a court of competent jurisdiction to cease to be in full force and effect and valid and binding on the Guarantors party thereto or shall be contested by any Guarantor party thereto or by the Borrower; the Borrower or any Guarantor shall deny in writing that it has any liability or obligation under such Guaranty; or any Guarantor shall cease to exist other than as expressly permitted by the terms of this Agreement;

(e) Security Documents. Any Security Document shall at any time and for any reason cease to create an Acceptable Security Interest with respect to any Collateral having a fair market value, individually or in the aggregate, in excess of $25,000,000 (unless released or terminated pursuant to the terms of such Security Document) or any material provisions thereof shall cease to be in full force and effect and valid and binding on the Credit Party that is a party thereto or any such Person shall so state in writing (unless released or terminated pursuant to the terms of this Agreement or such Security Document);

(f) Cross-Default. (i) Any Restricted Entity shall fail to pay any principal of or premium or interest on its Debt which is outstanding in a principal amount of at least $50,000,000 individually or when aggregated with all such Debt of the Restricted Entities so in default (but excluding Debt owing to the Lenders hereunder) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt of the Restricted Entities which is outstanding in a principal amount of at least $50,000,000 individually or when aggregated with all such Debt of the Restricted Entities so in default (but excluding Debt owing to the Lenders hereunder), and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt prior to the stated maturity thereof; or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment); provided that, for purposes of this paragraph (f), the “principal amount” of the obligations in respect of Hedging Arrangements at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that would be required to be paid if such Hedging Arrangements were terminated at such time;

(g) Bankruptcy and Insolvency. (i) Except as otherwise permitted under this Agreement, any Credit Party shall terminate its existence or dissolve or (ii) any Restricted Entity (A) admits in writing its inability to pay its debts generally as they become due; makes an assignment for the benefit of its creditors; consents to or acquiesces in the appointment of a receiver, liquidator, fiscal agent, or trustee of itself or any of its Property; files a petition under bankruptcy or other laws for the relief of debtors; or consents to any reorganization, arrangement, workout, liquidation, dissolution, or similar relief or (B) shall have had, without its consent: any court enter an order appointing a receiver, liquidator, fiscal agent, or trustee of itself or any of its Property; any petition filed against it seeking reorganization, arrangement, workout, liquidation, dissolution or similar relief under bankruptcy or other laws for the relief of debtors and such petition described in this clause (B) shall not be dismissed, stayed, or set aside for an aggregate of 60 days, whether or not consecutive;

(h) Adverse Judgment. Any Restricted Entity suffers final judgments against any of them since the date of this Agreement in an aggregate amount, less any insurance proceeds covering such judgments which are received or as to which the insurance carriers have not denied coverage, greater than $50,000,000 and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgments or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgments, by reason of a pending appeal or otherwise, shall not be in effect;

(i) Termination Events. Any Termination Event with respect to a Plan shall have occurred, and, 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent, such Termination Event shall not have been corrected and shall have created and caused to be continuing a material risk of Plan termination or liability for withdrawal from the Plan as a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), which termination could reasonably be expected to result in a liability of, or liability for withdrawal could reasonably be expected to be, greater than $50,000,000;

(j) Plan Withdrawals. The Borrower or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and such withdrawing employer shall have incurred a withdrawal liability in an annual amount exceeding $50,000,000;

(k) Invalidity of Credit Agreement. Any material provision of this Agreement shall cease to be in full force and effect and valid and binding on the Borrower or the Borrower shall so state in writing (except as permitted by the terms of this Agreement or as waived in accordance with Section 9.3); or

(l) Change in Control. The occurrence of a Change in Control.

Section 7.2. Optional Acceleration of Maturity. If any Event of Default (other than an Event of Default pursuant to Section 7.1(g)) shall have occurred and be continuing, then, and in any such event,

(a) the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare that the obligation of each Lender to make Revolving Advances and the obligation of the Issuing Lenders to issue Letters of Credit shall be terminated, whereupon the same shall forthwith terminate and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the principal of the Obligations, all interest thereon, and all other Obligations to be forthwith due and payable, whereupon such principal, all such interest, and all such amounts shall become and be forthwith due and payable in full, without presentment, demand, protest or further notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by each of the Credit Parties,

(b) the Borrower shall, on demand of the Administrative Agent at the request or with the consent of the Majority Lenders, deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to 103% of the Dollar Equivalent of the outstanding Letter of Credit Exposure as security for the Secured Obligations to the extent the Letter of Credit Obligations are not otherwise paid or cash collateralized at such time, and

(c) the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Documents, the Guaranties, or any other Credit Document for the ratable benefit of the Secured Parties by appropriate proceedings.

Section 7.3. Automatic Acceleration of Maturity. If any Event of Default pursuant to Section 7.1(g) shall occur,

(a) the obligation of each Lender to make Advances and the obligation of the Issuing Lenders to issue Letters of Credit shall immediately and automatically be terminated and all Obligations shall immediately and automatically become and be due and payable in full, without presentment, demand, protest or any notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by each of the Credit Parties,

(b) the Borrower shall, on demand of the Administrative Agent at the request or with the consent of the Majority Lenders, deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to 103% of the Dollar Equivalent of the outstanding Letter of Credit Exposure as security for the Secured Obligations to the extent the Letter of Credit Obligations are not otherwise paid or cash collateralized at such time, and

(c) the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Documents, the Guaranties, or any other Credit Document for the ratable benefit of the Secured Parties by appropriate proceedings.

Section 7.4. Right of Set-Off. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Credit Document to such Lender or such Issuing Lender, irrespective of whether or not such Lender or such Issuing Lender shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender or such Issuing Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, such Issuing Lender and their respective Affiliates under this Section 7.4 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender or their respective Affiliates may have. Each Lender and each Issuing Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 7.5. Remedies Cumulative, No Waiver. No right, power, or remedy conferred to any Lender in this Agreement or the Credit Documents, or now or hereafter existing at law, in equity, by statute, or otherwise shall be exclusive, and each such right, power, or remedy shall to the full extent permitted by law be cumulative and in addition to every other such right, power or remedy. No course of dealing and no delay in exercising any right, power, or remedy conferred to any Lender in this Agreement and the Credit Documents or now or hereafter existing at law, in equity, by statute, or otherwise shall operate as a waiver of or otherwise prejudice any such right, power, or remedy. Any Lender may cure any Event of Default without waiving the Event of Default. No notice to or demand upon the Borrower or any other Credit Party shall entitle the Borrower or any other Credit Party to similar notices or demands in the future.

Section 7.6. Application of Payments. Prior to an Event of Default, all payments made hereunder shall be applied by the Administrative Agent as directed by the Borrower, but subject to the terms of this Agreement, including the application of prepayments according to Section 2.5 and Section 2.12. During the existence of an Event of Default, all payments and collections received by the Administrative Agent shall be applied to the Secured Obligations in accordance with Section 2.12 and otherwise in the following order:

FIRST, to the payment of all costs and expenses incurred by the Administrative Agent (in its capacity as such hereunder or under any other Credit Document) in connection with this Agreement or any of the Secured Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent as secured party hereunder or under any other Credit Document on behalf of any Credit Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document;

SECOND, to the payment of all accrued interest constituting part of the Secured Obligations other than Non-Credit Party Obligations (the amounts so applied to be distributed ratably among the Lenders (and to the extent applicable to Hedging Arrangements, the Swap Counterparties and to the extent applicable to Banking Services Obligations, the Banking Service Providers) pro rata in accordance with the amounts of the Secured Obligations owed to them on the date of any such distribution);

THIRD, to the payment of any then due and owing principal constituting part of the Secured Obligations other than Non-Credit Party Obligations (the amounts so applied to be distributed ratably among the Lenders (and to the extent applicable to Hedging Arrangements, the Swap Counterparties and to the extent applicable to Banking Services Obligations, the Banking Service Providers) pro rata in accordance with the principal amounts of the Secured Obligations owed to them on the date of any such distribution);

FOURTH, to the payment of any then due and owing other amounts (including fees and expenses) constituting part of the Secured Obligations other than Non-Credit Party Obligations (the amounts so applied to be distributed ratably among the Lenders (and to the extent applicable to Hedging Arrangements, the Swap Counterparties and to the extent applicable to Banking Services Obligations, the Banking Service Providers) pro rata in accordance with such amounts owed to them on the date of any such distribution);

FIFTH, to the payment of all accrued interest constituting part of the Non-Credit Party Obligations (the amounts so applied to be distributed ratably among the Swap Counterparties and the Banking Service Providers) pro rata in accordance with the amounts of the Non-Credit Party Obligations owed to them on the date of any such distribution;

SIXTH, to the payment of any then due and owing principal constituting part of the Non-Credit Party Obligations (the amounts so applied to be distributed ratably among the Swap Counterparties and the Banking Service Providers) pro rata in accordance with the principal amounts of the Non-Credit Party Obligations owed to them on the date of any such distribution;

SEVENTH, to the payment of any then due and owing other amounts (including fees and expenses) constituting part of the Non-Credit Party Obligations (the amounts so applied to be distributed ratably among the Swap Counterparties and the Banking Service Providers) pro rata in accordance with such amounts owed to them on the date of any such distribution; and

EIGHTH, to the Credit Parties, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

Notwithstanding the foregoing, payments and collections received by the Administrative Agent from any Credit Party that is not a Qualified ECP Guarantor (and any proceeds received in respect of such Credit Party’s Collateral (as defined in the Security Agreement)) shall not be applied to Excluded Swap Obligations with respect to any Credit Party, provided, however, that the Administrative Agent shall make such adjustments as it determines are appropriate with respect to payments and collections received from the other Credit Parties (or proceeds received in respect of such other Credit Parties’ Collateral) to preserve, as nearly as possible, the allocation to Secured Obligations otherwise set forth above in this Section 7.6 (assuming that, solely for purposes of such adjustments, Secured Obligations includes Excluded Swap Obligations), and provided, further, that, for purposes of this Section 7.6, the “principal amount” of the obligations in respect of Hedging Arrangements at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that would be required to be paid if such Hedging Arrangements were terminated at such time.

Section 7.7. Currency Conversion After Maturity. Notwithstanding any other provision in this Agreement, on the date that there has been an acceleration of the maturity of the Obligations or a termination of the obligations of the Lenders to make Advances hereunder or of the obligations of the Issuing Lenders to issue, increase, or extend Letters of Credit hereunder, in any case, as a result of any Event of Default, all Advances and all other Obligations denominated in any Foreign Currency shall be converted into, and all such amounts due thereunder shall accrue and be payable in, Dollars at the Exchange Rate on such date. From and after such date, all Advances shall be denominated only in, and all fees due under this Agreement shall be payable in, Dollars.

ARTICLE 8

THE ADMINISTRATIVE AGENTS AND ISSUING LENDERS

Section 8.1. Appointment, Powers, and Immunities.

(a) Appointment and Authority. Each of the Lenders and each Issuing Lender hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and neither the Borrower nor any Affiliate thereof shall have rights as a third party beneficiary of any of such provisions.

(b) Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and as an Issuing Lender as any other Issuing Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender,” “Lenders,” “Issuing Lender,” and “Issuing Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for, make investments in, and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders. Wells Fargo (and any successor acting as Administrative Agent) and its Affiliates may accept fees and other consideration from the Borrower or any of its Subsidiaries or Affiliates for services in connection with this Agreement or otherwise without having to account for the same to the Lenders or the Issuing Lenders.

(c) Exculpatory Provisions. The Administrative Agent (which term as used in this clause (c) and in Section 8.5 and the first sentence of Section 8.6 shall include its Related Parties) shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law; and

(iii) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 7.2, 7.3 and 9.3) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of or notice of the occurrence of any Default unless and until written notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an Issuing Lender and specifying such notice as a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall (subject to Section 9.3) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Majority Lenders, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Secured Parties.

The Administrative Agent shall not be responsible for, or have any duty to ascertain or inquire into, (i) any recital, statement, warranty or representation (whether written or oral) made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the value, validity, enforceability, effectiveness, enforceability, sufficiency or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document, (v) the inspection of, or to inspect, the Property (including the books and records) of any Credit Party or any of its Subsidiaries or Affiliates, (vi) the satisfaction of any condition set forth in Article 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or (vii) any litigation or collection proceedings (or to initiate or conduct any such litigation or proceedings) under any Credit Document unless requested by the Majority Lenders in writing and it receives indemnification satisfactory to it from the Lenders.

Section 8.2. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document, writing or other communication (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance, Conversion of any Advance or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Advance, Conversion of such Advance or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.3. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 8.4. Indemnification.

(a) INDEMNITY OF ADMINISTRATIVE AGENT. THE LENDERS SEVERALLY AGREE TO INDEMNIFY THE ADMINISTRATIVE AGENT AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE RELATED PARTIES (TO THE EXTENT NOT REIMBURSED BY THE BORROWER), RATABLY ACCORDING TO THE RESPECTIVE PRINCIPAL AMOUNTS OF THE ADVANCES THEN HELD BY EACH OF THEM (OR IF NO PRINCIPAL OF THE ADVANCES IS AT THE TIME OUTSTANDING, RATABLY ACCORDING TO THE RESPECTIVE REVOLVING COMMITMENTS HELD BY EACH OF THEM IMMEDIATELY PRIOR TO THE TERMINATION, EXPIRATION OR FULL REDUCTION OF EACH SUCH REVOLVING COMMITMENT), FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTY IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT, ANY CREDIT DOCUMENT OR ANY ACTION TAKEN OR OMITTED BY THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (INCLUDING SUCH INDEMNITEE’S OWN NEGLIGENCE REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL), AND INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL LIABILITIES, PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER AGREES TO REIMBURSE THE ADMINISTRATIVE AGENT PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE (DETERMINED AS SET FORTH ABOVE IN THIS PARAGRAPH) OF ANY OUT-OF-POCKET EXPENSES (INCLUDING COUNSEL FEES) INCURRED BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT, OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, TO THE EXTENT THAT THE ADMINISTRATIVE AGENT IS NOT REIMBURSED FOR SUCH BY THE BORROWER.

(b) INDEMNITY OF ISSUING LENDERS. THE LENDERS SEVERALLY AGREE TO INDEMNIFY EACH ISSUING LENDER AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE RELATED PARTIES (TO THE EXTENT NOT REIMBURSED BY THE BORROWER), RATABLY ACCORDING TO THE RESPECTIVE PRINCIPAL AMOUNTS OF THE ADVANCES THEN HELD BY EACH OF THEM (OR IF NO PRINCIPAL OF THE ADVANCES IS AT THE TIME OUTSTANDING, RATABLY ACCORDING TO THE RESPECTIVE REVOLVING COMMITMENTS HELD BY EACH OF THEM IMMEDIATELY PRIOR TO THE TERMINATION, EXPIRATION OR FULL REDUCTION OF EACH SUCH REVOLVING COMMITMENT), FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST SUCH ISSUING LENDER OR ANY OF ITS RELATED PARTY IN ANY

WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT, ANY CREDIT DOCUMENT OR ANY ACTION TAKEN OR OMITTED BY SUCH ISSUING LENDER UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (INCLUDING SUCH INDEMNITEE’S OWN NEGLIGENCE REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL), AND INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL LIABILITIES, PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 8.5. Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each Issuing Lender agrees that it has, independently and without reliance on the Administrative Agent or any other Lender or any other Issuing Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and the other Credit Parties and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Lender or any other Issuing Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under the Credit Documents. Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders or the Issuing Lenders by the Administrative Agent hereunder and for other information in the Administrative Agent’s possession which has been requested by a Lender and for which such Lender pays the Administrative Agent’s expenses in connection therewith, the Administrative Agent shall not have any duty or responsibility to provide any Lender or any Issuing Lender with any credit or other information concerning the affairs, financial condition, or business of any Credit Party or any of its Subsidiaries or Affiliates that may come into the possession of the Administrative Agent or any of its Affiliates.

Section 8.6. Resignation of Administrative Agent and Issuing Lenders.

(a) The Administrative Agent and any Issuing Lender may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon receipt of notice of any such resignation, the Majority Lenders shall have the right to appoint a successor Administrative Agent (and the Borrower shall have the right to appoint a successor Issuing Lender pursuant to clause (b) below). If no successor Administrative Agent or Issuing Lender shall have been so appointed by the Majority Lenders (or as applicable, the Borrower) and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s or Issuing Lender’s giving of notice of resignation, then the retiring Administrative Agent or Issuing Lender may, on behalf of the Lenders and the Borrower, appoint a successor Administrative Agent or Issuing Lender, which shall be, in the case of a successor agent, a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $250,000,000.00 and, in the case of an Issuing Lender, a Lender; provided that, if the Administrative Agent or Issuing Lender shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent or Issuing Lender shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that (A) in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and (B) the retiring Issuing Lender shall remain the Issuing Lender with respect to any Letters of Credit outstanding on the effective date of its resignation or removal and the provisions affecting the Issuing Lenders with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Lender until the termination of all such Letters of Credit) and (2) all payments, communications and determinations provided to be made by, to or through the retiring Administrative Agent shall instead be made by or to each Lender and the Issuing Lenders directly, until such time as the Majority Lenders appoint a successor Administrative Agent or Issuing Lender, as applicable, as provided for above in this paragraph. Upon the acceptance of any appointment as Administrative Agent or Issuing Lender by a successor Administrative Agent or Issuing Lender, such successor Administrative Agent or Issuing Lender shall thereupon succeed to and become vested with all the rights, powers, privileges, and duties of the retiring Administrative Agent or Issuing Lender, and the retiring Administrative Agent or Issuing Lender shall be discharged from its duties and obligations under this Agreement and the other Credit Documents, except that the retiring Issuing Lender shall remain the Issuing Lender with respect to any Letters of Credit outstanding on the effective date of its resignation or removal and the provisions affecting the Issuing Lenders with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Lender until the termination of all such Letters of Credit. After any retiring Administrative Agent’s or Issuing Lender’s resignation as Administrative Agent or Issuing Lender, the provisions of this Article 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Issuing Lender under this Agreement and the other Credit Documents.

(b) Any Issuing Lender (including a retiring Issuing Lender) may be replaced at any time by written agreement among the Borrower, the Administrative Agent, such replaced Issuing Lender and, in the case of a replacement, the successor Issuing Lender. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Lender. At the time any such resignation or replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the retiring or replaced Issuing Lender pursuant to Section 2.7(b). From and after the effective date of such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the replaced Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit.

Section 8.7. Collateral Matters.

(a) The Administrative Agent is authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from such Secured Parties, from time to time, to take any actions with respect to any Collateral or Security Documents which may be necessary to perfect and maintain the Liens upon the Collateral granted pursuant to the Security Documents. The Administrative Agent is further authorized (but not obligated) on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any action in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Secured Parties under the Credit Documents or applicable Legal Requirements. By accepting the benefit of the Liens granted pursuant to the Security Documents, each Secured Party hereby agrees to the terms of this paragraph (a).

(b) The Lenders hereby, and any other Secured Party by accepting the benefit of the Liens granted pursuant to the Security Documents, irrevocably authorize the Administrative Agent to (i) release any Lien granted to or held by the Administrative Agent upon any Collateral (a) upon termination of this Agreement, termination of all Hedging Agreements with such Persons, termination of all Letters of Credit (other than Letters of Credit as to which other arrangements reasonably satisfactory to the applicable Issuing Lender have been made), and the payment in full of all outstanding Advances, Letter of Credit

Obligations (other than with respect to Letters of Credit as to which other arrangements reasonably satisfactory to the applicable Issuing Lender have been made) and all other Secured Obligations payable under this Agreement and under any other Credit Document; (b) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted under this Agreement or any other Credit Document; (c) constituting property in which no Credit Party owned an interest at the time the Lien was granted or at any time thereafter (other than as a result of a violation of this Agreement); or (d) constituting property leased to any Credit Party under a lease which has expired or has been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by such Credit Party to be, renewed or extended; and (ii) release a Guarantor from its obligations under a Guaranty and any other applicable Credit Document if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted under this Agreement. Upon the request of the Administrative Agent at any time, the Secured Parties will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 8.7. In each case as specified in this Section 8.7(b), the Administrative Agent will, at the Borrower’s expense, promptly execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents, or to release such Guarantor from its obligations under the Guaranty and other applicable Credit Documents, in each case in accordance with the terms of the Credit Documents and this Section 8.7.

(c) Notwithstanding anything contained in any of the Credit Documents to the contrary, the Credit Parties, the Administrative Agent, and each Secured Party hereby agree that no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranties, it being understood and agreed that all powers, rights and remedies hereunder and under the Security Documents may be exercised solely by Administrative Agent on behalf of the Secured Parties in accordance with the terms hereof and the other Credit Documents. By accepting the benefit of the Liens granted pursuant to the Security Documents, each Secured Party not party hereto hereby agrees to the terms of this paragraph (c).

Section 8.8. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the co-lead arrangers, joint bookrunners, co-syndication agent or any other agent named on the cover page to this Agreement (other than the Administrative Agent) shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender, Swing Line Lender or Issuing Lender.

ARTICLE 9

MISCELLANEOUS

Section 9.1. Costs and Expenses. The Borrower agrees to pay within 30 days of invoice:

(a) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of one law firm serving as counsel for the Administrative Agent and, if applicable, one law firm serving as local counsel for each applicable jurisdiction), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated),

(b) all reasonable out-of-pocket expenses incurred by any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and

(c) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or any Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Advances made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances or Letters of Credit.

Section 9.2. Indemnification; Waiver of Damages.

(a) INDEMNIFICATION. EACH CREDIT PARTY HERETO AGREES TO, JOINTLY AND SEVERALLY, INDEMNIFY AND HOLD HARMLESS THE ADMINISTRATIVE AGENT, EACH ISSUING LENDER AND EACH LENDER AND EACH OF THEIR RESPECTIVE RELATED PARTIES (EACH, AN “INDEMNITEE”) FROM AND AGAINST ANY AND ALL ACTIONS, SUITS, LOSSES, CLAIMS, DAMAGES, LIABILITIES AND EXPENSES OF ANY KIND (INCLUDING REASONABLE ATTORNEYS’ FEES, EXPENSES AND CHARGES) OR NATURE, JOINT OR SEVERAL, TO WHICH SUCH INDEMNITEE MAY BECOME SUBJECT OR THAT MAY BE INCURRED OR ASSERTED OR AWARDED AGAINST SUCH INDEMNITEE, IN EACH CASE ARISING OUT OF OR IN CONNECTION WITH OR BY REASON OF (INCLUDING, WITHOUT LIMITATION, IN CONNECTION WITH ANY INVESTIGATION, LITIGATION OR PROCEEDING OR PREPARATION OF A DEFENSE IN CONNECTION THEREWITH) THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT, ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THE ACTUAL OR PROPOSED USE OF THE PROCEEDS OF THE ADVANCES OR LETTERS OF CREDIT ISSUED HEREUNDER, AND INCLUDING SUCH ARISING AS A RESULT OF SUCH INDEMNITEE’S OWN NEGLIGENCE REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR SEVERAL AND INCLUDING ENVIRONMENTAL LIABILITIES; PROVIDED THAT NO INDEMNITEE WILL HAVE ANY RIGHT TO INDEMNIFICATION FOR ANY OF THE FOREGOING TO THE EXTENT RESULTING FROM SUCH INDEMNITEE’S OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A FINAL NON-APPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION. IN THE CASE OF AN INVESTIGATION, LITIGATION OR OTHER PROCEEDING TO WHICH THE INDEMNITY IN THIS SECTION 9.2 APPLIES, SUCH INDEMNITY SHALL BE EFFECTIVE WHETHER OR NOT SUCH INVESTIGATION, LITIGATION OR PROCEEDING IS BROUGHT BY ANY CREDIT PARTY, ITS DIRECTORS, HOLDERS OF EQUITY OR CREDITORS OR AN INDEMNITEE OR ANY OTHER PERSON OR ANY INDEMNITEE IS OTHERWISE A PARTY THERETO AND WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY ARE CONSUMMATED. EACH CREDIT PARTY ALSO AGREES THAT NO INDEMNITEE WILL HAVE ANY LIABILITY (WHETHER DIRECT OR INDIRECT, IN CONTRACT OR TORT, OR OTHERWISE) TO ANY CREDIT PARTY OR AFFILIATE THEREOF OR TO ANY OF THE FOREGOING’S RESPECTIVE EQUITY HOLDERS OR CREDITORS ARISING OUT OF, RELATED TO OR IN CONNECTION WITH ANY ASPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT TO THE EXTENT SUCH LIABILITY IS DETERMINED IN A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNITEE’S OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. THE FOREGOING INDEMNITY AND HOLD HARMLESS SHALL NOT APPLY TO ANY CLAIMS, DAMAGES, LOSSES, LIABILITIES, COSTS OR EXPENSES THAT IS INCURRED BY OR ASSERTED OR AWARDED AGAINST ANY INDEMNITEE DIRECTLY FOR, OR AS A DIRECT CONSEQUENCE OF, SUCH INDEMNITEE BEING A DEFAULTING LENDER UNDER CLAUSE (A) OR (C) OF THE DEFINITION OF “DEFAULTING LENDER”, WHETHER ASSERTED BY ANY CREDIT PARTY, THE ADMINISTRATIVE AGENT, ANY ISSUING LENDER OR THE SWING LINE LENDER. No Credit

Party shall, without the prior written consent of each Indemnitee affected thereby (which consent will not be unreasonably withheld), settle any threatened or pending claim or action that would give rise to the right of any Indemnitee to claim indemnification hereunder unless such settlement (a) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnitee and (b) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnitee. This Section 9.2(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, liabilities or expenses arising from any non-Tax claims.

(b) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Credit Party shall assert, agrees not to assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or Letter of Credit or the use of the proceeds thereof. To the fullest extent permitted by applicable law, no Indemnitee shall assert, agrees not to assert, and hereby waives, any claim against any Credit Party or any Affiliate thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby; provided that, for the avoidance of doubt, nothing contained in this clause (b) shall limit any Credit Party’s indemnification, hold harmless or reimbursement obligations to extent set forth in Section 9.2(a) above to the extent such special, indirect, consequential or punitive damages are included in any third party claim in which such Indemnitee is otherwise entitled to indemnification, hold harmless or reimbursement hereunder. No Indemnitee referred to in subsection (a) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(c) Survival. Without prejudice to the survival of any other agreement of the Credit Parties hereunder, the agreements and obligations of the Credit Parties contained in this Section 9.2 shall survive the termination of this Agreement, the termination of all Revolving Commitments, and the payment in full of the Advances and all other amounts payable under this Agreement.

(d) Payments. All amounts due under this Section 9.2 shall, unless otherwise set forth above, be payable not later than 10 days after demand therefor.

(e) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 9.1 or 9.2 above to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or such Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Lender in connection with such capacity.

Section 9.3. Waivers and Amendments. No amendment or waiver of any provision of this Agreement or any other Credit Document (other than the Fee Letter or any AutoBorrow Agreement), nor consent to any departure by the Borrower or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that:

(a) no amendment, waiver, or consent shall, unless in writing and signed by all the Lenders and the Borrower, do any of the following: (i) waive any of the conditions specified in Section 3.1 or any of the conditions specified in Section 3.2 in connection with the making of any Revolving Advance or Swing Line Advance or any issuance, increase, renewal or extension of any Letter of Credit or any reallocation of the Letter of Credit Exposure, (ii) increase the aggregate Revolving Commitments (except pursuant to Section 2.15), (iii) amend Section 2.12(e), Section 7.6, this Section 9.3 or any other provision in any Credit Document which expressly requires the consent of, or action or waiver by, all of the Lenders, (iv) release all or substantially all of the Guarantors from their respective obligations under any Guaranty except as specifically provided in the Credit Documents, (v) release all or substantially all of the Collateral except as permitted under Sections 8.7(b) and 9.22; (vi) amend the definition of “Majority Lenders” or change the number of Lenders which shall be required for the Lenders to take any action hereunder or under any other Credit Document; (vii) reduce the principal of Revolving Advances or interest amounts thereon payable hereunder or under any other Credit Document (provided that, the consent of the Majority Lenders shall be sufficient to waive or reduce the increased portion of interest on Revolving Advances resulting from Section 2.8(d));;

(b) no amendment, waiver, or consent shall, unless in writing and signed by each Lender directly and adversely affected thereby, do any of the following: (i) postpone any date fixed for any interest, fees or other amounts payable hereunder or extend the Revolving Maturity Date, or (ii) reduce any fees or other amounts payable hereunder or under any other Credit Document (other than the principal or interest);

(c) no Revolving Commitment of a Lender or any obligations of a Lender may be increased without such Lender’s written consent;

(d) no amendment, waiver, or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any other Credit Document;

(e) no amendment, waiver or consent shall, unless in writing and signed by the applicable Issuing Lender in addition to the Lenders required above to take such action, affect the rights or duties of such Issuing Lender under this Agreement or any other Credit Document; and

(f) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above to take such action, affect the rights or duties of the Swing Line Lender under this Agreement or any other Credit Document.

For the avoidance of doubt, no Lender or any Affiliate of a Lender shall have any voting rights under this Agreement or any Credit Document as a result of the existence of obligations owed to it under Hedging Arrangements or Banking Services Obligations.

Section 9.4. Severability. In case one or more provisions of this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

Section 9.5. Survival of Representations and Obligations. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Credit Parties in connection herewith shall survive the execution and delivery of this Agreement and the other Credit Documents, the making of the Advances or the issuance of any Letters of Credit and any investigation made by or on behalf of the Lenders, none of which investigations shall diminish any Lender’s right to rely on such representations and warranties. All obligations of the Borrower or any other Credit Party provided for in Sections 2.8(c), 2.10, 2.11, 2.13(d), 9.1 and 9.2 and all of the obligations of the Lenders in Section 8.5 or Section 9.2(d) shall survive any termination of this Agreement and repayment in full of the Obligations.

Section 9.6. Binding Effect. This Agreement shall become effective as provided in Section 3.1 and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, and each Lender and their respective successors and assigns, except that neither the Borrower nor any other Credit Party shall have the right to assign its rights or delegate its duties under this Agreement or any interest in this Agreement without the prior written consent of each Lender.

Section 9.7. Lender Assignments and Participations.

(a) Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Advances, its Notes, if any, and its Revolving Commitments); provided, however, that (i) each such assignment shall be to an Eligible Assignee; (ii) except in the case of an assignment to another Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, any such partial assignment with respect to the Revolving Commitments shall be in an amount at least equal to $5,000,000.00; (iii) each partial assignment shall be made as an assignment of a proportionate part that is of a constant, and not varying, percentage of all the assigning Lender’s rights and obligations under this Agreement with respect to the applicable Class of Advances or the Revolving Commitment assigned; and (iv) the parties to such assignment shall execute and deliver to the Administrative Agent for its acceptance an Assignment and Acceptance, together with any Notes, if any, subject to such assignment and the assignor or assignee Lender shall pay a processing fee of $3,500.00 which fee may be waived by the Administrative Agent in its sole discretion. Upon execution, delivery, and acceptance of such Assignment and Acceptance and payment of the processing fee, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights, and benefits of a Lender hereunder and the assigning Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Agreement. Upon the consummation of any assignment pursuant to this Section 9.7, the assignor, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if requested, new Notes are issued to the assignor and the assignee. The assignee shall deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of Taxes in accordance with Section 2.13(g) and Section 2.13(g)(ii)(D)).

(b) The Administrative Agent, acting also as agent for the Borrower solely for this purpose, shall maintain at its address referred to in Section 9.9 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Revolving Commitments of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Credit Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. Borrower hereby agrees that the Administrative Agent acting as its agent solely for the purpose set forth above in this clause (b), shall not subject the Administrative Agent to any fiduciary or other implied duties, all of which are hereby waived by the Borrower.

(c) Upon its receipt of an Assignment and Acceptance executed by the parties thereto, together with any Notes, if any, subject to such assignment and payment of the processing fee, the Administrative Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the parties thereto.

(d) Each Lender may sell participations to one or more Persons in all or a portion of its rights, obligations or rights and obligations under this Agreement (including all or a portion of its Revolving Commitments or its Advances) provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participant shall be entitled to the benefit of the yield protection provisions contained in Sections 2.10 and 2.11 (provided that such participant shall not be entitled to receive any greater payment thereunder with respect to its participation than its participating Lender would have been entitled to receive) and the right of set-off contained in Section 7.4, and (iv) the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to its Advances and its Obligations and to approve any amendment, modification, or waiver of any provision of this Agreement (other than amendments, modifications, or waivers decreasing the amount of principal of or the rate at which interest is payable on such Advances or Obligations, extending any scheduled principal payment date or date fixed for the payment of interest on such Advances or Obligations, or extending its Revolving Commitment). Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Any Lender may furnish any information concerning the Borrower or any of its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of the following paragraph Section 9.8.

Section 9.8. Confidentiality. The Administrative Agent, the Swing Line Lender, each Issuing Lender, and each Lender (each a “Lending Party”) agree to keep confidential any information furnished or made available to it by any Restricted Entity pursuant to this Agreement; provided that nothing herein shall prevent any Lending Party from disclosing such information (a) to any other Lending Party or any Affiliate of any Lending Party, or any officer, director, employee, agent, or advisor of any Lending Party or Affiliate of any Lending Party for purposes of administering, negotiating, considering, processing, implementing, syndicating, assigning, or evaluating the credit facilities provided herein and the transactions contemplated hereby, (b) to any other Person if directly incidental to the administration of the credit facilities provided herein, but subject to clause (i) below as to any actual or proposed participant or assignee, (c) as required by any Legal Requirement, (d) upon the order of any court or administrative agency, (e) upon the request or demand of any regulatory agency or authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (f) that is or becomes available to the public or that is or becomes available to any Lending Party other than as a result of a disclosure by any other Lending Party prohibited by this Agreement, (g) in connection with any litigation relating to this Agreement or any other Credit Document to which such Lending Party or any of its Affiliates may be a party, (h) to the extent necessary in connection with the exercise of any right or remedy under this Agreement or any other Credit Document, and (i) to any actual or proposed participant or assignee, in each case, subject to provisions similar to those contained in this Section 9.8. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, nothing in this Agreement shall (a) restrict any Lending Party from providing information to any bank or other regulatory or governmental authorities, including the Federal Reserve Board and its supervisory staff; (b) require or permit any Lending Party to disclose to any Credit Party that any information will be or was provided to the Federal Reserve Board or any of its supervisory staff; or (c) require or permit any Lending Party to inform any Credit Party of a current or upcoming Federal Reserve Board examination or any nonpublic Federal Reserve Board supervisory initiative or action.

Section 9.9. Notices, Etc.

(a) Standard Application. All notices and other communications (other than Notices of Borrowing and Notices of Continuation or Conversion, which are governed by Article 2 of this Agreement and other than as provided in clause (b) below) shall be in writing and hand delivered with written receipt, telecopied, sent by facsimile (with a hard copy sent as otherwise permitted in this Section 9.9), sent by a nationally recognized overnight courier, or sent by certified mail, return receipt requested as follows: if to a Credit Party, as specified on Schedule II, if to Wells Fargo as the Swing Line Lender or the Administrative Agent, at its credit contact specified under its name on Schedule II, if to any other Swing Line Lender, at its credit contact specified in writing at the time the Swing Line Lender agrees to be the Swing Line Lender hereunder, and if to any Lender or any Issuing Lender at is credit contact specified in its Administrative Questionnaire. Each party may change its notice address by written notification to the other parties. All such notices and communications shall be effective when delivered, except that notices and communications to any Lender, the Swing Line Lender, or any Issuing Lender pursuant to Article 2 shall not be effective until received and, in the case of telecopy, such receipt is confirmed by such Lender, the Swing Line Lender or such Issuing Lender, as applicable, verbally or in writing.

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Lender pursuant to Article 2 if such Lender or such Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Section 9.10. Usury Not Intended. It is the intent of each Credit Party and each Lender in the execution and performance of this Agreement and the other Credit Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Advances of each Lender including such applicable laws of the State of New York, if any, and the United States of America from time to time in effect. In furtherance thereof, the Lenders and the Credit Parties stipulate and agree that none of the terms and provisions contained in this Agreement or the other Credit Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes of this Agreement “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Advances, include amounts which by applicable law are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and each Lender receiving same shall credit the same on the principal of its Obligations (or if such Obligations shall have been paid in full, refund said excess to the Borrower). In the event that the maturity of the Obligations are accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Obligations (or, if the applicable Obligations shall have been paid in full, refunded to the Borrower of such interest). In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, the Credit Parties and the Lenders shall to the maximum extent permitted under applicable law amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Obligations all amounts considered to be interest under applicable law at any time contracted for, charged, received or reserved in connection with the Obligations. The provisions of this Section shall control over all other provisions of this Agreement or the other Credit Documents which may be in apparent conflict herewith.

Section 9.11. Usury Recapture. In the event the rate of interest chargeable under this Agreement at any time is greater than the Maximum Rate, the unpaid principal amount of the Advances shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Advances equals the amount of interest which would have been paid or accrued on the Advances if the stated rates of interest set forth in this Agreement had at all times been in effect. In the event, upon payment in full of the Advances, the total amount of interest paid or accrued under the terms of this Agreement and the Advances is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement had, at all times, been in effect, then the Borrower shall, to the extent permitted by applicable law, pay the Administrative Agent for the account of the Lenders an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on its Advances if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on its Advances if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid under this Agreement on its Advances. In the event the Lenders ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by law, be applied to the reduction of the principal balance of the Advances, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrower.

Section 9.12. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with usual and customary banking procedures the Administrative Agent could purchase the specified currency with such other currency at any of the Administrative Agent’s offices in the United States of America on the Business Day preceding that on which final judgment is given. The obligations of the Borrower in respect of any sum due to any Lending Party hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender, such Issuing Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender, such Issuing Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender, such Issuing Lender or the Administrative Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender, such Issuing Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender, such Issuing Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.12, each Lender, each Issuing Lender or Administrative Agent, as the case may be, agrees to promptly remit such excess to the Borrower.

Section 9.13. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any Issuing Lender or any Lender, or the Administrative Agent, any Issuing Lender or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, any Issuing Lender or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy or other laws for the relief of debtors or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each Issuing Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate in effect from time to time, in the applicable currency of such recovery or payment. The obligations of the Lenders and the Issuing Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 9.14. Governing Law. This Agreement and the other Credit Documents (unless otherwise expressly provided therein) shall be deemed a contract under, and shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, applicable to contracts made and to be performed entirely within such state, including without regard to conflicts of laws principles (other than Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of

New York). Each Letter of Credit shall be governed by either (i) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, or (ii) the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, in either case, including any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce.

Section 9.15. Submission to Jurisdiction. EACH PARTY TO THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST ANY OTHER PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

Section 9.16. Waiver of Venue. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN SECTION 9.15. EACH OF THE PARTIES HERETO HEREBY AGREES THAT SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK SHALL APPLY TO THIS AGREEMENT AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 9.17. Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.9. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

Section 9.18. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or by e-mail “PDF” copy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.19. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.20. Waiver of Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.21. USA Patriot Act. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies such Credit Party, which information includes the name and address of such Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Credit Party in accordance with the Patriot Act.

Section 9.22. Keepwell. The Borrower hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Guarantor to honor all of its obligations under its Guaranty in respect of Swap Obligations (provided, however, that the Borrower shall only be liable under this Section 9.22 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.22, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Borrower under this Section shall remain in full force and effect until the termination of all Revolving Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuing Lender have been made). The Borrower intends that this Section 9.22 constitute, and this Section 9.22 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 9.23. Integration. THIS AGREEMENT AND THE CREDIT DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTERS SET FORTH HEREIN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

[Remainder of this page intentionally left blank. Signature pages follow.]

EXECUTED as of the date first above written.

BORROWER:
FORUM ENERGY TECHNOLOGIES, INC.

By:	/s/ James W. Harris
James W. Harris
Chief Financial Officer and Senior Vice President

Signature page to Second Amended and Restated Credit Agreement

(Forum Energy Technologies, Inc.)

ADMINISTRATIVE AGENT/LENDERS:

WELLS FARGO BANK,
NATIONAL ASSOCIATION
as Administrative Agent, Swing Line Lender,
Issuing Lender, and Lender

By:	/s/ Robert Corder
Name:	Robert Corder
Title:	Director

Signature page to Second Amended and Restated Credit Agreement

(Forum Energy Technologies, Inc.)

JPMORGAN CHASE BANK, N.A.
as an Issuing Lender and a Lender

By:	/s/ Mona M. Foch
Name:	Mona M. Foch
Title:	Managing Director

Signature page to Second Amended and Restated Credit Agreement

(Forum Energy Technologies, Inc.)

BANK OF AMERICA, N.A.
as an Issuing Lender and a Lender

By:	/s/ Julie Castano
Name:	Julie Castano
Title:	Senior Vice President

Signature page to Second Amended and Restated Credit Agreement

(Forum Energy Technologies, Inc.)

CITIBANK, N.A.
as a Lender

By:	/s/ Lawrence Martin
Name:	Lawrence Martin
Title:	Vice President

Signature page to Second Amended and Restated Credit Agreement

(Forum Energy Technologies, Inc.)

DEUTSCHE BANK AG NEW YORK BRANCH,
as a Lender

By:	/s/ Michael Getz
Name:	Michael Getz
Title:	Vice President

By:	/s/ Lisa Wong
Name:	Lisa Wong
Title:	Vice President

Signature page to Second Amended and Restated Credit Agreement

(Forum Energy Technologies, Inc.)

AMEGY BANK NATIONAL ASSOCIATION
as a Lender

By:	/s/ James Day
Name:	James Day
Title:	Vice President

Signature page to Second Amended and Restated Credit Agreement

(Forum Energy Technologies, Inc.)

HSBC BANK USA, N.A.
as a Lender

By:	/s/ Jay Fort
Name:	Jay Fort
Title:	Senior Vice President

Signature page to Second Amended and Restated Credit Agreement

(Forum Energy Technologies, Inc.)

COMERICA BANK,
as a Lender

By:	/s/ Bradley Kuhn
Name:	Bradley Kuhn
Title:	Officer

Signature page to Second Amended and Restated Credit Agreement

(Forum Energy Technologies, Inc.)

EXHIBIT A

FORM OF ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Second Amended and Restated Credit Agreement identified below (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the credit facility evidenced by the Credit Agreement (including without limitation any letters of credit and guarantees included in such facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate] of [identify Lender]

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Exhibit A – Form of Assignment and Acceptance

3.	Borrower:	FORUM ENERGY TECHNOLOGIES, INC.

4.	Administrative Agent:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent under the Credit Agreement

5.	Credit Agreement:	Second Amended and Restated Credit Agreement dated November 26, 2013 among Borrower, the Lenders party thereto from time to time, the Issuing Lenders, and Wells Fargo Bank, National Association, as Swing Line Lender and as Administrative Agent.

6.	Assigned Interest[s]:

Assignor[s]	Assignee[s]	Aggregate Amount of Revolving Commitments /Advances for all Lenders	Amount of Revolving Commitment / Advances Assigned[5]	Percentage Assigned of Revolving Commitment / Advances[6]	CUSIP Number
		$	$	%
		$	$	%
		$	$	%

7.	Trade Date: [7]

Effective Date:                  , 20              [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[5]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[6]	Set forth, to at least 9 decimals, as a percentage of the Revolving Commitments / Advances of all Lenders thereunder.
[7]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit A – Form of Assignment and Acceptance

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR[S][8] [NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S]
[NAME OF ASSIGNEE]

By:
Name:
Title:

[8]	Add additional signature blocks as needed.

Exhibit A – Form of Assignment and Acceptance

[Consented to and][9] Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Swing Line Lender, Issuing Lender and as Administrative Agent

By:
Name:
Title:

[Consented to:][10]

FORUM ENERGY TECHNOLOGIES, INC.

By:
Name:
Title:

[Consented to:][11]

ISSUING LENDERS:

JPMORGAN CHASE BANK, N.A.,

By:
Name:
Title:

BANK OF AMERICA, N.A.,

By:
Name:
Title:

[ADDITIONAL ISSUING LENDER(S)]

By:
Name:
Title:

[9]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[10]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.
[11]	To be added only if the consent of the Issuing Lenders is required by the terms of the Credit Agreement.

Exhibit A – Form of Assignment and Acceptance

Annex 1

To Exhibit A – Assignment and Acceptance

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, its Subsidiaries or Affiliates or any other Person of any of its obligations under any Credit Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.7 of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.7 of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.2 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, and (vii) attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

Exhibit A – Form of Assignment and Acceptance

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit A – Form of Assignment and Acceptance

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

FOR THE PERIOD FROM             , 201 TO     , 201

This certificate dated as of             ,             is prepared pursuant to the Second Amended and Restated Credit Agreement dated as of November 26, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Forum Energy Technologies, Inc., a Delaware corporation (“Borrower”), the lenders party thereto from time to time (the “Lenders”), the Issuing Lenders (as defined in the Credit Agreement) and Wells Fargo Bank, National Association, as administrative agent for such Lenders (in such capacity, the “Administrative Agent”) and as swing line lender. Unless otherwise defined in this certificate, capitalized terms that are defined in the Credit Agreement shall have the meanings assigned to them by the Credit Agreement.

The undersigned, on behalf of the Borrower and not in his or her individual capacity, certifies that:

[(a) the financial statements delivered concurrently herewith fairly present the financial condition, results of operations, and cash flows of the Borrower and its Restricted Subsidiaries, in all material respects, in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;]12

[(a)][(b)] all of the representations and warranties made by any Credit Party or any officer of any Credit Party contained in the Credit Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as if made on this date, except that any representation and warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) only as of such specified date;

[(b)][(c)] attached hereto in Schedule A is a reasonably detailed spreadsheet reflecting the calculations of, as of the date and for the periods covered by this certificate, secured Funded Debt, Funded Debt, Borrower’s consolidated EBITDA and Borrower’s consolidated Interest Expense;

[(c)][(d)] no Default or Event of Default has occurred or is continuing as of the date hereof; and]

—or—

[(c)][(d)] the following Default[s] or Event[s] of Default exist[s] as of the date hereof, if any, and the actions set forth below are being taken to remedy such circumstances:

                                                                                  ; and]

[(d)][(e)] as of the date hereof for the periods set forth below the following statements, amounts, and calculations included herein and in Schedule A, were true and correct in all material respects:

[12]	Include this language in connection with delivery of Quarterly Financials pursuant to Section 5.2(b) of the Credit Agreement.

Exhibit B – Form of Compliance Certificate

I. Section 6.17. Senior Secured Leverage Ratio[13] –

(a) secured Funded Debt as of the last day of such fiscal quarter		$

(b) Borrower’s consolidated EBITDA[14] for the four-fiscal quarter period then ended		$

Senior Secured Leverage Ratio = (a) to (b)

Maximum Senior Secured
Leverage Ratio Covenant =	3.50 to 1.00

Compliance	Yes	No

[Remainder of this page intentionally left blank.

Compliance Certificate continues on following pages.]

[13]	Calculated as of the last day of each fiscal quarter.
[14]	In accordance with the Credit Agreement, EBITDA shall be subject to pro forma adjustments for Acquisitions and Nonordinary Course Asset Sales assuming that such transactions had occurred on the first day of the determination period, which adjustments shall be made in accordance with the guidelines for pro forma presentations set forth by the SEC or in a manner otherwise reasonably acceptable to the Administrative Agent.

Exhibit B – Form of Compliance Certificate

II. Section 6.18 Leverage Ratio[15] –

(a) Funded Debt as of the last day of such fiscal quarter		$

(b) Borrower’s consolidated EBITDA[16] for the four-fiscal quarter period then ended		$

Leverage Ratio = (a) to (b) =

Maximum Leverage Ratio	4.50 to 1.00

Compliance	Yes	No

[Remainder of this page intentionally left blank.

Compliance Certificate continues on following pages.]

[15]	Calculated as of the last day of each fiscal quarter.
[16]	In accordance with the Credit Agreement, EBITDA shall be subject to pro forma adjustments for Acquisitions and Nonordinary Course Asset Sales assuming that such transactions had occurred on the first day of the determination period, which adjustments shall be made in accordance with the guidelines for pro forma presentations set forth by the SEC or in a manner otherwise reasonably acceptable to the Administrative Agent.

Exhibit B – Form of Compliance Certificate

III. Section 6.19 Interest Coverage Ratio[17] -

(a) Borrower’s consolidated EBITDA[18] for the four-fiscal quarter period then ended		$

(b) Borrower’s consolidated Interest Expense for the four fiscal quarter period then ended =		$

Interest Coverage Ratio = (a) to (b) =

Minimum Interest Coverage Ratio	3.00 to 1.00

Compliance	Yes	No

IN WITNESS THEREOF, I have hereto signed my name to this Compliance Certificate as of                                  ,             .

FORUM ENERGY TECHNOLOGIES, INC.

By:
Name:
Title:

[17]	Calculated as of the last day of each fiscal quarter, commencing with the fiscal quarter ended December 31, 2013.
[18]	In accordance with the Credit Agreement, EBITDA shall be subject to pro forma adjustments for Acquisitions and Nonordinary Course Asset Sales assuming that such transactions had occurred on the first day of the determination period, which adjustments shall be made in accordance with the guidelines for pro forma presentations set forth by the SEC or in a manner otherwise reasonably acceptable to the Administrative Agent.

Exhibit B – Form of Compliance Certificate

EXHIBIT C

FORM OF GUARANTY AGREEMENT

This Guaranty Agreement dated as of August 2, 2010 (as amended, supplemented, amended and restated or otherwise modified from time to time, this “Guaranty”) is executed by each of the undersigned (individually a “Guarantor” and collectively, the “Guarantors”), in favor of Wells Fargo Bank, National Association, as Administrative Agent (as defined below) for the ratable benefit of the Secured Parties (as defined in the Credit Agreement referred to herein).

INTRODUCTION

A. This Guaranty is given in connection with that certain Credit Agreement dated as of August 2, 2010 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), by and among Forum Energy Technologies, Inc., a Delaware corporation (the “Borrower”), the lenders party thereto from time to time, (the “Lenders”), the Issuing Lenders (as defined in the Credit Agreement) and Wells Fargo Bank, National Association, as the administrative agent (in such capacity, the “Administrative Agent”) and as a swing line lender (in such capacity and together with such other swing line lender named therein, collectively, the “Swing Line Lenders”).

B. Each Guarantor is a Wholly-Owned Domestic Restricted Subsidiary (as defined in the Credit Agreement) of the Borrower and (i) the transactions contemplated by the Credit Agreement and the other Credit Documents (as defined in the Credit Agreement), (ii) the Hedging Arrangements (as defined in the Credit Agreement) entered into by any Restricted Entity with a Swap Counterparty (as defined in the Credit Agreement, and (iii) the Banking Services provided by any Lender or any Affiliate of a Lender to any Restricted Entity, each are (a) in furtherance of such Wholly-Owned Domestic Restricted Subsidiary’s corporate purposes, (b) necessary or convenient to the conduct, promotion or attainment of such Wholly-Owned Domestic Restricted Subsidiary’s business, and (c) for such Wholly-Owned Domestic Restricted Subsidiary’s direct or indirect benefit.

C. The Borrower is a party to this Guaranty in order to guarantee the Secured Obligations (as defined in the Credit Agreement) to the extent that the Secured Obligations were directly incurred by a Credit Party other than the Borrower.

Each Guarantor is executing and delivering this Guaranty (i) to induce the Lenders to provide and to continue to provide Advances under the Credit Agreement, (ii) to induce the Issuing Lenders to provide and to continue to provide Letters of Credit under the Credit Agreement, and (iii) intending it to be a legal, valid, binding, enforceable and continuing obligation of such Guarantor.

NOW, THEREFORE, in consideration of the premises, each Guarantor hereby agrees as follows:

SECTION 1. Definitions. All capitalized terms not otherwise defined in this Guaranty that are defined in the Credit Agreement shall have the meanings assigned to such terms by the Credit Agreement.

SECTION 2. Guaranty.

(a) Each Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment and performance, when due, whether at stated maturity, by acceleration or otherwise, of all Secured Obligations, whether absolute or contingent and whether for principal, interest (including, without limitation, interest that but for the existence of a bankruptcy, reorganization or similar proceeding would accrue), fees, amounts owing in respect of Letter of Credit Obligations, amounts required to be provided as collateral, indemnities, expenses or otherwise (collectively, the “Guaranteed

Exhibit C – Form of Guaranty Agreement

Obligations”). Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower or any Wholly-Owned Domestic Restricted Subsidiary of the Borrower to the Administrative Agent, the Issuing Lenders, the Swing Line Lenders or any Lender under the Credit Documents and by the Borrower or any Wholly-Owned Domestic Restricted Subsidiary of the Borrower to the Swap Counterparty but for the fact that they are unenforceable or not allowable due to insolvency or the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower or any Wholly-Owned Domestic Restricted Subsidiary of the Borrower. Notwithstanding anything contained herein to the contrary, the term “Guaranteed Obligations” shall not include any Excluded Swap Obligations.

(b) In order to provide for just and equitable contribution among the Guarantors, the Guarantors agree that in the event a payment shall be made on any date under this Guaranty by any Guarantor (the “Funding Guarantor”), each other Guarantor (each a “Contributing Guarantor”) shall indemnify the Funding Guarantor in an amount equal to the amount of such payment, in each case multiplied by a fraction the numerator of which shall be the net worth of the Contributing Guarantor as of such date and the denominator of which shall be the aggregate net worth of all the Contributing Guarantors together with the net worth of the Funding Guarantor as of such date. Any Contributing Guarantor making any payment to a Funding Guarantor pursuant to this Section 2(b) shall be subrogated to the rights of such Funding Guarantor to the extent of such payment.

(c) Anything contained in this Guaranty to the contrary notwithstanding, the obligations of each Guarantor under this Guaranty on any date shall be limited to a maximum aggregate amount equal to the largest amount that would not, on such date, render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code of the United States or any applicable provisions of comparable laws relating to bankruptcy, insolvency, or reorganization, or relief of debtors (collectively, the “Fraudulent Transfer Laws”), but only to the extent that any Fraudulent Transfer Law has been found in a final non-appealable judgment of a court of competent jurisdiction to be applicable to such obligations as of such date, in each case:

(i) after giving effect to all liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws, but specifically excluding:

(A) any liabilities of such Guarantor in respect of intercompany indebtedness to the Borrower or other affiliates of the Borrower to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder;

(B) any liabilities of such Guarantor under this Guaranty; and

(C) any liabilities of such Guarantor under each of its other guarantees of and joint and several co-borrowings of Debt, in each case entered into on the date this Guaranty becomes effective, which contain a limitation as to maximum amount substantially similar to that set forth in this Section 2(c) (each such other guarantee and joint and several co-borrowing entered into on the date this Guaranty becomes effective, a “Competing Guaranty”) to the extent such Guarantor’s liabilities under such Competing Guaranty exceed an amount equal to (1) the aggregate principal amount of such Guarantor’s obligations under such Competing Guaranty (notwithstanding the operation of that limitation contained in such Competing Guaranty that is substantially similar to this Section 2(c)), multiplied by (2) a fraction (i) the numerator of which is the aggregate principal amount of such Guarantor’s obligations under such Competing Guaranty (notwithstanding the operation of that limitation contained in such Competing Guaranty

Exhibit C – Form of Guaranty Agreement

that is substantially similar to this Section 2(c)), and (ii) the denominator of which is the sum of (x) the aggregate principal amount of the obligations of such Guarantor under all other Competing Guaranties (notwithstanding the operation of those limitations contained in such other Competing Guaranties that are substantially similar to this Section 2(c)), (y) the aggregate principal amount of the obligations of such Guarantor under this Guaranty (notwithstanding the operation of this Section 2(c)), and (z) the aggregate principal amount of the obligations of such Guarantor under such Competing Guaranty (notwithstanding the operation of that limitation contained in such Competing Guaranty that is substantially similar to this Section 2(c)); and

(d) (ii) after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Guarantor pursuant to applicable law or pursuant to the terms of any agreement (including any such right of contribution under Section 2(b)).

SECTION 3. Guaranty Absolute. Until the date that all Guaranteed Obligations have been paid in full in cash, all Letters of Credit have been terminated or expired (or been cash collateralized to the reasonable satisfaction of the respective Issuing Lender), all Hedging Arrangements with Swap Counterparties have been terminated or novated to a counterparty that is not a Secured Party, and all Commitments shall have terminated (such date being the “Termination Date”), each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Credit Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent, the Issuing Lenders, the Swing Line Lenders, any Lender, any Banking Service Provider or any Swap Counterparty with respect thereto but subject to Section 2(b) above. The obligations of each Guarantor under this Guaranty are independent of the Guaranteed Obligations or any other obligations of any other Person under the Credit Documents or in connection with any Hedging Arrangement, and a separate action or actions may be brought and prosecuted against a Guarantor to enforce this Guaranty, irrespective of whether any action is brought against any Guarantor or any other Person or whether any Guarantor or any other Person is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor, to the extent not prohibited by applicable law, hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Credit Document or any agreement or instrument relating thereto or any part of the Guaranteed Obligations being irrecoverable;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of any Person under the Credit Documents or any agreement or instrument relating to Hedging Arrangements with a Swap Counterparty, or any other amendment or waiver of or any consent to departure from any Credit Document or any agreement or instrument relating to Hedging Arrangements with a Swap Counterparty, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of Collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Guaranteed Obligations or any other obligations of any other Person under the Credit Documents or any other assets of any Guarantor;

Exhibit C – Form of Guaranty Agreement

(e) any change, restructuring or termination of the corporate structure or existence of any Guarantor;

(f) any failure of any Lender, the Administrative Agent, the Issuing Lenders, the Swing Line Lenders or any other Secured Party to disclose to any Guarantor any information relating to the business, condition (financial or otherwise), operations, properties or prospects of any Person now or in the future known to the Administrative Agent, the Issuing Lenders, the Swing Line Lenders, any Lender or any other Secured Party (and each Guarantor hereby irrevocably waives any duty on the part of any Secured Party to disclose such information);

(g) any signature of any officer of any Guarantor being mechanically reproduced in facsimile or otherwise; or

(h) any other circumstance or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, any Guarantor or any other guarantor, surety or other Person.

SECTION 4. Continuation and Reinstatement, Etc. Each Guarantor agrees that, to the extent that payments of any of the Guaranteed Obligations are made, or any Secured Party receives any proceeds of Collateral, and such payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, or otherwise required to be repaid, then to the extent of such repayment the Guaranteed Obligations shall be reinstated and continued in full force and effect as of the date such initial payment or collection of proceeds occurred. EACH GUARANTOR SHALL DEFEND AND INDEMNIFY EACH SECURED PARTY FROM AND AGAINST ANY CLAIM, DAMAGE, LOSS, LIABILITY, COST, OR EXPENSE UNDER THIS SECTION 4 (INCLUDING REASONABLE ATTORNEYS’ FEES AND EXPENSES) IN THE DEFENSE OF ANY SUCH ACTION OR SUIT, INCLUDING SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, OR EXPENSE ARISING AS A RESULT OF THE INDEMNIFIED SECURED PARTY’S OWN NEGLIGENCE BUT EXCLUDING SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, OR EXPENSE THAT IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNIFIED SECURED PARTY’S GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT; PROVIDED, HOWEVER, THAT IT IS THE INTENTION OF THE PARTIES HERETO THAT EACH INDEMNIFIED SECURED PARTY BE INDEMNIFIED IN THE CASE OF ITS OWN NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE), REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL.

SECTION 5. Waivers and Acknowledgments.

(a) Each Guarantor, to the extent not prohibited by applicable law, hereby waives promptness, diligence, presentment, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property or exhaust any right or take any action against the Borrower or any other Person or any collateral.

Exhibit C – Form of Guaranty Agreement

(b) Each Guarantor, to the extent not prohibited by applicable law, hereby irrevocably waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from (i) the financing arrangements involving any Guarantor contemplated by the Credit Documents, (ii) the Hedging Arrangements entered into by a Restricted Entity with a Swap Counterparty, and (iii) the Bank Services provided to any Restricted Entity, and that the waivers set forth in this Guaranty are knowingly made in contemplation of such benefits.

SECTION 6. Subrogation and Subordination.

(a) No Guarantor will exercise any rights that it may now have or hereafter acquire against any Restricted Entity to the extent that such rights arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Guaranty or any other Credit Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against any Restricted Entity, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Restricted Entity, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, until after the Termination Date. If any amount shall be paid to a Guarantor in violation of the preceding sentence at any time prior to or on the Termination Date, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations and any and all other amounts payable by the Guarantors under this Guaranty, whether matured or unmatured, in accordance with the terms of the Credit Documents.

(b) Each Guarantor agrees that all Subordinated Guarantor Obligations (as hereinafter defined) are and shall be subordinate and inferior in rank, preference and priority to all obligations of such Guarantor in respect of the Guaranteed Obligations hereunder, and such Guarantor shall, if requested by the Administrative Agent, execute a subordination agreement reasonably satisfactory to the Administrative Agent to more fully set out the terms of such subordination. Each Guarantor agrees that none of the Subordinated Guarantor Obligations shall be secured by a lien or security interest on any assets of such Guarantor or any ownership interests in any Subsidiary of such Guarantor. “Subordinated Guarantor Obligations” means any and all obligations and liabilities of a Guarantor owing to any other Guarantor, direct or contingent, due or to become due, now existing or hereafter arising, including, without limitation, all future advances, with interest, attorneys’ fees, expenses of collection and costs.

SECTION 7. Representations and Warranties. Each Guarantor hereby represents and warrants as follows:

(a) There are no conditions precedent to the effectiveness of this Guaranty. Such Guarantor benefits from executing this Guaranty.

(b) Such Guarantor has, independently and without reliance upon the Administrative Agent or any Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty, and such Guarantor has established adequate means of obtaining from each Restricted Entity on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial and otherwise), operations, properties and prospects of each Restricted Entity.

Exhibit C – Form of Guaranty Agreement

(c) The obligations of such Guarantor under this Guaranty are the valid, binding and legally enforceable obligations of such Guarantor, (except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws at the time in effect affecting the rights of creditors generally and (ii) general principles of equity whether applied by a court of law or equity), and the execution and delivery of this Guaranty by such Guarantor has been duly and validly authorized in all respects by all requisite corporate, limited liability company or partnership actions on the part of such Guarantor, and the Person who is executing and delivering this Guaranty on behalf of such Guarantor has full power, authority and legal right to so do, and to observe and perform all of the terms and conditions of this Guaranty on such Guarantor’s part to be observed or performed.

SECTION 8. Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default, any Lender or the Administrative Agent, the Issuing Lenders, the Swing Line Lenders and any other Secured Party is hereby authorized at any time, to the fullest extent permitted by law, to set-off and apply any deposits (general or special, time or demand, provisional or final) and other indebtedness owing by such Secured Party to the account of each Guarantor against any and all of the obligations of the Guarantors under this Guaranty, irrespective of whether or not such Secured Party shall have made any demand under this Guaranty and although such obligations may be contingent and unmatured. Such Secured Party shall promptly notify the affected Guarantor after any such set-off and application is made, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Secured Parties under this Section 8 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which any Secured Party may have.

SECTION 9. Amendments, Etc. No amendment or waiver of any provision of this Guaranty and no consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the affected Guarantor and the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 10. Notices, Etc. All notices and other communications provided for hereunder shall be sent in the manner provided for in Section 9.9 of the Credit Agreement, in writing and hand delivered with written receipt, telecopied, sent by facsimile, sent by a nationally recognized overnight courier, or sent by certified mail, return receipt requested, if to a Guarantor, at its address for notices specified in Schedule II to the Security Agreement, and if to the Administrative Agent, the Issuing Lenders or any Lender, at its address specified in or pursuant to the Credit Agreement. All such notices and communications shall be effective when delivered.

SECTION 11. No Waiver: Remedies. No failure on the part of the Administrative Agent or any other Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 12. Continuing Guaranty: Assignments under the Credit Agreement. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the Termination Date, (b) be binding upon each Guarantor and its successors and assigns, (c) inure to the benefit of and be enforceable by the Administrative Agent, each Lender, the Issuing Lenders, and the Swing Line Lenders and their respective successors, and, in the case of transfers and assignments made in accordance with the Credit Agreement, transferees and assigns, and (d) inure to the benefit of and be enforceable by a Swap Counterparty and each of its successors, transferees and assigns to the extent such successor, transferee or assign is a Lender or an Affiliate of a Lender. Without limiting the generality of the foregoing clause (c), subject to Section 9.7 of the Credit Agreement, any Lender may assign or otherwise transfer all or any

Exhibit C – Form of Guaranty Agreement

portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitment, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, subject, however, in all respects to the provisions of the Credit Agreement. Each Guarantor acknowledges that upon any Person becoming a Lender, the Administrative Agent, the Issuing Lenders or the Swing Line Lenders in accordance with the Credit Agreement, such Person shall be entitled to the benefits hereof.

SECTION 13. Governing Law. This Guaranty shall be deemed a contract under, and shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, applicable to contracts made and to be performed entirely within such state, including without regard to conflicts of laws principles.

SECTION 14. Submission to Jurisdiction. EACH GUARANTOR PARTY TO THIS GUARANTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE GUARANTORS PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE GUARANTORS PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY SHALL AFFECT ANY RIGHT THAT ANY PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY AGAINST ANY OTHER PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

SECTION 15. Waiver of Venue. EACH GUARANTOR PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY IN ANY COURT REFERRED TO IN SECTION 13. EACH OF THE PARTIES HERETO HEREBY AGREES THAT SECTIONS 5-1401 AND 4-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK SHALL APPLY TO THIS GUARANTY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

SECTION 16. Service of Process. Each Guarantor party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.9 of the Credit Agreement. Nothing in this Guaranty will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

SECTION 17. Waiver of Jury. EACH GUARANTOR PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY

Exhibit C – Form of Guaranty Agreement

OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH GUARANTOR PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 18. INDEMNIFICATION. each Guarantor hereby indemnifies and holds harmless the Administrative Agent, each Secured Party and each of their respective officers, directors, employees and agents (the “Indemnitees”) from and against any and all claims, damages, losses, liabilities, costs, and expenses of ANY KIND OR NATURE WHATSOEVER TO WHICH ANY OF THEM MAY BECOME SUBJECT RELATING TO OR ARISING OUT OF THIS GUARANTY, including such Indemnitee’s own negligence, except to the extent such claims, losses or liabilities are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence or willful misconduct.

SECTION 19. Additional Guarantors. Pursuant to Section 5.8 of the Credit Agreement, Wholly-Owned Domestic Restricted Subsidiaries of the Borrower that were not in existence on the date of the Credit Agreement are required to enter into this Guaranty as a Guarantor within 14 days after becoming a Wholly-Owned Domestic Restricted Subsidiary. Upon execution and delivery after the date hereof by the Administrative Agent and such Wholly-Owned Domestic Restricted Subsidiary of an instrument in the form of Annex 1, such Wholly-Owned Domestic Restricted Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any instrument adding an additional Guarantor as a party to this Guaranty shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Guaranty.

SECTION 20. USA Patriot Act. Each Secured Party that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any other Secured Party) hereby notifies each Guarantor that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001))(the “Act”), it is required to obtain, verify and record information that identifies such Guarantor, which information includes the name and address of such Guarantor and other information that will allow such Secured Party or the Administrative Agent, as applicable, to identify such Guarantor in accordance with the Act. Following a request by any Secured Party, each Guarantor shall promptly furnish all documentation and other information that such Secured Party reasonably requests in order to comply with its ingoing obligations under the applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

SECTION 21. NOTICE OF FINAL AGREEMENT. PURSUANT TO SECTION 26.02 OF THE TEXAS BUSINESS AND COMMERCE CODE, AN AGREEMENT IN WHICH THE AMOUNT INVOLVED IN AGREEMENT EXCEEDS $50,000 IN VALUE IS NOT ENFORCEABLE UNLESS THE AGREEMENT IS IN WRITING AND SIGNED BY THE PARTY TO BE BOUND OR THAT PARTY’S AUTHORIZED REPRESENTATIVE.

SECTION 22. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party that is not a Qualified ECP Guarantor to honor all of

Exhibit C – Form of Guaranty Agreement

its obligations under this Guaranty and the other Credit Documents in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 22 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 22, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 22 shall remain in full force and effect until the Termination Date. Each Qualified ECP Guarantor intends that this Section 22 constitute, and this Section 22 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party that is not a Qualified ECP Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

THIS GUARANTY AND THE CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Remainder of this page intentionally left blank.]

Exhibit C – Form of Guaranty Agreement

The Administrative Agent and each Guarantor has caused this Guaranty to be duly executed as of the date first above written.

GUARANTORS:

[ ]

By:
Name:
Title:

FORUM ENERGY TECHNOLOGIES, INC.

By:
Name:
Title:

ADMINISTRATIVE AGENT:
WELLS FARGO BANK,
NATIONAL ASSOCIATION

By:
Name:
Title:

Exhibit C – Form of Guaranty Agreement

Annex 1 to the Guaranty Agreement

SUPPLEMENT NO.             dated as of                      (the “Supplement”), to the Guaranty Agreement dated as of August 2, 2010 (as amended, supplemented or otherwise modified from time to time, the “Guaranty Agreement”), among Forum Energy Technologies, Inc., a Delaware corporation (the “Borrower”), each Wholly-Owned Domestic Restricted Subsidiary of Borrower party thereto (together with Borrower, individually, a “Guarantor” and collectively, the “Guarantors”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”) for the benefit of the Secured Parties (as defined in the Credit Agreement referred to herein).

A. Reference is made to the Credit Agreement dated as of August 2, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders from time to time party thereto (the “Lenders”), the Issuing Lenders (as defined in the Credit Agreement), and Wells Fargo Bank, N.A., as Administrative Agent and as a swing line lender.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Guaranty Agreement and the Credit Agreement.

C. The Guarantors have entered into the Guaranty Agreement in order to induce the Lenders to make Advances and the Issuing Lenders to issue Letters of Credit. Section 18 of the Guaranty Agreement provides that additional Wholly-Owned Domestic Restricted Subsidiaries of the Borrower may become Guarantors under the Guaranty Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Wholly-Owned Domestic Restricted Subsidiary of the Borrower (the “New Guarantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guaranty Agreement in order to induce the Lenders to make additional Advances and the Issuing Lenders to issue additional Letters of Credit and as consideration for Advances previously made and Letters of Credit previously issued.

Accordingly, the Administrative Agent and the New Guarantor agree as follows:

SECTION 1. In accordance with Section 18 of the Guaranty Agreement, the New Guarantor by its signature below becomes a Guarantor under the Guaranty Agreement with the same force and effect as if originally named therein as a Guarantor and the New Guarantor hereby (a) agrees to all the terms and provisions of the Guaranty Agreement applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct in all material respects on and as of the date hereof. Each reference to a “Guarantor” in the Guaranty Agreement shall be deemed to include the New Guarantor. The Guaranty Agreement is hereby incorporated herein by reference.

SECTION 2. The New Guarantor represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it by all requisite corporate, limited liability company or partnership action and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Guarantor and the Administrative Agent. Delivery of an executed signature page to this Supplement by fax transmission shall be as effective as delivery of a manually executed counterpart of this Supplement.

Exhibit C – Form of Guaranty Agreement

SECTION 4. Except as expressly supplemented hereby, the Guaranty Agreement shall remain in full force and effect.

SECTION 5. Governing Law. This Supplement shall be deemed a contract under, and shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, applicable to contracts made and to be performed entirely within such state, including without regard to conflicts of laws principles.

SECTION 6. Submission to Jurisdiction. NEW GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND NEW GUARANTOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. NEW GUARANTOR AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS SUPPLEMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS SUPPLEMENT AGAINST ANY OTHER PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

SECTION 7. Waiver of Venue. NEW GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENT IN ANY COURT REFERRED TO IN SECTION 8. NEW GUARANTOR HEREBY AGREES THAT SECTIONS 5-1401 AND 4-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK SHALL APPLY TO THIS SUPPLEMENT AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

SECTION 8. Service of Process. New Guarantor irrevocably consents to service of process in the manner provided for notices in Section 9.9 of the Credit Agreement. Nothing in this Supplement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

SECTION 9. Waiver of Jury. NEW GUARANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUPPLEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). NEW GUARANTOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER

Exhibit C – Form of Guaranty Agreement

PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS SUPPLEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guaranty Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 11. All communications and notices hereunder shall be in writing and given as provided in Section 10 of the Guaranty Agreement.

THIS SUPPLEMENT, THE GUARANTY AGREEMENT AND THE OTHER CREDIT DOCUMENTS, AS DEFINED IN THE CREDIT AGREEMENT REFERRED TO IN THIS SUPPLEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO.

IN WITNESS WHEREOF, the New Guarantor and the Administrative Agent have duly executed this Supplement to the Guaranty Agreement as of the day and year first above written.

[Name of New Guarantor]

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

Exhibit C – Form of Guaranty Agreement

EXHIBIT D

FORM OF NOTICE OF BORROWING

[Date]

Wells Fargo Bank, National Association, as Administrative Agent

1525 W WT Harris Blvd.

Mail Code NC0680

Charlotte, North Carolina 28262

Attn: Syndication/Agency Services

Telephone:        (704) 590-2760

Facsimile:         (704) 715-0017

With a copy to:

Wells Fargo Bank, National Association

1000 Louisiana, 9th Floor, MAC T5002-090

Houston, Texas 77002

Attn: J.C. Hernandez

Telephone:        (713) 319-1913

Facsimile:         (713) 739-1087

Ladies and Gentlemen:

The undersigned, Forum Energy Technologies, Inc., a Delaware corporation (“Borrower”), (a) refers to the Second Amended and Restated Credit Agreement dated as of November 26, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the defined terms of which are used in this Notice of Revolving Borrowing unless otherwise defined in this Notice of Revolving Borrowing) among the Borrower, the lenders party thereto from time to time (the “Lenders”), the Issuing Lenders, and Wells Fargo Bank, National Association, as Administrative Agent and as Swing Line Lender, and (b) certifies that it is authorized to execute and deliver this Notice of Revolving Borrowing.

The Borrower hereby gives you irrevocable notice pursuant to Section [2.4(a)][2.3(d)]19 of the Credit Agreement that the undersigned hereby requests a [Revolving][Swing Line] Borrowing (the “Proposed Borrowing”), and in connection with that request sets forth below the information relating to the Proposed Borrowing as required by the Credit Agreement:

(a)	The Business Day of the Proposed Borrowing is , .

(b)	The Proposed Borrowing will be composed of [Base Rate Advances] [Eurodollar Rate Advances] [Swing Line Advances].

(c)	The aggregate amount of the Proposed Borrowing is $ .

(d)	[The Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is [ month[s]].]

The Borrower hereby further certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

[19]	Use (a) Section 2.4(a) for requests of a Revolving Borrowing and (b) Section 2.3(d) for requests of a Swing Line Borrowing.

Exhibit D – Form of Notice of Revolving Borrowing

(1)	the representations and warranties made by any Credit Party or any officer of any Credit Party contained in the Credit Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of the Proposed Borrowing as though made on and as of such date (except that any representation and warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) only as of such specified date); and

(2)	no Default has occurred and is continuing or would result from the Proposed Borrowing or from the acceptance of the proceeds therefrom.

Very truly yours,

FORUM ENERGY TECHNOLOGIES, INC. a Delaware corporation

By:
Name:
Title:

Exhibit D – Form of Notice of Revolving Borrowing

EXHIBIT E

FORM OF NOTICE OF CONTINUATION OR CONVERSION

                         , 201_

Wells Fargo Bank, National Association, as Administrative Agent

1525 W WT Harris Blvd

Mail Code NC0680

Charlotte, North Carolina 28262

Attn: Syndication/Agency Services

Telephone:        (704) 590-2760

Facsimile:         (704) 715-0017

With a copy to:

Wells Fargo Bank, National Association

1000 Louisiana, 9th Floor, MAC T5002-090

Houston, Texas 77002

Attn: J.C. Hernandez

Telephone:         (713) 319-1913

Facsimile:          (713) 739-1087

Ladies and Gentlemen:

The undersigned, Forum Energy Technologies, Inc., a Delaware corporation (the “Borrower”), refers to the Second Amended and Restated Credit Agreement dated as of November 26, 2013 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”, the defined terms of which are used in this Notice of Continuation or Conversion as defined therein unless otherwise defined in this Notice of Continuation or Conversion) by and among the Borrower, the lenders party thereto from time to time (“Lenders”), the Issuing Lenders, and Wells Fargo Bank, National Association, as administrative agent (“Administrative Agent”) for the Lenders and as Swing Line Lender, and hereby gives you irrevocable notice pursuant to Section 2.4(b) of the Credit Agreement that the undersigned hereby requests a [Conversion][Continuation] of outstanding Revolving Advances, and in connection with that request sets forth below the information relating to such [Conversion][Continuation] (the “Proposed [Conversion][Continuation]”) as required by Section 2.4(b) of the Credit Agreement:

1. The Business Day of the Proposed [Conversion][Continuation] is             ,             .

2. The aggregate amount of the existing Revolving Advances to be [Converted][Continued] is $              and is comprised of [Base Rate Advances][Eurodollar Rate Advances] (“Existing Advances”).

3. The Proposed [Conversion][Continuation] consists of [a Conversion of the Existing Advances to [Base Rate Advances] [Eurodollar Rate Advances]] [a Continuation of the Existing Advances].

[(4) The Interest Period for the Proposed [Conversion][Continuation] is [            month[s]].

Exhibit E – Notice of Continuation or Conversion

Very truly yours,

FORUM ENERGY TECHNOLOGIES, INC.

By:
Printed Name:
Title:

Exhibit E – Notice of Continuation or Conversion

EXHIBIT F

FORM OF REVOLVING NOTE

$	,

For value received, the undersigned FORUM ENERGY TECHNOLOGIES, INC., a Delaware corporation (“Borrower”), hereby promises to pay to the order of                     (“Payee”) the principal amount of                     No/100 Dollars ($            ) or, if less, the aggregate outstanding principal amount of the Revolving Advances (as defined in the Credit Agreement referred to below) made by the Payee (or predecessor in interest) to the Borrower, together with interest on the unpaid principal amount of the Revolving Advances from the date of such Revolving Advances until such principal amount is paid in full, at such interest rates, and at such times, as are specified in the Credit Agreement (as hereunder defined). The Borrower may make prepayments on this Revolving Note in accordance with the terms of the Credit Agreement.

This Revolving Note is one of the Revolving Notes referred to in, and is entitled to the benefits of, and is subject to the terms of, the Second Amended and Restated Credit Agreement dated as of November 26, 2013 (as the same may be amended, restated, supplement or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders party thereto (the “Lenders”), the Issuing Lenders (as defined in the Credit Agreement), and Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”) and as Swing Line Lender. Capitalized terms used in this Revolving Note that are defined in the Credit Agreement and not otherwise defined in this Revolving Note have the meanings assigned to such terms in the Credit Agreement. The Credit Agreement, among other things, (a) provides for the making of the Revolving Advances by the Payee to the Borrower in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Advance being evidenced by this Revolving Note, and (b) contains provisions for acceleration of the maturity of this Revolving Note upon the happening of certain events stated in the Credit Agreement and for prepayments of principal prior to the maturity of this Revolving Note upon the terms and conditions specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to the Administrative Agent at the location or address specified by the Administrative Agent to the Borrower in same day funds. The Payee shall record payments of principal made under this Revolving Note, but no failure of the Payee to make such recordings shall affect the Borrower’s repayment obligations under this Revolving Note.

This Revolving Note is secured by the Security Documents and guaranteed pursuant to the terms of the Guaranty.

This Revolving Note is made expressly subject to the terms of Section 9.10 and Section 9.11 of the Credit Agreement.

Except as specifically provided in the Credit Agreement, the Borrower hereby waives presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder of this Revolving Note shall operate as a waiver of such rights.

[This Revolving Note is given in renewal and modification of, and in exchange for, but not in discharge or novation of, that certain Revolving Note dated October 4, 2011 made by the Borrower payable to the order of the Payee in an aggregate principal amount of [$            ].]

Exhibit F – Form of Revolving Note

THIS REVOLVING NOTE SHALL BE DEEMED A CONTRACT UNDER, AND SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, INCLUDING WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES (OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

THIS REVOLVING NOTE AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND SUPERSEDE ALL PRIOR UNDERSTANDINGS AND AGREEMENTS, WHETHER WRITTEN OR ORAL, RELATING TO THE TRANSACTIONS PROVIDED FOR HEREIN AND THEREIN. ADDITIONALLY, THIS REVOLVING NOTE AND THE CREDIT DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Signature Page Follows.]

Exhibit F – Form of Revolving Note

FORUM ENERGY TECHNOLOGIES, INC.

By:
Name:
Title:

Exhibit F – Form of Revolving Note

EXHIBIT G

FORM OF PLEDGE AND SECURITY AGREEMENT

This PLEDGE AND SECURITY AGREEMENT, dated as of August 2, 2010 (as amended, supplemented, amended and restated or otherwise modified from time to time, this “Security Agreement”), is by and among FORUM ENERGY TECHNOLOGIES, INC., a Delaware corporation (the “Borrower”), each subsidiary of the Borrower party hereto from time to time (collectively with the Borrower, the “Grantors” and individually, a “Grantor”), and WELLS FARGO BANK, NATIONAL ASSOCIATION., as administrative agent (the “Administrative Agent”) for the ratable benefit of the Secured Parties (as defined in the Credit Agreement referred to herein).

W I T N E S S E T H:

WHEREAS, this Security Agreement is entered into in connection with that certain Credit Agreement, dated as of August 2, 2010 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders party thereto from time to time (the “Lenders”), the Issuing Lenders (as defined in the Credit Agreement), and Wells Fargo Bank, National Association, as the Administrative Agent and as a swing line lender; and

WHEREAS, pursuant to the terms of the Credit Agreement, and in consideration of the credit extended by the Lenders to the Borrower and the letters of credit issued by the Issuing Lenders for the account of the Borrower or any subsidiary of the Borrower, certain Grantors have executed and delivered that certain Guaranty Agreement dated as of the date hereof (the “Guaranty”), guaranteeing the Secured Obligations (as defined in the Credit Agreement); and

WHEREAS, as a condition precedent to the initial extension of credit under the Credit Agreement, each Grantor is required to execute and deliver this Security Agreement; and

WHEREAS, it is in the best interests of each Grantor to execute this Security Agreement inasmuch as each Grantor will derive substantial direct and indirect benefits from (i) the transactions contemplated by the Credit Agreement, (ii) the Hedging Arrangements (as defined in the Credit Agreement) entered into by the Borrower or any other Restricted Entity (as defined in the Credit Agreement) with a Swap Counterparty (as defined in the Credit Agreement), and (iii) the Banking Services (as defined in the Credit Agreement) provided by any of the Lenders or their Affiliates to the Borrower or any other Restricted Entity, and each Grantor is willing to execute, deliver and perform its obligations under this Security Agreement to secure the Secured Obligations (as defined herein).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor agrees, for the benefit of each Secured Party, as follows:

ARTICLE I.

DEFINITIONS

Section 1.1. Certain Terms. The following terms (whether or not underscored) when used in this Security Agreement, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

“Administrative Agent” has the meaning set forth in the preamble.

“Borrower” has the meaning set forth in the preamble.

Exhibit G – Form of Pledge and Security Agreement

“Certificated Equipment” means any Equipment the ownership of which is evidenced by, or under applicable Legal Requirement, is required to be evidenced by a certificate of title.

“Collateral” has the meaning set forth in Section 2.1(a).

“Collateral Account” has the meaning set forth in Section 4.3(b).

“Computer Hardware and Software Collateral” means (a) all computer and other electronic data processing hardware, integrated computer systems, central processing units, memory units, display terminals, printers, features, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories and all peripheral devices and other related computer hardware, including all operating system software, utilities and application programs in whatsoever form, (b) software programs (including both source code, object code and all related applications and data files), designed for use on the computers and electronic data processing hardware described in clause (a) above, (c) all firmware associated therewith, (d) all documentation (including flow charts, logic diagrams, manuals, guides, specifications, training materials, charts and pseudo codes) with respect to such hardware, software and firmware described in the preceding clauses (a) through (c), and (e) all rights with respect to all of the foregoing, including copyrights, licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications and any substitutions, replacements, improvements, error corrections, updates, additions or model conversions of any of the foregoing.

“Control Agreement” means an authenticated record in form and substance reasonably satisfactory to the Administrative Agent, that provides for the Administrative Agent (for the ratable benefit of the Secured Parties) to have “control” (as defined in the UCC) over certain Collateral.

“Copyright Collateral” means all copyrights of any Grantor, registered or unregistered and whether published or unpublished, now or hereafter in force throughout the world including all of such Grantor’s rights, titles and interests in and to all copyrights registered in the United States Copyright Office or anywhere else in the world, including without limitation those copyrights referred to in Item C of Schedule III hereto, and registrations and recordings thereof and all applications for registration thereof, whether pending or in preparation, all copyright licenses, the right to sue for past, present and future infringements of any of the foregoing, all rights corresponding thereto, all extensions and renewals of any thereof and all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages and Proceeds of suit, which are owned or licensed by such Grantor.

“Credit Agreement” has the meaning set forth in the first recital.

“Distributions” means all cash, cash dividends, stock dividends, other distributions, liquidating dividends, shares of stock resulting from (or in connection with the exercise of) stock splits, reclassifications, warrants, options, non-cash dividends, and all other distributions or payments (whether similar or dissimilar to the foregoing) on or with respect to, or on account of, any Pledged Share or Pledged Interest or other rights or interests constituting Collateral.

“Equipment” has the meaning set forth in Section 2.1(a)(i).

“Excluded Collateral” has the meaning set forth in Section 2.1(b).

“Excluded Contract” means any contract (and any contract rights arising thereunder) to which any of the Grantors is a party on the date hereof or which is entered into by any Grantor after the date hereof which complies with Section 6.5 of the Credit Agreement, in any case to the extent (but only to the extent) that a Grantor is prohibited from granting a security interest in, pledge of, or charge, mortgage or

Exhibit G – Form of Pledge and Security Agreement

lien upon any such Property by reason of (a) a negative pledge, anti-assignment provision or other contractual restriction in existence on the date hereof or, as to contracts entered into after the date hereof, in existence in compliance with Section 6.5 of the Credit Agreement, or (b) applicable Legal Requirement to which such Grantor or such Property is subject; provided, however, to the extent that (i) either of the prohibitions discussed in clause (a) and (b) above is ineffective or subsequently rendered ineffective under Sections 9-406, 9-407, 9-408 or 9-409 of the UCC or under any other Legal Requirement or is otherwise no longer in effect or enforceable, or (ii) the applicable Grantor has obtained the consent of the other parties to such Excluded Contract to the creation of a lien and security interest in, such Excluded Contract, then such contract (and any contract rights arising thereunder) shall cease to be an “Excluded Contract” and shall automatically be subject to the lien and security interests granted hereby and to the terms and provisions of this Security Agreement as a “Collateral”; provided further, that any proceeds received by any Grantor from the sale, transfer or other disposition of Excluded Contracts shall constitute Collateral unless any Property constituting such proceeds are themselves subject to the exclusions set forth above or otherwise constitute Excluded Collateral.

“Excluded Governmental Approvals” means any Governmental Approval to the extent (but only to the extent) that a Grantor is prohibited from granting a security interest in, pledge of, or charge, mortgage or lien upon any such Property by reason of (a) a negative pledge, anti-assignment provision or other contractual restriction or (b) applicable Legal Requirement to which such Grantor or such Property is subject; provided, however, to the extent that (i) either of the prohibitions discussed in clause (a) and (b) above is ineffective or subsequently rendered ineffective under Sections 9-406, 9-407, 9-408 or 9-409 of the UCC or under any other Legal Requirement or is otherwise no longer in effect or enforceable, or (ii) the applicable Grantor has obtained the consent of the applicable Governmental Authority to the creation of a lien and security interest in, such Excluded Governmental Approval, then such Governmental Approval shall cease to be an “Excluded Governmental Approval” and shall automatically be subject to the lien and security interests granted hereby and to the terms and provisions of this Security Agreement as a “Collateral”; provided further, that any proceeds received by any Grantor from the sale, transfer or other disposition of Excluded Governmental Approval shall constitute Collateral unless any Property constituting such proceeds are themselves subject to the exclusions set forth above or otherwise constitute Excluded Collateral

“Excluded JV Equity Interests” means the Equity Interests owned by any Grantor in a Joint Venture to the extent (but only to the extent) (a) the organizational documents of such Joint Venture prohibits the granting of Lien on such Equity Interests or (b) such Equity Interests of such Joint Venture are otherwise pledged as collateral to secure (i) obligations to the other holders of the Equity Interests in such Joint Venture (other than a holder that is a Subsidiary of the Borrower) or (ii) Debt of such Joint Venture that is non-recourse to any of the Credit Parties or to any of the Credit Parties’ Properties; provided however, if any of the foregoing conditions cease to be in effect for any reason, then the Equity Interest in such Joint Venture shall cease to be an “Excluded JV Equity Interest” and shall automatically be subject to the lien and security interest granted hereby and to the terms and provisions of this Security Agreement as a “Collateral”; provided further, that any proceeds received by any Grantor from the sale, transfer or other disposition of Excluded JV Equity Interest shall constitute Collateral unless any Property constituting such proceeds are themselves subject to the exclusions set forth above.

“Excluded Perfection Collateral” shall mean, unless otherwise elected by the Administrative Agent during the continuance of an Event of Default, collectively (a) Certificated Equipment, (b) deposit accounts, commodities accounts and securities accounts other than the Cash Collateral Account, and (c) any other Property (i) in which a security interest cannot be perfected by the filing of a financing statement under the UCC and (ii) with respect to which the Administrative Agent has determined, in its reasonable discretion that the cost of perfecting a security interest in such Property are excessive in relation to the value of the Lien to be afforded thereby.

Exhibit G – Form of Pledge and Security Agreement

“Excluded PMSI Collateral” means any Property and proceeds thereof (including insurance proceeds) of a Grantor that is now or hereafter subject to a Lien securing purchase money debt or a Capital Lease obligation to the extent (and only to the extent) that (a) the Debt associated with such Lien is permitted under Section 6.1(f), (m) or (o) of the Credit Agreement, and (b) the documents evidencing such purchase money debt or Capital Lease obligation prohibit or restrict the granting of a Lien in such Property; provided, however, to the extent that either of the prohibitions discussed in clause (a) and (b) above is ineffective or subsequently rendered ineffective under Sections 9-406, 9-407, 9-408 or 9-409 of the UCC or under any other Legal Requirement or is otherwise no longer in effect, then such Property and proceeds thereof shall cease to be “Excluded PMSI Collateral” and shall automatically be subject to the lien and security interests granted hereby and to the terms and provisions of this Security Agreement as “Collateral”; provided further, that any proceeds received by any Grantor from the sale, transfer or other disposition of Excluded PMSI Collateral shall constitute Collateral unless any Property constituting such proceeds are themselves subject to the exclusions set forth above or otherwise constitute Excluded Collateral.

“Excluded Real Property” means all fee owned and leased real property (including all leases related thereto) of any Credit Party and all insurance proceeds thereof.

“Excluded Foreign Stock” means the Equity Interests issued by Foreign Subsidiaries other than 66% of the Voting Securities issued by a First Tier Foreign Subsidiary.

“First-Tier Foreign Subsidiary” means any Foreign Subsidiary the Equity Interests of which are held directly by the Borrower or a Wholly Owned Domestic Restricted Subsidiary.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not a United States Person within the meaning of Section 7701(a)(30) of the Code.

“General Intangibles” means all “general intangibles” and all “payment intangibles”, each as defined in the UCC, and shall include all interest rate or currency protection or hedging arrangements, all tax refunds, all licenses, permits, concessions and authorizations and all Intellectual Property Collateral (in each case, regardless of whether characterized as general intangibles under the UCC).

“Governmental Approval” has the meaning set forth in Section 2.1(a)(vi).

“Grantor” has the meaning set forth in the preamble.

“Indemnified Parties” has the meaning set forth in Section 6.3(a).

“Intellectual Property Collateral” means, collectively, the Computer Hardware and Software Collateral, the Copyright Collateral, the Patent Collateral, the Trademark Collateral and the Trade Secrets Collateral.

“Inventory” has the meaning set forth in Section 2.1(a)(ii).

“Joint Venture” means, with respect to any Person (the “holder”) at any date, any incorporated, formed or organized corporation, limited liability company, partnership, association or other entity, a less than a majority of whose outstanding Voting Securities shall at any time be owned by the holder or one more Subsidiaries of the holder. Unless expressly provided otherwise, all references herein to any “Joint Venture” or “Joint Ventures” means a Joint Venture or Joint Ventures of a Grantor.

“Lenders” has the meaning set forth in the first recital.

Exhibit G – Form of Pledge and Security Agreement

“Patent Collateral” means (a) all inventions and discoveries, whether patentable or not, all letters patent and applications for letters patent throughout the world, including without limitation those patents referred to in Item A of Schedule III hereto, and any patent applications in preparation for filing, (b) all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the items described in clause (a), (c) all patent licenses, and other agreements providing any Grantor with the right to use any items of the type referred to in clauses (a) and (b) above, and (d) all proceeds of, and rights associated with, the foregoing (including licenses, royalties income, payments, claims, damages and proceeds of infringement suits), the right to sue third parties for past, present or future infringements of any patent or patent application, and for breach or enforcement of any patent license.

“Pledged Interests” means all Equity Interests or other ownership interests of any Pledged Interests Issuer described in Item A of Schedule I hereto; all registrations, certificates, articles, by-laws, regulations, limited liability company agreements or constitutive agreements governing or representing any such interests; all options and other rights, contractual or otherwise, at any time existing with respect to such interests, as such interests are amended, modified, or supplemented from time to time, and together with any interests in any Pledged Interests Issuer taken in extension or renewal thereof or substitution therefor.

“Pledged Interests Issuer” means each Person identified in Item A of Schedule I hereto as the issuer of the Pledged Shares or the Pledged Interests identified opposite the name of such Person.

“Pledged Note Issuer” means each Person identified in Item B of Schedule I hereto as the issuer of the Pledged Notes identified opposite the name of such Person.

“Pledged Notes” means all promissory notes of any Pledged Note Issuer evidencing Debt incurred pursuant to Section 6.1(d) of the Credit Agreement in form and substance reasonably satisfactory to the Administrative Agent delivered by any Grantor to the Administrative Agent as Pledged Property hereunder, as such promissory notes, in accordance with Section 7.3, are amended, modified or supplemented from time to time and together with any promissory note of any Pledged Note Issuer taken in extension or renewal thereof or substitution therefor.

“Pledged Property” means all Pledged Notes, Pledged Interests, Pledged Shares, all assignments of any amounts due or to become due with respect to the Pledged Interests or the Pledged Shares, all other instruments which are now being delivered by any Grantor to the Administrative Agent or may from time to time hereafter be delivered by any Grantor to the Administrative Agent for the purpose of pledging under this Security Agreement or any other Credit Document, and all proceeds of any of the foregoing.

“Pledged Shares” means all Equity Interests of any Pledged Interests Issuer identified under Item A of Schedule I which are delivered by any Grantor to the Administrative Agent as Pledged Property hereunder.

“Receivables” has the meaning set forth in Section 2.1(a)(iii).

“Related Contracts” has the meaning set forth in Section 2.1(a)(iii).

“Secured Obligations” has the meaning set forth in Section 2.2(a).

“Secured Parties” has the meaning set forth in the Credit Agreement.

“Security Agreement” has the meaning set forth in the preamble.

Exhibit G – Form of Pledge and Security Agreement

“Termination Date” means the date that all Secured Obligations have been paid in full in cash, all Letters of Credit have been terminated or expired (or been cash collateralized to the reasonable satisfaction of the respective Issuing Lender), all Hedging Arrangements with Swap Counterparties have been terminated or novated to a counterparty that is not a Secured Party, and all Commitments shall have terminated.

“Trademark Collateral” means (a) (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, certification marks, collective marks, logos and other source or business identifiers, and all goodwill of the business associated therewith, now existing or hereafter adopted or acquired, including without limitation those trademarks referred to in Item B of Schedule III hereto, whether currently in use or not, all registrations and recordings thereof and all applications in connection therewith, whether pending or in preparation for filing, including registrations, recordings and applications in the United States Patent and Trademark Office or in any office or agency of the United States of America, or any State thereof or any other country or political subdivision thereof or otherwise, and all common-law rights relating to the foregoing, and (ii) the right to obtain all reissues, extensions or renewals of the foregoing (collectively referred to as the “Trademark”), (b) all trademark licenses for the grant by or to any Grantor of any right to use any trademark, (c) all of the goodwill of the business connected with the use of, and symbolized by the items described in, clause (a), and to the extent applicable clause (b), (d) the right to sue third parties for past, present and future infringements of any Trademark Collateral described in clause (a) and, to the extent applicable, clause (b), and (e) all Proceeds of, and rights associated with, the foregoing, including any claim by any Grantor against third parties for past, present or future infringement or dilution of any Trademark, Trademark registration or Trademark license, or for any injury to the goodwill associated with the use of any such Trademark or for breach or enforcement of any Trademark license and all rights corresponding thereto throughout the world.

“Trade Secrets Collateral” means all common law and statutory trade secrets and all other confidential, proprietary or useful information and all know-how obtained by or used in or contemplated at any time for use in the business of any Grantor, (all of the foregoing being collectively called a “Trade Secret”), including all Documents and things embodying, incorporating or referring in any way to such Trade Secret, all Trade Secret licenses, and including the right to sue for and to enjoin and to collect damages for the actual or threatened misappropriation of any Trade Secret and for the breach or enforcement of any such Trade Secret license.

“UCC” means the Uniform Commercial Code, as in effect in the State of New York, as the same may be amended from time to time.

Credit Agreement Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Security Agreement, including its preamble and recitals, have the meanings provided in the Credit Agreement.

UCC Definitions. Unless otherwise defined herein or the context otherwise requires, terms for which meanings are provided in the UCC are used in this Security Agreement, including its preamble and recitals, with such meanings.

Section 1.2. Miscellaneous. Article, Section, Schedule, and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Security Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements (including this Security Agreement) are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified and shall include all schedules and exhibits thereto unless otherwise specified. The words “hereof”, “herein”, and “hereunder”

Exhibit G – Form of Pledge and Security Agreement

and words of similar import when used in this Security Agreement shall refer to this Security Agreement as a whole and not to any particular provision of this Security Agreement. The term “including” means “including, without limitation,”. Paragraph headings have been inserted in this Security Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Security Agreement and shall not be used in the interpretation of any provision of this Security Agreement.

ARTICLE II.

SECURITY INTEREST

Section 2.1. Grant of Security Interest.

(a) Each Grantor hereby pledges, hypothecates, assigns, charges, mortgages, delivers, and transfers to the Administrative Agent, for the ratable benefit of each Secured Party, and hereby grants to the Administrative Agent, for the ratable benefit of each Secured Party, a continuing security interest in all of such Grantor’s right, title and interest in, to and under, all of the following, whether now owned or hereafter acquired by such Grantor, and wherever located and whether now owned or hereafter existing or arising (collectively, the “Collateral”):

(i) all equipment in all of its forms (including, but not limited to, all drilling platforms and rigs and remotely operated vehicles, trenchers, and other equipment used by any Grantor, vehicles, motor vehicles, rolling stock, vessels, aircraft) of such Grantor, wherever located, and all surface or subsurface machinery, equipment, facilities, supplies, or other tangible personal property, including tubing, rods, pumps, pumping units and engines, pipe, pipelines, meters, apparatus, boilers, compressors, liquid extractors, connectors, valves, fittings, power plants, poles, lines, cables, wires, transformers, starters and controllers, machine shops, tools, machinery and parts, storage yards and equipment stored therein, buildings and camps, telegraph, telephone, and other communication systems, loading docks, loading racks, and shipping facilities, and any manuals, instructions, blueprints, computer software (including software that is imbedded in and part of the equipment), and similar items which relate to the above, and any and all additions, substitutions and replacements of any of the foregoing, wherever located together with all improvements thereon and all attachments, components, parts, equipment and accessories installed thereon or affixed thereto (any and all of the foregoing being the “Equipment”);

(ii) all inventory in all of its forms of such Grantor, wherever located, including (A) all oil, gas, or other hydrocarbons and all products and substances derived therefrom, all raw materials and work in process therefore, finished goods thereof, and materials used or consumed in the manufacture or production thereof, (B) all documents of title covering any inventory, including, without limitation, work in process, materials used or consumed in any Grantor’s business, now owned or hereafter acquired or manufactured by any Grantor and held for sale in the ordinary course of its business (C) all goods in which such Grantor has an interest in mass or a joint or other interest or right of any kind (including goods in which such Grantor has an interest or right as consignee), (D) all goods which are returned to or repossessed by such Grantor, and all accessions thereto, products thereof and documents therefore, and (E) any other item constituting “inventory” under the UCC (any and all such inventory, materials, goods, accessions, products and documents being the “Inventory”);

(iii) all accounts, money, payment intangibles, deposit accounts (including the Collateral Accounts and all amounts on deposit therein and all cash equivalent investments carried therein and all proceeds thereof), contracts, contract rights, all rights constituting a right to the payment of money, chattel paper, documents, documents of title, instruments, and General

Exhibit G – Form of Pledge and Security Agreement

Intangibles of such Grantor, whether or not earned by performance or arising out of or in connection with the sale or lease of goods or the rendering of services, including all moneys due or to become due in repayment of any loans or advances, and all rights of such Grantor now or hereafter existing in and to all security agreements, guaranties, leases, agreements and other contracts securing or otherwise relating to any such accounts, money, payment intangibles, deposit accounts, contracts, contract rights, rights to the payment of money, chattel paper, documents, documents of title, instruments, and General Intangibles (any and all such accounts, money, payment intangibles, deposit accounts, contracts, contract rights, rights to the payment of money, chattel paper, documents, documents of title, instruments, and General Intangibles being the “Receivables”, and any and all such security agreements, guaranties, leases, agreements and other contracts being the “Related Contracts”);

(iv) all Intellectual Property Collateral of such Grantor;

(v) all books, correspondence, credit files, records, invoices, tapes, cards, computer runs, writings, data bases, information in all forms, paper and documents and other property relating to, used or useful in connection with, evidencing, embodying, incorporating or referring to, any of the foregoing in this Section 2.1;

(vi) all governmental approvals, permits, licenses, authorizations, consents, rulings, tariffs, rates, certifications, waivers, exemptions, filings, claims, orders, judgments and decrees and other Legal Requirements (each a “Governmental Approval”);

(vii) all interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Grantor against fluctuations in interest rates or currency exchange rates and all commodity hedge, commodity swap, exchange, forward, future, floor, collar or cap agreements, fixed price agreements and all other agreements or arrangements designed to protect such Grantor against fluctuations in commodity prices (including any Hedging Arrangement);

(viii) to the extent not included in the foregoing, all bank accounts, investment property, fixtures, supporting obligations, and goods;

(ix) all Pledged Interests, Pledged Notes, Pledged Shares and any other Pledged Property and all Distributions, interest, and other payments and rights with respect to such Pledged Property;

(x) (A) all policies of insurance now or hereafter held by or on behalf of such Grantor, including casualty, liability, key man life insurance, business interruption, foreign credit insurance, and any title insurance, (B) all proceeds of insurance, and (C) all rights, now or hereafter held by such Grantor to any warranties of any manufacturer or contractor of any other Person;

(xi) all accessions, substitutions, replacements, products, offspring, rents, issues, profits, returns, income and proceeds of and from any and all of the foregoing Collateral (including proceeds which constitute property of the types described in sub-clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix) and (x) and proceeds deposited from time to time in any lock boxes of such Grantor, and, to the extent not otherwise included, all payments and proceeds under insurance (whether or not the Administrative Agent is the loss payee thereof), or any condemnation award, indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the Collateral);

Exhibit G – Form of Pledge and Security Agreement

(xii) any and all Liens and security interests (together with the documents evidencing such security interests) granted to such Grantor by an obligor to secure such obligor’s obligations owing under any Instrument, Chattel Paper, or contract that is pledged hereunder or with respect to which a security interest in such Grantor’s rights in such Instrument, Chattel Paper, or contract is granted hereunder;

(xiii) any and all guaranties given by any Person for the benefit of such Grantor which guarantees the obligations of an obligor under any instrument, chattel paper, or contract, which are pledged hereunder; and

(xiv) all of such Grantor’s other property and rights of every kind and description and interests therein, including without limitation, all other “Accounts”, “Certificated Securities”, “Chattel Paper”, “Commodity Accounts”, “Commodity Contracts”, “Deposit Accounts”, “Documents”, “Equipment”, “Fixtures”, “General Intangibles”, “Goods”, “Instruments”, “Inventory”, “Investment Property”, “Letters of Credit”, “Money”, “Payment Intangibles”, “Proceeds”, “Securities”, “Securities Account”, “Security Entitlements”, “Supporting Obligations” and “Uncertificated Securities” as each such terms are defined in the UCC;

(b) Notwithstanding anything to the contrary contained in Section 2(a) and other than to the extent set forth in this Section 2(b), the following property shall be excluded from the lien and security interest granted hereunder (and shall, as applicable, not be included as “Accounts”, “Certificated Securities”, “Chattel Paper”, “Collateral”, “Commodity Accounts”, “Commodity Contracts”, “Deposit Accounts”, “Documents”, “Equipment”, “Fixtures”, “General Intangibles”, “Goods”, “Instruments”, “Inventory”, “Investment Property”, “Money”, “Payment Intangibles”, “Proceeds”, “Securities”, “Securities Account”, “Security Entitlements”, “Supporting Obligations” or “Uncertificated Securities” for purposes of this Agreement) (collectively, the “Excluded Collateral”):

(i)	commercial tort claims;

(ii)	letter of credit rights;

(iii)	Excluded Contracts;

(iv)	Excluded JV Equity Interests;

(v)	Excluded Governmental Approvals;

(vi)	Excluded PMSI Collateral;

(vii)	Excluded Real Property; and

(viii)	Excluded Foreign Stock;

provided, however, that (x) the exclusion from the Lien and security interest granted by any Grantor hereunder of any Excluded Collateral shall not limit, restrict or impair the grant by such Grantor of the Lien and security interest in any accounts or receivables arising under any such Excluded Collateral or any payments due or to become due thereunder unless the conditions in effect which qualify such Property as Excluded Collateral applies with respect to such accounts and receivables and (y) any proceeds received by any Grantor from the sale, transfer or other disposition of Excluded Collateral shall constitute Collateral unless the conditions in effect which qualify such Property as an Excluded Collateral applies with respect to such proceeds.

Exhibit G – Form of Pledge and Security Agreement

Section 2.2. Security for Obligations.

(a) This Security Agreement, and the Collateral in which the Administrative Agent for the benefit of the Secured Parties is granted a security interest hereunder by each Grantor, secures the prompt and payment in full in cash and performance of all Secured Obligations (as defined in the Credit Agreement) of each other Grantor and each other Credit Party now or hereafter existing, whether for principal, interest, costs, fees, expenses or otherwise, howsoever created, arising or evidenced, whether direct or indirect, primary or secondary, fixed or absolute or contingent, joint or several, or now or hereafter existing under this Security Agreement and each other Credit Document to which it is or may become a party (all such Secured Obligations being the “Secured Obligations”). Notwithstanding anything contained herein to the contrary, the term “Secured Obligations” shall not include any Excluded Swap Obligations.

(b) Notwithstanding anything contained herein to the contrary, it is the intention of each Grantor, the Administrative Agent and the other Secured Parties that the amount of the Secured Obligation secured by each Grantor’s interests in any of its Property shall be in, but not in excess of, the maximum amount permitted by fraudulent conveyance, fraudulent transfer and other similar law, rule or regulation of any Governmental Authority applicable to such Grantor. Accordingly, notwithstanding anything to the contrary contained in this Security Agreement or in any other agreement or instrument executed in connection with the payment of any of the Secured Obligations, the amount of the Secured Obligations secured by each Grantor’s interests in any of its Property pursuant to this Security Agreement shall be limited to an aggregate amount equal to the largest amount that would not render such Grantor’s obligations hereunder or the Liens and security interest granted to the Administrative Agent hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provision of any other applicable law.

Section 2.3. Continuing Security Interest; Transfer of Advances; Reinstatement. This Security Agreement shall create continuing security interests in the Collateral and shall (a) except as otherwise provided in the Credit Agreement, remain in full force and effect until the Termination Date, (b) be binding upon each Grantor and its successors, transferees and assigns, and (c) inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of the Administrative Agent and each other Secured Party and its respective permitted successors, transferees and assigns, subject to the limitations as set forth in the Credit Agreement. Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer (in whole or in part) any Note or any Advance held by it as provided in Section 9.7 of the Credit Agreement, and any successor or assignee thereof shall thereupon become vested with all the rights and benefits in respect thereof granted to such Secured Party under any Credit Document (including this Security Agreement), or otherwise, subject, however, to any contrary provisions in such assignment or transfer, and as applicable to the provisions of Section 9.7 and Article 8 of the Credit Agreement. If at any time all or any part of any payment theretofore applied by the Administrative Agent or any other Secured Party to any of the Secured Obligations is or must be rescinded or returned by the Administrative Agent or any such Secured Party for any reason whatsoever (including, without limitation, the insolvency, bankruptcy, reorganization or other similar proceeding of any Grantor or any other Person), such Secured Obligations shall, for purposes of this Security Agreement, to the extent that such payment is or must be rescinded or returned, be deemed to have continued to be in existence, notwithstanding any application by the Administrative Agent or such Secured Party or any termination agreement or release provided to any Grantor, and this Security Agreement shall continue to be effective or reinstated, as the case may be, as to such Secured Obligations, all as though such application by the Administrative Agent or such Secured Party had not been made.

Exhibit G – Form of Pledge and Security Agreement

Section 2.4. Grantors Remain Liable. Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein, and will perform all of its duties and obligations under such contracts and agreements to the same extent as if this Security Agreement had not been executed, (b) the exercise by the Administrative Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under any such contracts or agreements included in the Collateral, and (c) neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any contracts or agreements included in the Collateral by reason of this Security Agreement, nor shall the Administrative Agent nor any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 2.5. Delivery of Pledged Property; Instruments and Tangible Chattel Paper. Other than as provided in the last sentence of Section 4.5 below, all certificates or instruments representing or evidencing (i) all Pledged Shares, Pledged Interests and Pledged Notes and (ii) other Collateral consisting of Instruments and Tangible Chattel Paper individually, or collectively, evidencing amounts payable in excess of $2,000,000, shall be delivered to and held by or on behalf of (or in the case of the Pledged Notes, endorsed to the order of) the Administrative Agent pursuant hereto, shall be in suitable form for transfer by delivery, and shall be accompanied by all necessary endorsements or instruments of transfer or assignment, duly executed in blank.

Section 2.6. Distributions on Pledged Shares. In the event that any Distribution with respect to any Pledged Shares or Pledged Interests pledged hereunder is permitted to be paid (in accordance with Section 6.9 of the Credit Agreement), such Distribution or payment may be paid directly to the applicable Grantor. If any Distribution is made in contravention of Section 6.9 of the Credit Agreement, the applicable Grantor shall hold the same segregated and in trust for the Administrative Agent until paid to the Administrative Agent in accordance with Section 4.1(e).

Section 2.7. Security Interest Absolute, etc. This Security Agreement shall in all respects be a continuing, absolute, unconditional and irrevocable grant of security interest, and shall remain in full force and effect until the Termination Date. All rights of the Secured Parties and the security interests granted to the Administrative Agent (for its benefit and the ratable benefit of each other Secured Party) hereunder, and all obligations of each Grantor hereunder, shall, in each case, be absolute, unconditional and irrevocable irrespective of (a) any lack of validity, legality or enforceability of any Credit Document, (b) the failure of any Secured Party (i) to assert any claim or demand or to enforce any right or remedy against any Grantor or any other Person under the provisions of any Credit Document or otherwise, or (ii) to exercise any right or remedy against any other guarantor of, or collateral securing, any Secured Obligations, (c) any change in the time, manner or place of payment of, or in any other term of, all or any part of the Secured Obligations, or any other extension, compromise or renewal of any Secured Obligations, (d) any reduction, limitation, impairment or termination of any Secured Obligations (except in the case of the occurrence of the Termination Date) for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each Grantor hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Secured Obligations or otherwise, (e) any amendment to, rescission, waiver, or other modification of, or any consent to or departure from, any of the terms of any Credit Document, (f) any addition, exchange or release of any Collateral of the Secured Obligations, or any surrender or non-perfection of any collateral, or any amendment to or waiver or release or addition to, or consent to or departure from, any other guaranty held by any Secured Party securing any of the Secured Obligations, or (g) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, any Grantor or any other Credit Party, any surety or any guarantor.

Exhibit G – Form of Pledge and Security Agreement

Section 2.8. Waiver of Subrogation. Until 91 days after the Termination Date, each Grantor hereby irrevocably waives any claim or other rights which it may now or hereafter acquire against any Credit Party that arise from the existence, payment, performance or enforcement of such Grantor’s obligations under this Security Agreement or any other Credit Document, including any right of subrogation, reimbursement, exoneration or indemnification, any right to participate in any claim or remedy of any Secured Party against any Credit Party or any collateral which any Secured Party now has or hereafter acquires, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including the right to take or receive from any Credit Party, directly or indirectly, in cash or other property or by set-off or in any manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Grantor in violation of the preceding sentence and the Termination Date shall not have occurred, then such amount shall be deemed to have been paid to such Grantor for the benefit of, and held in trust for, the Administrative Agent (on behalf of the Secured Parties), and shall forthwith be paid to the Administrative Agent to be credited and applied upon the Secured Obligations, whether matured or unmatured. Each Grantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Credit Agreement and that the waiver set forth in this Section 2.8 is knowingly made in contemplation of such benefits.

Section 2.9. Election of Remedies. Except as otherwise provided in the Credit Agreement, if any Secured Party may, under applicable law, proceed to realize its benefits under any of this Security Agreement or the other Credit Documents giving any Secured Party a Lien upon any Collateral, either by judicial foreclosure or by non-judicial sale or enforcement, such Secured Party may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Security Agreement. If, in the exercise of any of its rights and remedies, any Secured Party shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Credit Party or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Grantor hereby consents to such action by such Secured Party and waives any claim based upon such action, even if such action by such Secured Party shall result in a full or partial loss of any rights of subrogation that such Grantor might otherwise have had but for such action by such Secured Party.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

In order to induce the Secured Parties to enter into the Credit Agreement and make Advances thereunder and for the Issuing Lenders to issue Letters of Credit thereunder (or be deemed to have issued Existing Letters of Credit), and to induce the Secured Parties to enter into Hedging Arrangements and Banking Services, each Grantor represents and warrants unto each Secured Party as set forth in this Article.

Section 3.1. [Reserved].

Section 3.2. Ownership, No Liens, etc. Such Grantor is the legal and beneficial owner of, and has title to (and has full right and authority to pledge, grant and assign) the Collateral, free and clear of all Liens, except for any Lien that is a Permitted Lien. No effective UCC financing statement or other filing similar in effect covering all or any part of the Collateral is on file in any recording office, except those filed in favor of the Administrative Agent relating to this Security Agreement, Permitted Liens or as to which a duly authorized termination statement relating to such UCC financing statement or other instrument has been delivered to the Administrative Agent on the Effective Date. This Security Agreement creates a valid security interest in the Collateral, securing the payment of the Secured Obligations, and, except for the proper filing of the applicable filing statements with the filing offices listed on Item A-1 of Schedule II attached hereto, all filings and other actions necessary to perfect and protect such security interest in the Collateral (other than, as to perfection, Excluded Perfection Collateral) have been duly taken and, subject to Permitted Liens, such security interest shall be a first priority security interest.

Exhibit G – Form of Pledge and Security Agreement

Section 3.3. As to Equity Interests of the Subsidiaries, Investment Property.

(a) With respect to the Pledged Shares, all such Pledged Shares are duly authorized and validly issued, fully paid and non-assessable, and represented by a certificate.

(b) With respect to the Pledged Interests, no such Pledged Interests (i) are dealt in or traded on securities exchanges or in securities markets, or (ii) are held in a Securities Account, except, with respect to this clause (b), Pledged Interests (A) for which the Administrative Agent is the registered owner or (B) with respect to which the Pledged Interests Issuer has agreed in an authenticated record with such Grantor and the Administrative Agent to comply with any instructions of the Administrative Agent without the consent of such Grantor.

(c) Such Grantor has delivered all Certificated Securities constituting Collateral held by such Grantor on the Effective Date to the Administrative Agent, together with duly executed undated blank stock powers, or other equivalent instruments of transfer reasonably acceptable to the Administrative Agent.

(d) With respect to Uncertificated Securities constituting Collateral owned by such Grantor on the Effective Date, such Grantor has caused the Pledged Interests Issuer or other issuer thereof either (i) to register the Administrative Agent as the registered owner of such security, or (ii) to agree in an authenticated record with such Grantor and the Administrative Agent that such Pledged Interests Issuer or other issuer will comply with instructions with respect to such security originated by the Administrative Agent without further consent of such Grantor.

(e) The percentage of the issued and outstanding Pledged Shares and Pledged Interests of each Pledged Interests Issuer pledged by such Grantor hereunder is as set forth on Schedule I and the percentage of the total membership, partnership and/or other Equity Interests in the Pledged Interests Issuer is indicated on Schedule I. All of the Pledged Shares and Pledged Interests constitute one hundred percent (100%) of such Grantor’s interest in the applicable Pledged Interests Issuer, except in the case of the Pledged Shares and Pledged Interests that are issued by First-Tier Foreign Subsidiaries with respect to which such Grantor has pledged up to sixty-six percent (66%) of the outstanding Equity Interest issued by such First-Tier Foreign Subsidiaries as indicated on Schedule I.

(f) There are no outstanding rights, rights to subscribe, options, warrants or convertible securities outstanding or any other rights outstanding whereby any Person would be entitled to acquire shares, member interests or units of any Pledged Interests Issuer other than (i) as to Pledged Interests Issuers that are not Wholly Owned Subsidiaries or (ii) such rights that constitute Collateral.

(g) In the case of each Pledged Note made by a Subsidiary of the Borrower, all of such Pledged Notes have been duly authorized, executed, endorsed, issued and delivered, and are the legal, valid and binding obligation of the issuers thereof, and are not in default.

Section 3.4. Grantor’s Name, Location, etc.

(a) Other than as otherwise permitted pursuant to any Credit Document, (i) the jurisdiction in which such Grantor is located for purposes of Sections 9-301 and 9-307 of the UCC is set forth in Item A-1 of Schedule II hereto, (ii) the place of business of such Grantor or, if such Grantor has more than one place of business, the chief executive office of such Grantor and the office where such Grantor keeps its records concerning the Receivables, is set forth in Item A-2 of Schedule II hereto, and (iii) such Grantor’s federal taxpayer identification number is set forth in Item A-3 of Schedule II hereto.

Exhibit G – Form of Pledge and Security Agreement

(b) Within the past five years, such Grantor has not been known by any legal name different from the one set forth on the signature page hereto, nor has such Grantor been the subject of any merger or other corporate reorganization, except as set forth in Item B of Schedule II hereto.

(c) [Reserved.]

(d) None of the Receivables in excess of $2,000,000 is evidenced by a promissory note or other instrument other than a promissory note or instrument that has been delivered to the Administrative Agent (with appropriate endorsements).

(e) The name set forth on the signature page attached hereto is the true and correct legal name (as defined in the UCC) of such Grantor.

(f) Such Grantor has not consented to, and is otherwise unaware of, any Person (other than, if applicable, the Administrative Agent pursuant to Section 4.3(b) or Section 4.1(b)(i) hereof) having control (within the meaning of Section 9-104 or Section 8-106 of the UCC) over any Collateral, or any other interest in any of such Grantor’s rights in respect thereof other than as to Liens permitted under Section 6.2(h) of the Credit Agreement.

Section 3.5. Possession of Inventory. Such Grantor has exclusive possession and control, subject to Permitted Liens, of the Equipment and Inventory, except as otherwise required, necessary or customary in the ordinary course of its business.

Section 3.6. Pledged Property, Instruments and Tangible Chattel Paper. Such Grantor has, contemporaneously herewith, delivered to the Administrative Agent possession of all originals of all certificates or instruments representing or evidencing (i) any Pledged Shares, Pledged Interests and Pledged Notes, and (ii) other Collateral consisting of Instruments and Tangible Chattel Paper individually, or collectively, evidencing amounts payable in excess of $2,000,000, owned or held by such Grantor (duly endorsed, in blank, if requested by the Administrative Agent).

Section 3.7. Intellectual Property Collateral. Such Grantor represents that except for any Patent Collateral, Trademark Collateral, and Copyright Collateral specified in Item A, Item B and Item C, respectively, of Schedule III hereto, and any and all Trade Secrets Collateral, as of the date hereof, such Grantor does not own and has no interests in any other Intellectual Property Collateral material to the operations or business of such Grantor, other than the Computer Hardware and Software Collateral. Such Grantor further represents and warrants that, with respect to all Intellectual Property Collateral material to the conduct of such Grantor’s business (a) such Intellectual Property Collateral is valid, subsisting, unexpired and enforceable and has not been abandoned or adjudged invalid or unenforceable, in whole or in part, (b) such Grantor is the sole and exclusive owner of the right, title and interest in and to such Intellectual Property Collateral, subject to Permitted Liens, and, to such Grantor’s knowledge, no claim has been made that the use of such Intellectual Property Collateral does or may, conflict with, infringe, misappropriate, dilute, misuse or otherwise violate any of the rights of any third party in any material respects, (c) such Grantor has made all necessary filings and recordations to protect its interest in such Intellectual Property Collateral, including recordations of any of its interests in the Patent Collateral and Trademark Collateral in the United States Patent and Trademark Office and, if requested by the Administrative Agent, in corresponding offices throughout the world, and its claims to the Copyright Collateral in the United States Copyright Office and, if requested by the Administrative Agent, in corresponding offices throughout the world, (d) such Grantor has taken all reasonable steps to safeguard

Exhibit G – Form of Pledge and Security Agreement

its material Trade Secrets and to its knowledge none of such Trade Secrets of such Grantor has been used, divulged, disclosed or appropriated for the benefit of any other Person other than such Grantor, the Borrower or any Subsidiary thereof, (e) to such Grantor’s knowledge, no third party is infringing upon any such Intellectual Property Collateral owned or used by such Grantor in any material respect, or any of its respective licensees, (f) no settlement or consents, covenants not to sue, nonassertion assurances, or releases have been entered into by such Grantor or to which such Grantor is bound that adversely affects its rights to own or use any such Intellectual Property Collateral, and (g) the consummation of the transactions contemplated by the Credit Agreement and this Security Agreement will not result in the termination or material impairment of any material portion of such Intellectual Property Collateral.

Section 3.8. Authorization, Approval, etc. Except as have been obtained or made and are in full force and effect, no Governmental Approval, authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or any other third party is required either (a) for the grant by such Grantor of the security interest granted hereby, (b) except with respect to Excluded Perfection Collateral, for the perfection or maintenance of the security interests hereunder including the first priority (subject to Permitted Liens) nature of such security interest (except with respect to the financing statements or, with respect to Intellectual Property Collateral, the recordation of any agreements with the U.S. Patent and Trademark Office or the U.S. Copyright Office) or the exercise by the Administrative Agent of its rights and remedies hereunder, or (c) for the exercise by the Administrative Agent of the voting or other rights provided for in this Security Agreement, except (i) with respect to any Pledged Shares or Pledged Interests, as may be required in connection with a disposition of such Pledged Shares or Pledged Interests by laws affecting the offering and sale of securities generally, the remedies in respect of the Collateral pursuant to this Security Agreement and (ii) any “change of control” or similar filings required by state licensing agencies.

Section 3.9. Best Interests. It is in the best interests of each Grantor to execute this Security Agreement in as much as such Grantor will, as a result of being the Borrower, or a Restricted Subsidiary of the Borrower, derive substantial direct and indirect benefits from (a) the Advances and other extensions of credit (including Letters of Credit) made from time to time to the Borrower or any other Grantor by the Lenders and the Issuing Lenders pursuant to the Credit Agreement, (b) the Hedging Arrangements entered into with the Swap Counterparties, and (c) the Banking Services provided by the Lenders or their Affiliates, and each Grantor agrees that the Secured Parties are relying on this representation in agreeing to make such Advances and other extensions of credit pursuant to the Credit Agreement to the Borrower. Furthermore, such extensions of credit, Hedging Arrangements and Banking Services are (i) in furtherance of each Grantor’s corporate purposes, and (ii) necessary or convenient to the conduct, promotion or attainment of each Grantor’s business.

ARTICLE IV.

COVENANTS

Each Grantor covenants and agrees that, until the Termination Date, it will perform, comply with and be bound by the obligations set forth below.

Section 4.1. As to Investment Property, etc.

(a) Equity Interests of Subsidiaries. No Grantor shall allow or permit any of its Subsidiaries (i) that is a corporation, business trust, joint stock company or similar Person, to issue Uncertificated Securities, unless such Person promptly takes the actions set forth in Section 4.1(b)(ii) with respect to any such Uncertificated Securities, (ii) that is a partnership or limited liability company, to (A) issue Equity Interests that are to be dealt in or traded on securities exchanges or in securities markets, (B) amend its organizational documents to expressly provide that its Equity Interests are securities

Exhibit G – Form of Pledge and Security Agreement

governed by Article 8 of the UCC, or (C) place such Subsidiary’s Equity Interests in a Securities Account, unless such Person promptly takes the actions set forth in Section 4.1(b)(ii) with respect to any such Equity Interests, and (iii) to issue Equity Interests in addition to or in substitution for the Pledged Property or any other Equity Interests pledged hereunder, except for additional Equity Interests issued to such Grantor; provided that (A) such Equity Interests are pledged and delivered to the Administrative Agent within 10 Business Days, and (B) such Grantor delivers a supplement to Schedule I to the Administrative Agent identifying such new Equity Interests as Pledged Property, in each case pursuant to the terms of this Security Agreement. No Grantor shall permit any of its Subsidiaries to issue any warrants, options, contracts or other commitments or other securities that are convertible to any of the foregoing (except as to Equity Interests issued by Subsidiaries that are not Wholly-Owned) or that entitle any Person to purchase any of the foregoing, and except for this Security Agreement or any other Credit Document, shall not, and shall not permit any of its Subsidiaries to, enter into any agreement creating any restriction or condition upon the transfer, voting or control of any Pledged Property.

(b) Investment Property (other than Certificated Securities).

(i) With respect to any Deposit Accounts, Securities Accounts, Commodity Accounts, Commodity Contracts or Security Entitlements constituting Investment Property owned or held by any Grantor, such Grantor will, following (A) the occurrence and continuance of an Event of Default and (B) the request of the Administrative Agent, either (1) cause the intermediary maintaining such Investment Property to execute a Control Agreement relating to such Investment Property pursuant to which such intermediary agrees to comply with the Administrative Agent’s instructions with respect to such Investment Property without further consent by such Grantor, or (2) transfer such Investment Property to intermediaries that have or will agree to execute such Control Agreements.

(ii) With respect to any Uncertificated Securities or Security Entitlement (other than Uncertificated Securities or Security Entitlements credited to a Securities Account) owned or held by any Grantor, such Grantor will (y) cause the Pledged Interests Issuer or other issuer of such securities to either (A) register the Administrative Agent as the registered owner thereof on the books and records of the issuer, or (B) execute a Control Agreement relating to such Investment Property pursuant to which the Pledged Interests Issuer or other issuer agrees to comply with the Administrative Agent’s instructions with respect to such Uncertificated Securities without further consent by such Grantor following the occurrence and during the continuance of an Event of Default, and (z) take and cause the appropriate Person (including any issuer, entitlement holder or securities intermediary thereof) to take all other actions necessary to grant “control” (as defined in 8-106 of the UCC) to the Administrative Agent (for the ratable benefit of the Secured Parties) over such Collateral.

(c) Certificated Securities (Stock Powers). Each Grantor agrees that all Pledged Shares (and all other certificated shares of Equity Interests constituting Collateral) delivered by such Grantor pursuant to this Security Agreement will be accompanied by duly endorsed undated blank stock powers, or other equivalent instruments of transfer reasonably acceptable to the Administrative Agent. Each Grantor will, from time to time upon the reasonable request of the Administrative Agent, promptly deliver to the Administrative Agent such stock powers, instruments and similar documents, reasonably satisfactory in form and substance to the Administrative Agent, with respect to the Collateral and will, from time to time upon the request of the Administrative Agent during the continuance of any Event of Default, promptly transfer any Pledged Shares, Pledged Interests or other shares of Equity Interests constituting Collateral into the name of any nominee designated by the Administrative Agent.

Exhibit G – Form of Pledge and Security Agreement

(d) Continuous Pledge. Each Grantor will (subject to the terms of the Credit Agreement and this Agreement) at all times keep pledged to the Administrative Agent pursuant hereto, on a first-priority, perfected basis all Pledged Property and all Dividends and Distributions with respect thereto, and all Proceeds and rights from time to time received by or distributable to such Grantor in respect of any of the foregoing Collateral (other than, as to perfection, Excluded Perfection Collateral). Each Grantor agrees that it will, no later than ten (10) Business Days following receipt thereof, deliver to the Administrative Agent possession of all originals of Pledged Property that it acquires following the Effective Date and shall deliver to the Administrative Agent a supplement to Schedule I identifying any such new Pledged Property.

(e) Voting Rights; Dividends, etc. Each Grantor agrees:

(i) that promptly upon receipt of notice of the occurrence and continuance of an Event of Default from the Administrative Agent and without any request therefor by the Administrative Agent, so long as such Event of Default shall continue, to deliver (properly endorsed where required hereby or requested by the Administrative Agent) to the Administrative Agent all Distributions with respect to Investment Property, all interest principal and other cash payments on Payment Intangibles, the Pledged Property and all Proceeds of the Pledged Property or any other Collateral, in case thereafter received by such Grantor, all of which shall be held by the Administrative Agent as additional Collateral; and

(ii) if an Event of Default shall have occurred and be continuing and the Administrative Agent has notified such Grantor of the Administrative Agent’s intention to exercise its voting power under this Section 4.1(e)(ii),

(A) the Administrative Agent may exercise (to the exclusion of such Grantor) the voting power and all other incidental rights of ownership with respect to any Pledged Shares, Investment Property or other Equity Interests constituting Collateral. EACH GRANTOR HEREBY GRANTS THE ADMINISTRATIVE AGENT AN IRREVOCABLE PROXY (WHICH IRREVOCABLE PROXY SHALL CONTINUE IN EFFECT UNTIL SUCH DEFAULT SHALL HAVE BEEN CURED OR WAIVED) EXERCISABLE UNDER SUCH CIRCUMSTANCES, TO VOTE THE PLEDGED SHARES, PLEDGED INTERESTS, INVESTMENT PROPERTY AND SUCH OTHER COLLATERAL; AND

(B) promptly to deliver to the Administrative Agent such additional proxies and other documents as may be necessary to allow the Administrative Agent to exercise such voting power.

All Distributions, interest, principal, cash payments, Payment Intangibles and Proceeds that may at any time and from time to time be held by any Grantor but which such Grantor is then obligated to deliver to the Administrative Agent, shall, until delivery to the Administrative Agent, be held by such Grantor separate and apart from its other property in trust for the Administrative Agent. The Administrative Agent agrees that unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given the notice referred to in Section 4.1 (e), each Grantor shall be entitled to receive and retain all Distributions and shall have the exclusive voting power, and is granted a proxy, with respect to any Equity Interests (including any of the Pledged Shares) constituting Collateral. Administrative Agent shall, upon the written request of any Grantor, promptly deliver such proxies and other documents, if any, as shall be reasonably requested by such Grantor which are necessary to allow such Grantor to exercise that voting power with respect to any such Equity Interests (including any of the Pledged Shares) constituting Collateral; provided, however, that no vote shall be cast, or consent, waiver, or ratification given, or action taken by such Grantor that would violate any provision of the Credit Agreement or any other Credit Document (including this Security Agreement).

Exhibit G – Form of Pledge and Security Agreement

Section 4.2. [Reserved].

Section 4.3. As to Accounts.

(a) Each Grantor shall have the right to collect all Accounts so long as no Event of Default shall have occurred and be continuing.

(b) Upon (i) the occurrence and continuance of an Event of Default and (ii) the delivery of notice by the Administrative Agent to each Grantor, all Proceeds of Collateral received by any Grantor shall be delivered in kind to the Administrative Agent for deposit in a Deposit Account of such Grantor (A) maintained with the Administrative Agent or (B) maintained at a depositary bank other than the Administrative Agent to which such Grantor, the Administrative Agent and the depositary bank have entered into a Control Agreement in form and substance acceptable to the Administrative Agent in its sole discretion providing that the depositary bank will comply with the instructions originated by the Administrative Agent directing disposition of the funds in the account without further consent by such Grantor (any such Deposit Accounts, together with any other Accounts pursuant to which any portion of the Collateral is deposited with the Administrative Agent, a “Collateral Account,” and collectively, the “Collateral Accounts”), and such Grantor shall not commingle any such Proceeds, and shall hold separate and apart from all other property, all such Proceeds in express trust for the benefit of the Administrative Agent until delivery thereof is made to the Administrative Agent.

(c) Following the delivery of notice pursuant to clause (b)(ii) during the continuance of an Event of Default, the Administrative Agent shall have the right to apply any amount in the Collateral Account to the payment of any Secured Obligations which are due and payable or in accordance with Section 7.6 of the Credit Agreement.

(d) With respect to each of the Collateral Accounts, it is hereby confirmed and agreed that (i) deposits in such Collateral Account are subject to a security interest as contemplated hereby, (ii) such Collateral Account shall be under the control of the Administrative Agent after the occurrence and during the continuance of an Event of Default (unless otherwise agreed to by the Borrower and the Majority Lenders), and (iii) the Administrative Agent shall have the sole right of withdrawal over such Collateral Account; provided that such withdrawals shall only be made during the existence of an Event of Default.

(e) No Grantor shall adjust, settle, or compromise the amount or payment of any Receivable, nor release wholly or partly any account debtor or obligor thereof, nor allow any credit or discount thereon; provided that, a Grantor may make such adjustments, settlements or compromises and release wholly or partly any account debtor or obligor thereof and allow any credit or discounts thereon so long as (i) such action is taken in the ordinary course of business, and (ii) such action is, in such Grantor’s good faith business judgment, advisable.

Section 4.4. As to Grantor’s Use of Collateral.

(a) Subject to clause (b), each Grantor (i) may in the ordinary course of its business, at its own expense, sell, lease or furnish under the contracts of service any of the Inventory held by such Grantor for such purpose, and use and consume any raw materials, work in process or materials held by such Grantor for such purpose, (ii) following the occurrence and during the continuance of an Event of Default, shall, at its own expense, endeavor to collect, as and when due, all amounts due with respect to

Exhibit G – Form of Pledge and Security Agreement

any of the Collateral, including the taking of such action with respect to such collection as the Administrative Agent may request or, in the absence of such request, as such Grantor may deem advisable, and (iii) may grant, in the ordinary course of business, to any party obligated on any of the Collateral, any rebate, refund or allowance to which such party may be lawfully entitled, and may accept, in connection therewith, the return of Goods, the sale or lease of which shall have given rise to such Collateral.

(b) At any time following the occurrence and during the continuance of an Event of Default, whether before or after the maturity of any of the Secured Obligations, the Administrative Agent may (i) revoke any or all of the rights of any Grantor set forth in clause (a), (ii) notify any parties obligated on any of the Collateral to make payment to the Administrative Agent of any amounts due or to become due thereunder, and (iii) enforce collection of any of the Collateral by suit or otherwise and surrender, release, or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder or evidenced thereby.

(c) Upon request of the Administrative Agent following the occurrence and during the continuance of an Event of Default, each Grantor will, at its own expense, notify any parties obligated on any of the Collateral to make payment to the Administrative Agent of any amounts due or to become due thereunder.

(d) At any time following the occurrence and during the continuation of an Event of Default, the Administrative Agent may endorse, in the name of the applicable Grantor, any item, howsoever received by the Administrative Agent, representing any payment on or other Proceeds of any of the Collateral.

Section 4.5. As to Equipment and Inventory and Goods. Upon the occurrence and during the continuance of an Event of Default and if requested by the Administrative Agent, each Grantor agrees to take such action (or cause its Restricted Subsidiaries that are also Credit Parties to take such action), including endorsing certificates of title or executing applications for transfer of title, as is reasonably required by the Administrative Agent to enable it to properly perfect and protect its Lien on all Certificated Equipment and to transfer the same. Each Grantor agrees to take such action (or cause its Restricted Subsidiaries that are also Credit Parties to take such action) as is reasonably requested by the Administrative Agent to enable it to properly perfect and protect its Lien on Equipment and Inventory and Goods (other than, as to perfection, Excluded Perfection Collateral) that such Grantor has transferred from a jurisdiction within the United States of America or its offshore waters to a jurisdiction outside of the United States of America or its offshore waters.

Section 4.6. As to Intellectual Property Collateral. Each Grantor covenants and agrees to comply with the following provisions as such provisions relate to any Intellectual Property Collateral material to the operations or business of such Grantor:

(a) such Grantor will not (i) do or fail to perform any act whereby any such Patent Collateral may lapse or become abandoned or dedicated to the public or unenforceable, (ii) permit any of its licensees to (A) fail to continue to use any of such Trademark Collateral in order to maintain all of such Trademark Collateral in full force free from any claim of abandonment for non-use, (B) fail to employ all of such Trademark Collateral registered with any federal or state, or if requested by the Administrative Agent, foreign authority with an appropriate notice of such registration, (C) knowingly adopt or use any other Trademark which is confusingly similar or a colorable imitation of any such Trademark Collateral, (D) use any such Trademark Collateral registered with any federal, state or if requested by the Administrative Agent, foreign authority except for the uses for which registration or application for registration of all of the Trademark Collateral has been made, or (E) do or permit any act

Exhibit G – Form of Pledge and Security Agreement

or knowingly omit to do any act whereby any such Trademark Collateral may lapse or become invalid or unenforceable, or (iii) do or permit any act or knowingly omit to do any act whereby any such Copyright Collateral or any such Trade Secrets Collateral may lapse or become invalid or unenforceable or placed in the public domain except upon expiration of the end of an unrenewable term of a registration thereof, unless, in the case of any of the foregoing requirements in clauses (i), (ii) and (iii), such Grantor shall reasonably and in good faith determine that any of such Intellectual Property Collateral is of immaterial economic value to such Grantor;

(b) such Grantor shall promptly notify the Administrative Agent if it knows that any application or registration relating to any material item of such Intellectual Property Collateral may become abandoned or dedicated to the public or placed in the public domain or invalid or unenforceable, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or if requested by the Administrative Agent, any foreign counterpart thereof or any court) regarding such Grantor’s ownership of any such Intellectual Property Collateral, its right to register the same or to keep and maintain and enforce the same;

(c) following the filing of an application for the registration of any such material Intellectual Property Collateral with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, such Grantor shall promptly inform the Administrative Agent of the same, and upon reasonable request of the Administrative Agent (subject to the terms of the Credit Agreement), execute and deliver all agreements, instruments and documents as the Administrative Agent may reasonably request to evidence the Administrative Agent’s security interest in such Intellectual Property Collateral;

(d) such Grantor will take all necessary steps, including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or (subject to the terms of the Credit Agreement), if requested by the Administrative Agent, any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue any application (and to obtain the relevant registration) filed with respect to, and to maintain any registration of, each such Intellectual Property Collateral, including the filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings and the payment of fees and taxes (except to the extent that dedication, abandonment or invalidation is permitted under the foregoing clause (a) or (b) or to the extent such Grantor shall reasonably and in good faith determine is of immaterial economic value to such Grantor);

(e) following the obtaining of an interest in any such Intellectual Property by such Grantor, such Grantor shall deliver a supplement to Schedule II identifying such new Intellectual Property; and

(f) following the obtaining of an interest in any such Intellectual Property by such Grantor or, following the occurrence and during the continuance of an Event of Default, upon the request of the Administrative Agent, such Grantor shall deliver all agreements, instruments and documents the Administrative Agent may reasonably request to evidence the Administrative Agent’s security interest in such Intellectual Property Collateral and as may otherwise be required to acknowledge or register or perfect the Administrative Agent’s interest in any part of such item of Intellectual Property Collateral unless such Grantor shall determine in good faith (and if an Event of Default has occurred and is continuing, with the consent of the Administrative Agent) that any Intellectual Property Collateral is of immaterial economic value to such Grantor.

Exhibit G – Form of Pledge and Security Agreement

Section 4.7. As to Electronic Chattel Paper and Transferable Records. If any Grantor at any time holds or acquires an interest in any electronic chattel paper or any “transferable record,” as that term is defined in Section 201 of the U.S. Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the U.S. Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, with a value in excess of $2,000,000, such Grantor shall promptly notify the Administrative Agent thereof and, at the reasonable request of the Administrative Agent, shall take such action as the Administrative Agent may reasonably request to vest in the Administrative Agent control (for the ratable benefit of Secured Parties) under Section 9-105 of the UCC of such electronic chattel paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Administrative Agent agrees with each Grantor that the Administrative Agent will arrange, pursuant to procedures reasonably satisfactory to the Administrative Agent and so long as such procedures will not result in the Administrative Agent’s loss of control, for such Grantor to make alterations to the electronic chattel paper or transferable record permitted under Section 9-105 of the UCC or, as the case may be, Section 201 of the U.S. Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the U.S. Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Grantor with respect to such electronic chattel paper or transferable record.

Section 4.8. As to Certificated Equipment. Until the Administrative Agent exercises remedies upon the occurrence and during the continuance of an Event of Default and following the request of the Administrative Agent, the certificates of title with respect to Certificated Equipment shall be maintained at the applicable Grantor’s offices.

Section 4.9. [Reserved].

Section 4.10. [Reserved].

Section 4.11. Further Assurances, etc. Each Grantor shall warrant and defend the right and title herein granted unto the Administrative Agent in and to the Collateral (and all right, title and interest represented by the Collateral) against the claims and demands of all Persons whomsoever. Each Grantor agrees that, from time to time at its own expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that the Administrative Agent may reasonably request, in order to perfect, preserve and protect any security interest granted or purported to be granted hereby or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral (other than, as to perfection, Excluded Perfection Collateral) subject to the terms hereof. Each Grantor agrees that, upon the acquisition after the date hereof by such Grantor of any Collateral, with respect to which the security interest granted hereunder is not perfected automatically upon such acquisition, to take such actions with respect to such Collateral (other than, as to perfection, Excluded Perfection Collateral) or any part thereof as required by the Credit Documents. Without limiting the generality of the foregoing, each Grantor will:

(a) from time to time upon the request of the Administrative Agent, promptly deliver to the Administrative Agent such stock powers, instruments and similar documents, reasonably satisfactory in form and substance to the Administrative Agent, with respect to such Collateral as the Administrative Agent may reasonably request and will, from time to time upon the request of the Administrative Agent, after the occurrence and during the continuance of any Event of Default, (i) promptly transfer any securities constituting Collateral into the name of any nominee designated by the Administrative Agent and (ii) if any Collateral shall be evidenced by an Instrument, negotiable Document, promissory note or tangible Chattel Paper, deliver and pledge to the Administrative Agent hereunder such Instrument, negotiable Document, promissory note, Pledged Note or tangible Chattel Paper duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Administrative Agent;

Exhibit G – Form of Pledge and Security Agreement

(b) file (and hereby authorize the Administrative Agent to file) such filing statements or continuation statements, or amendments thereto, and such other instruments or notices (including any assignment of claim form under or pursuant to the federal assignment of claims statute, 31 U.S.C. § 3726, any successor or amended version thereof or any regulation promulgated under or pursuant to any version thereof), as may be necessary or that the Administrative Agent may reasonably request in order to perfect and preserve the security interests and other rights granted or purported to be granted to the Administrative Agent hereby;

(c) [Reserved];

(d) [Reserved]; and

(e) furnish to the Administrative Agent, from time to time at the Administrative Agent’s reasonable request, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Administrative Agent may reasonably request, all in reasonable detail.

The authorization contained in Section 4.11 (b) above shall be irrevocable and continuing until the Termination Date. Each Grantor agrees that a carbon, photographic or other reproduction of this Security Agreement or any UCC financing statement covering the Collateral or any part thereof shall be sufficient as a UCC financing statement where permitted by law. Each Grantor hereby authorizes the Administrative Agent to file financing statements describing as the collateral covered thereby “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the Collateral described in this Security Agreement.

ARTICLE V.

THE ADMINISTRATIVE AGENT

Section 5.1. Administrative Agent Appointed Attorney-in-Fact. Each Grantor hereby irrevocably appoints the Administrative Agent its attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time in the Administrative Agent’s discretion, following the occurrence and during the continuance of an Event of Default, to take any action and to execute any instrument which the Administrative Agent may deem necessary or advisable to accomplish the purposes of this Security Agreement, including (a) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral, (b) to receive, endorse, and collect any drafts or other Instruments, Documents and Chattel Paper, in connection with clause (a) above, (c) to file any claims or take any action or institute any proceedings which the Administrative Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Administrative Agent with respect to any of the Collateral, and (d) to perform the affirmative obligations of such Grantor hereunder. EACH GRANTOR HEREBY ACKNOWLEDGES, CONSENTS AND AGREES THAT THE POWER OF ATTORNEY GRANTED PURSUANT TO THIS SECTION 5.1 IS IRREVOCABLE AND COUPLED WITH AN INTEREST AND SHALL BE EFFECTIVE UNTIL THE TERMINATION DATE.

Exhibit G – Form of Pledge and Security Agreement

Section 5.2. Administrative Agent May Perform. If any Grantor fails to perform any agreement contained herein, the Administrative Agent may, during the continuance of any Event of Default, itself perform, or cause performance of, such agreement, and the expenses of the Administrative Agent incurred in connection therewith shall be payable by such Grantor pursuant to Section 6.3 hereof and Section 9.1 of the Credit Agreement and the Administrative Agent may from time to time take any other action which the Administrative Agent reasonably deems necessary for the maintenance, preservation or protection of any of the Collateral or of its security interest therein.

Section 5.3. Administrative Agent Has No Duty. The powers conferred on the Administrative Agent hereunder are solely to protect its interest (on behalf of the Secured Parties) in the Collateral and shall not impose any duty on it to exercise any such powers. Except for reasonable care of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral or responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Investment Property and any other Pledged Property, whether or not the Administrative Agent has or is deemed to have knowledge of such matters, or (b) taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

Section 5.4. Reasonable Care. The Administrative Agent is required to exercise reasonable care in the custody and preservation of any of the Collateral in its possession; provided, that the Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral (a) if such Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own personal property, or (b) if the Administrative Agent takes such action for that purpose as any Grantor reasonably requests in writing at times other than upon the occurrence and during the continuance of an Event of Default; provided, further, that failure of the Administrative Agent to comply with any such request at any time shall not in itself be deemed a failure to exercise reasonable care.

ARTICLE VI.

REMEDIES

Section 6.1. Certain Remedies. If any Event of Default shall have occurred and be continuing:

(a) The Administrative Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral) and also may (i) take possession of any Collateral not already in its possession without demand and without legal process, (ii) require any Grantor to, and each Grantor hereby agrees that it will, at its expense and upon request of the Administrative Agent forthwith, assemble all or part of the Collateral as directed by the Administrative Agent and make it available to the Administrative Agent at a place to be designated by the Administrative Agent that is reasonably convenient to both parties, (iii) subject to applicable law or agreements with landlords, bailees, or warehousemen, enter onto the property where any Collateral is located and take possession thereof without demand and without legal process, (iv) without notice except as specified below, lease, license, sell or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ prior notice to the applicable Grantor of the time and place of any public sale or the time of any private sale is to be made shall constitute reasonable notification; provided, however, that with respect to Collateral that is (x) perishable or threatens to decline speedily in value, or (y) is of a type customarily sold on a recognized market (including but not limited to, Investment Property), no notice of sale or disposition need be given. For purposes of this Article VI, notice of any intended sale or

Exhibit G – Form of Pledge and Security Agreement

disposition of any Collateral may be given by first-class mail, hand-delivery (through a delivery service or otherwise), facsimile or email, and shall be deemed to have been “sent” upon deposit in the U.S. Mails with adequate postage properly affixed, upon delivery to an express delivery service or upon electronic submission through telephonic or internet services, as applicable. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b) Each Grantor agrees and acknowledges that a commercially reasonable disposition of Inventory, Equipment, Goods, Computer Hardware and Software Collateral, or Intellectual Property may be by lease or license of, in addition to the sale of, such Collateral. Each Grantor further agrees and acknowledges that the following shall be deemed a reasonable commercial disposition: (i) a disposition made in the usual manner on any recognized market, (ii) a disposition at the price current in any recognized market at the time of disposition, and (iii) a disposition in conformity with reasonable commercial practices among dealers in the type of property subject to the disposition.

(c) All cash Proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral shall be applied by the Administrative Agent against, all or any part of the Obligations as set forth in Section 7.6 of the Credit Agreement. The Administrative Agent shall not be obligated to apply or pay over for application noncash proceeds of collection or enforcement unless (i) the failure to do so would be commercially unreasonable, and (ii) the affected party has provided the Administrative Agent with a written demand to apply or pay over such noncash proceeds on such basis.

(d) The Administrative Agent may do any or all of the following: (i) transfer all or any part of the Collateral into the name of the Administrative Agent or its nominee, with or without disclosing that such Collateral is subject to the Lien hereunder, (ii) notify the parties obligated on any of the Collateral to make payment to the Administrative Agent of any amount due or to become due thereunder, (iii) withdraw, or cause or direct the withdrawal, of all funds with respect to the Collateral Account, (iv) enforce collection of any of the Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto, (v) endorse any checks, drafts, or other writings in the applicable Grantor’s name to allow collection of the Collateral, (vi) take control of any Proceeds of the Collateral, or (vii) execute (in the name, place and stead of the applicable Grantor) endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Collateral.

Section 6.2. Compliance with Restrictions. Each Grantor agrees that in any sale of any of the Collateral whenever an Event of Default shall have occurred and be continuing, the Administrative Agent is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of applicable law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any Governmental Authority or official, and each Grantor further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Administrative Agent be liable nor accountable to such Grantor for any discount allowed by the reason of the fact that such Collateral is sold in compliance with any such limitation or restriction.

Exhibit G – Form of Pledge and Security Agreement

Section 6.3. Indemnity and Expenses.

(a) WITHOUT LIMITING THE GENERALITY OF THE PROVISIONS OF SECTION 9.2 OF THE CREDIT AGREEMENT, EACH GRANTOR HEREBY INDEMNIFIES AND HOLDS HARMLESS THE ADMINISTRATIVE AGENT, EACH SECURED PARTY AND EACH OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS (THE “INDEMNIFIED PARTIES”) FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LOSSES AND LIABILITIES ARISING OUT OF OR RESULTING FROM THIS SECURITY AGREEMENT OR ANY OTHER CREDIT DOCUMENT (INCLUDING, WITHOUT LIMITATION, ENFORCEMENT OF THIS SECURITY AGREEMENT), EXCEPT CLAIMS, LOSSES OR LIABILITIES THAT ARE FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNIFIED PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; PROVIDED, HOWEVER, THAT IT IS THE INTENTION OF THE PARTIES HERETO THAT EACH INDEMNIFIED PARTY BE INDEMNIFIED IN THE CASE OF ITS OWN NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE), REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL. If and to the extent that the foregoing undertaking may be unenforceable for any reason, each Grantor hereby agrees to make the maximum contribution to the payment and satisfaction of each of the foregoing which is permissible under applicable law.

(b) Other than as set forth in clause (c) below, each Grantor will upon demand pay to the Administrative Agent and any legal counsel the amount of any and all expenses, including the reasonable fees and disbursements of its counsel and of any experts and agents, which the Administrative Agent and any legal counsel may incur in connection herewith, including without limitation in connection with the administration of this Security Agreement and the custody, preservation, use or operation of, any of the Collateral.

(c) Each Grantor will upon demand pay to the Administrative Agent and any legal counsel the amount of any and all expenses, including the fees and disbursements of its counsel and of any experts and agents, which the Administrative Agent and any legal counsel may incur in connection (i) the sale of, collection from, or other realization upon, any of the Collateral, (ii) the exercise or enforcement of any of the rights of the Administrative Agent and any legal counsel or any of the Secured Parties hereunder, or (iii) the failure by any Grantor to perform or observe any of the provisions hereof.

Section 6.4. Warranties. The Administrative Agent may sell the Collateral without giving any warranties or representations as to the Collateral. The Administrative Agent may disclaim any warranties of title or the like. Each Grantor agrees that this procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

ARTICLE VII.

MISCELLANEOUS PROVISIONS

Section 7.1. Credit Document. This Security Agreement is a Credit Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof, including Article 9 thereof.

Section 7.2. Binding on Successors, Transferees and Assigns; Assignment. This Security Agreement shall remain in full force and effect until the Termination Date has occurred, shall be binding upon each Grantor and its successors, transferees and assigns and, subject to the limitations set forth in the Credit Agreement, shall inure to the benefit of and be enforceable by each Secured Party and its successors, transferees and assigns; provided that, no Grantor shall assign any of its obligations hereunder (unless otherwise permitted under the terms of the Credit Agreement or this Security Agreement).

Exhibit G – Form of Pledge and Security Agreement

Section 7.3. Amendments, etc. No amendment to or waiver of any provision of this Security Agreement, nor consent to any departure by any Grantor from its obligations under this Security Agreement, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent (on behalf of the Lenders or the Majority Lenders, as the case may be, pursuant to Section 9.3 of the Credit Agreement) and such Grantor and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 7.4. Notices. Except as otherwise provided in this Security Agreement, all notices and other communications provided for hereunder shall be in writing and hand delivered with written receipt, telecopied, sent by facsimile (with a hard copy sent as otherwise permitted pursuant to the Credit Agreement), sent by a nationally recognized overnight courier, or sent by certified mail, return receipt requested to the appropriate party at the address or facsimile number of such party specified in the Credit Agreement, on the signature pages of this Security Agreement or at such other address or facsimile number as may be designated by such party in a notice to the other party. Except as otherwise provided in this Security Agreement, all such notices and communications shall be effective when delivered.

Section 7.5. No Waiver; Remedies. In addition to, and not in limitation of Section 2.7, no failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 7.6. Headings. The various headings of this Security Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Security Agreement or any provisions thereof.

Section 7.7. Severability. Any provision of this Security Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Security Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 7.8. Counterparts. This Security Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page to this Security Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Security Agreement.

Section 7.9. Consent as Holder of Equity and as Pledged Interests Issuer. Each Grantor hereby (a) consents to the execution by each other Grantor of this Security Agreement and grant by each other Grantor of a security interest, encumbrance, pledge and hypothecation in all Pledged Interests and other Collateral of such other Grantor to the Administrative Agent pursuant hereto, (b) without limiting the generality of the foregoing, consents to the transfer of any Pledged Interest to the Administrative Agent or its nominee pursuant to the terms of this Security Agreement following the occurrence and during the continuance of an Event of Default and to the substitution of the Administrative Agent or its nominee as a partner under the limited partnership agreement or as a member under the limited liability company agreement, in any case, as heretofore and hereafter amended, and (c) to the extent such Grantor is also a Pledged Interests Issuer, agrees to comply with instructions with respect to the applicable Pledged Interests originated by the Administrative Agent without further consent of any other Grantor if

Exhibit G – Form of Pledge and Security Agreement

an Event of Default has occurred and is continuing. Furthermore, each Grantor as the holder of any Equity Interests in a Pledged Interests Issuer, hereby (i) waives all rights of first refusal, rights to purchase, and rights to consent to transfer (to any Secured Party or to any purchaser resulting from the exercise of a Secured Party’s remedy provided hereunder or under applicable law) and (ii) if required by the organizational documents of such Pledged Interests Issuer, agrees to cause such Pledged Interests Issuer to register the Lien granted hereunder and encumbering such Equity Interests in the registry books of such Pledged Interests Issuer.

Section 7.10. Additional Grantors. Additional Wholly-Owned Domestic Restricted Subsidiaries of Borrower may from time to time enter into this Security Agreement as a Grantor. Upon execution and delivery after the date hereof by the Administrative Agent and such Wholly-Owned Domestic Restricted Subsidiary of an instrument in the form of Annex 1, such Wholly-Owned Domestic Restricted Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of any instrument adding an additional Grantor as a party to this Security Agreement shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Security Agreement.

Section 7.11. Conflicts with Credit Agreement. To the fullest extent possible, the terms and provisions of the Credit Agreement shall be read together with the terms and provisions of this Security Agreement so that the terms and provisions of this Security Agreement do not conflict with the terms and provisions of the Credit Agreement; provided, however, notwithstanding the foregoing, in the event that any of the terms or provisions of this Security Agreement conflict with any terms or provisions of the Credit Agreement, the terms or provisions of the Credit Agreement shall govern and control for all purposes; provided that the inclusion in this Security Agreement of terms and provisions, supplemental rights or remedies in favor of the Administrative Agent not addressed in the Credit Agreement shall not be deemed to be in conflict with the Credit Agreement and all such additional terms, provisions, supplemental rights or remedies contained herein shall be given full force and effect.

Section 7.12. Governing Law. This Security Agreement shall be deemed a contract under, and shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, applicable to contracts made and to be performed entirely within such state, including without regard to conflicts of laws principles.

Section 7.13. Submission to Jurisdiction. EACH GRANTOR PARTY TO THIS SECURITY AGREEMENT IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE GRANTORS PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE GRANTORS PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS SECURITY AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS SECURITY AGREEMENT AGAINST ANY OTHER PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

Exhibit G – Form of Pledge and Security Agreement

Section 7.14. Waiver of Venue. EACH GRANTOR PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT IN ANY COURT REFERRED TO IN SECTION 7.13. EACH OF THE PARTIES HERETO HEREBY AGREES THAT SECTIONS 5-1401 AND 4-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK SHALL APPLY TO THIS SECURITY AGREEMENT AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 7.15. Service of Process. Each Grantor party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.9 of the Credit Agreement. Nothing in this Security Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

Section 7.16. Waiver of Jury. EACH GRANTOR PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH GRANTOR PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

THIS SECURITY AGREEMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND SUPERSEDE ALL PRIOR UNDERSTANDINGS AND AGREEMENTS, WHETHER WRITTEN OR ORAL, RELATING TO THE TRANSACTIONS PROVIDED FOR HEREIN AND THEREIN. ADDITIONALLY, THIS AGREEMENT AND THE CREDIT DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Remainder of this page intentionally left blank. Signature pages to follow.]

Exhibit G – Form of Pledge and Security Agreement

IN WITNESS WHEREOF, each of the parties hereto has caused this Security Agreement to be duly executed and delivered by its Responsible Officer as of the date first above written.

GRANTORS

FORUM ENERGY TECHNOLOGIES, INC.

By:
Name:
Title:

[ ]

By:
Name:
Title:

Exhibit G – Form of Pledge and Security Agreement

ADMINISTRATIVE AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

Exhibit G – Form of Pledge and Security Agreement

SCHEDULE I

to Pledge and Security

Agreement

ITEM A – PLEDGED INTERESTS

[Company to Provide]

Common Stock

Pledged Interests Issuer (corporate)	Cert. #	# of Shares	Authorized Shares	% of Shares Pledged

Limited Liability Company Interests

Pledged Interests Issuer (limited liability company)	% of Limited Liability Company Interests Pledged	Type of Limited Liability Company Interests Pledged

Partnership Interests

Pledged Interests Issuer (partnership)	% of Partnership Interests Owned	% of Partner- ship Interests Pledged
N/A

Exhibit G – Form of Pledge and Security Agreement

ITEM B – PLEDGED NOTES

[Company to Provide]

1. Pledged Note Issuer Description:

Exhibit G – Form of Pledge and Security Agreement

SCHEDULE II

to Pledge and Security

Agreement

Item A-1.	Location of Grantor for purposes of UCC.

[Company to Provide]

Forum Energy Technologies, Inc.:     Delaware

[Other Grantors]:     [___________]

Item A-2.	Grantor’s place of business or principal office.

[Company to Provide]

Forum Energy Technologies, Inc.

[Address]

[Other Grantors]

[Address]

Item A-3.	Taxpayer ID number.

[Company to Provide]

Forum Energy Technologies, Inc.: [                    ]

[Other Grantors]: [                    ]

Item B.	Merger or other corporate reorganization.

[Company to Provide]

Exhibit G – Form of Pledge and Security Agreement

SCHEDULE III – A

to Pledge and Security

Agreement

INTELLECTUAL PROPERTY COLLATERAL

Item A. Patent Collateral.

[Company to Provide]

Issued Patents

Country	Serial No.	Issued Date	Inventor(s)	Title

Pending Patent Applications

Country	Serial No.	Filing Date	Inventor(s)	Title

Patent Applications in Preparation

SCHEDULE III – B

to Pledge and Security

Agreement

Item B. Trademark Collateral

[Company to Provide]

Trademarks, Service Marks, Trademark Licenses

Exhibit G – Form of Pledge and Security Agreement

SCHEDULE III – C

to Pledge and Security

Agreement

Item C. Copyright Collateral.

[Company to Provide]

Exhibit G – Form of Pledge and Security Agreement

Annex 1 to Pledge and Security

Agreement

SUPPLEMENT NO.             dated as of             , 20    (the “Supplement”), to the Pledge and Security Agreement dated as of August 2, 2010 (as amended, supplemented, restated, or otherwise modified from time to time, the “Security Agreement”), among FORUM OILFIELD TECHNOLOGIES, INC., a Delaware corporation (the “Borrower”) and each subsidiary of the Borrower party hereto from time to time (collectively with the Borrower, the “Grantors” and individually, a “Grantor”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), as administrative agent (the “Administrative Agent”) for the ratable benefit of the Secured Parties (as defined in the Credit Agreement referred to herein).

A. Reference is made to that certain Credit Agreement, dated as of August 2, 2010 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders party thereto from time to time (the “Lenders”), the Issuing Lenders (as defined in the Credit Agreement) and Wells Fargo Bank, National Association, as the Administrative Agent and as the swing line lender.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement and the Credit Agreement.

C. Section 7.10 of the Security Agreement provides that additional Wholly-Owned Domestic Restricted Subsidiaries of the Borrower may become Grantors under the Security Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Wholly-Owned Domestic Restricted Subsidiary of the Borrower (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Grantor under the Security Agreement.

Accordingly, the Administrative Agent and the New Grantor agree as follows:

SECTION 1. In accordance with Section 7.10 of the Security Agreement, the New Grantor by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor and the New Grantor hereby agrees (a) to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, the New Grantor, as security for the payment and performance in full of the Secured Obligations (as defined in the Security Agreement), does hereby create and grant to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns as provided in the Security Agreement, a continuing security interest in and Lien on all of the New Grantor’s right, title and interest in and to the Collateral (as defined in the Security Agreement) of the New Grantor. Each reference to a “Grantor” in the Security Agreement shall be deemed to include the New Grantor. The Security Agreement is hereby incorporated herein by reference.

SECTION 2. The New Grantor represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

Exhibit G – Form of Pledge and Security Agreement

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Grantor and the Administrative Agent. Delivery of an executed signature page to this Supplement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. The New Grantor hereby agrees that the schedules attached to the Security Agreement are hereby supplemented by the corresponding schedules attached to this Supplement. The New Grantor hereby represents and warrants that the information provided in the schedules attached hereto are true and correct as of the date hereof.

SECTION 5. The New Grantor hereby expressly acknowledges and agrees to the terms of Section 6.3. (Indemnity and Expenses) of the Security Agreement and expressly acknowledges the irrevocable proxy provided in Section 4.1(e) of the Security Agreement. In furtherance thereof, NEW GRANTOR HEREBY GRANTS THE ADMINISTRATIVE AGENT AN IRREVOCABLE PROXY (WHICH IRREVOCABLE PROXY SHALL CONTINUE IN EFFECT UNTIL THE TERMINATION DATE) EXERCISABLE UNDER THE CIRCUMSTANCES PROVIDED IN SECTION 4.1 OF THE SECURITY AGREEMENT, TO VOTE THE PLEDGED SHARES, PLEDGED INTERESTS, INVESTMENT PROPERTY AND SUCH OTHER COLLATERAL.

SECTION 6. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

SECTION 7. Governing Law. This Supplement shall be deemed a contract under, and shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, applicable to contracts made and to be performed entirely within such state, including without regard to conflicts of laws principles., except to the extent that the validity or perfection of the security interests hereunder, or remedies hereunder, in respect of any particular Collateral are governed by the laws of a jurisdiction other than the State of New York.

SECTION 8. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, neither party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Security Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9. All communications and notices hereunder shall be in writing and given as provided in the Security Agreement. All communications and notices hereunder to the New Grantor shall be given to it at the address set forth under its signature hereto.

SECTION 10. The New Grantor agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Administrative Agent.

SECTION 11. Submission to Jurisdiction. NEW GRANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK

Exhibit G – Form of Pledge and Security Agreement

COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND NEW GRANTOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. NEW GRANTOR AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS SUPPLEMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS SUPPLEMENT AGAINST ANY OTHER PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

SECTION 12. Waiver of Venue. NEW GRANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENT IN ANY COURT REFERRED TO IN SECTION 11. NEW GRANTOR HEREBY AGREES THAT SECTIONS 5-1401 AND 4-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK SHALL APPLY TO THIS SUPPLEMENT AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

SECTION 13. Service of Process. New Grantor irrevocably consents to service of process in the manner provided for notices in Section 9.9 of the Credit Agreement. Nothing in this Supplement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

SECTION 14. Waiver of Jury. NEW GRANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUPPLEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). NEW GRANTOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS SUPPLEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

THIS SUPPLEMENT, THE SECURITY AGREEMENT AND THE OTHER CREDIT DOCUMENTS, AS DEFINED IN THE CREDIT AGREEMENT REFERRED TO IN THIS SUPPLEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO.

Exhibit G – Form of Pledge and Security Agreement

IN WITNESS WHEREOF, the New Grantor and the Administrative Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

[Name of New Grantor],

By:
Name:
Title:

Address:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

Exhibit G – Form of Pledge and Security Agreement

SCHEDULES TO SUPPLEMENT NO. 1

[AS APPROPRIATE]

Exhibit G – Form of Pledge and Security Agreement

EXHIBIT H

FORM OF SWING LINE NOTE

$	,

For value received, the undersigned FORUM ENERGY TECHNOLOGIES, INC., a Delaware corporation (“Borrower”), hereby promises to pay to the order of             (“Payee”) the principal amount of             No/100 Dollars ($            ) or, if less, the aggregate outstanding principal amount of the Swing Line Advances (as defined in the Credit Agreement referred to below) made by the Payee (or predecessor in interest) to the Borrower, together with interest on the unpaid principal amount of the Swing Line Advances from the date of such Swing Line Advances until such principal amount is paid in full, at such interest rates, and at such times, as are specified in the Credit Agreement (as hereunder defined). The Borrower may make prepayments on this Swing Line Note in accordance with the terms of the Credit Agreement.

This Swing Line Note is the Swing Line Note referred to in, and is entitled to the benefits of, and is subject to the terms of, the Second Amended and Restated Credit Agreement dated as of November 26, 2013 (as the same may be amended, restated, supplement or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders party thereto (the “Lenders”), the Issuing Lenders (as defined in the Credit Agreement), and Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”) and as Swing Line Lender. Capitalized terms used in this Swing Line Note that are defined in the Credit Agreement and not otherwise defined in this Swing Line Note have the meanings assigned to such terms in the Credit Agreement. The Credit Agreement, among other things, (a) provides for the making of the Swing Line Advances by the Payee to the Borrower in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Swing Line Advance being evidenced by this Swing Line Note, and (b) contains provisions for acceleration of the maturity of this Swing Line Note upon the happening of certain events stated in the Credit Agreement and for prepayments of principal prior to the maturity of this Swing Line Note upon the terms and conditions specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to the Administrative Agent at the location or address specified by the Administrative Agent to the Borrower in same day funds. The Payee shall record payments of principal made under this Swing Line Note, but no failure of the Payee to make such recordings shall affect the Borrower’s repayment obligations under this Swing Line Note.

This Swing Line Note is secured by the Security Documents and guaranteed pursuant to the terms of the Guaranty.

This Swing Line Note is made expressly subject to the terms of Section 9.10 and Section 9.11 of the Credit Agreement.

Except as specifically provided in the Credit Agreement, the Borrower hereby waives presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder of this Swing Line Note shall operate as a waiver of such rights.

This Swing Line Note is given in renewal and modification of, and in exchange for, but not in discharge or novation of, that certain Swing Line Note dated October 4, 2011 made by the Borrower payable to the order of the Payee in an aggregate principal amount of [$            ].

Exhibit H – Form of Swing Line Note

THIS SWING LINE NOTE SHALL BE DEEMED A CONTRACT UNDER, AND SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, INCLUDING WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES (OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

THIS SWING LINE NOTE AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND SUPERSEDE ALL PRIOR UNDERSTANDINGS AND AGREEMENTS, WHETHER WRITTEN OR ORAL, RELATING TO THE TRANSACTIONS PROVIDED FOR HEREIN AND THEREIN. ADDITIONALLY, THIS SWING LINE NOTE AND THE CREDIT DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

FORUM ENERGY TECHNOLOGIES, INC.

By:
Name:
Title:

Exhibit H – Form of Swing Line Note

EXHIBIT I-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of November 26, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Forum Energy Technologies, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, the Issuing Lenders, and Wells Fargo Bank, National Association, as Administrative Agent and as Swing Line Lender. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.13 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Advance(s) (as well as any Note(s) evidencing such Advance(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:                          , 20[ ]

EXHIBIT I-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of November 26, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Forum Energy Technologies, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, the Issuing Lenders, and Wells Fargo Bank, National Association, as Administrative Agent and as Swing Line Lender. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.13 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                          , 20[ ]

EXHIBIT I-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of November 26, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Forum Energy Technologies, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, the Issuing Lenders, and Wells Fargo Bank, National Association, as Administrative Agent and as Swing Line Lender. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.13 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                          , 20[ ]

EXHIBIT I-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of November 26, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Forum Energy Technologies, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, the Issuing Lenders, and Wells Fargo Bank, National Association, as Administrative Agent and as Swing Line Lender. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.13 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Advance(s) (as well as any Note(s) evidencing such Advance(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Advance (s) (as well as any Note(s) evidencing such Advance (s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Credit Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:                          , 20[ ]

SCHEDULE I

Pricing Schedule

The Applicable Margin with respect to the Commitment Fees, Revolving Advances, and, if applicable, Swing Line Advances shall be determined in accordance with the following Table based on the Borrower’s Leverage Ratio as reflected in the Compliance Certificate delivered in connection with the financial statements most recently delivered pursuant to Section 5.2. Adjustments, if any, to such Applicable Margin shall be effective on the date the Administrative Agent receives the applicable financial statements and corresponding Compliance Certificate as required by the terms of this Agreement. If the Borrower fails to deliver the financial statements and corresponding Compliance Certificate to the Administrative Agent at the time required pursuant to Section 5.2, then effective as of the date such financial statements and Compliance Certificate were required to the delivered pursuant to Section 5.2, the Applicable Margin with respect to the Commitment Fees, Revolving Advances, and, if applicable, Swing Line Advances shall be determined at Level VII and shall remain at such level until the date such financial statements and corresponding Compliance Certificate are so delivered by the Borrower. Notwithstanding the foregoing, the Borrower shall be deemed to be at Level III described below until delivery of its audited financial statements and corresponding Compliance Certificate for the fiscal year ended December 31, 2013. Notwithstanding anything to the contrary contained herein, the determination of the Applicable Margin for any period shall be subject to the provisions of Section 2.8(c). For the avoidance of doubt, the levels on the pricing grid set forth below are set forth from lowest (Level I) to the highest (Level VII).

Applicable Margin	Leverage Ratio	Eurodollar Advances	Base Rate Advances	Commitment Fee
Level I	Is less than 1.00	1.50%	0.00%	0.25%
Level II	Is greater than or equal to 1.00 but less than 1.50	1.75%	0.25%	0.375%
Level III	Is greater than or equal to 1.50 but less than 2.25	2.00%	0.50%	0.375%
Level IV	Is greater than or equal to 2.25 but less than 3.00	2.25%	0.75%	0.375%
Level V	Is greater than or equal to 3.00 but less than 3.50	2.50%	1.00%	0.50%
Level VI	Is greater than or equal to 3.50 but less than 4.00	3.00%	1.50%	0.50%
Level VII	Is greater than or equal to 4.00	3.50%	2.00%	0.50%

Schedule I

SCHEDULE II

Revolving Commitments, Contact Information

ADMINISTRATIVE AGENT/ISSUING LENDER/SWING LINE LENDER

Wells Fargo Bank, National Association	Address:	1525 W WT Harris Blvd. Mail Code NC0680 Charlotte, NC 28262
	Attn:	Syndication/Agency Services
	Telephone:	704-590-2760
	Facsimile:	704-715-0017

with a copy to:
	Address:	1000 Louisiana, 9th Floor MAC T5002-090 Houston, Texas 77002
	Attn:	J.C. Hernandez
	Telephone:	713-319-1913
	Facsimile:	713-739-1087

CREDIT PARTIES

Borrower/Guarantors	Address for Notices: 920 Memorial City Way, Suite 1000 Houston, TX 77024
	Attn:	James W. Harris
	Telephone:	713-351-7999
	Facsimile:	281-949-2555

Lender	Revolving Commitment
Wells Fargo Bank, National Association	$100,000,000
JPMorgan Chase Bank, N.A.	$100,000,000
Bank of America, N.A.	$100,000,000
Citibank, N.A.	$80,000,000
Deutsche Bank AG New York Branch	$80,000,000
HSBC Bank USA, N.A.	$75,000,000
Comerica Bank	$45,000,000
Amegy Bank National Association	$20,000,000
TOTAL:	$600,000,000

Schedule II

Schedule 5.8

Requirements for New Subsidiaries

Within 14 days, or such later date as accepted by the Administrative Agent (or, with respect to the creation or acquisition of a Foreign Subsidiary, within 30 days or such later date as accepted by the Administrative Agent) of creating a new Subsidiary or acquiring a new Subsidiary, the Administrative Agent shall have received each of the following to the extent applicable:

(a) Guaranty. A joinder and supplement to the Guaranty executed by such Subsidiary if such Subsidiary is a Wholly-Owned Domestic Restricted Subsidiary;

(b) Security Agreement. A joinder and/or supplement to the Security Agreement (i) if such Subsidiary is a Wholly-Owned Domestic Restricted Subsidiary, executed by such new Subsidiary and (ii) if such new Subsidiary is a Domestic Subsidiary or a First Tier Foreign Subsidiary, executed by the Borrower and any other Credit Party that owns Equity Interests in such new Subsidiary, together with stock certificates, stock powers executed in blank, UCC-1 financing statements, and any other documents, agreements, or instruments necessary to create and perfect an Acceptable Security Interest in the Collateral described in the Security Agreement, as so supplemented, which joinder and/or supplement will grant a Lien in, among other things, 100% of the Equity Interests of such new Subsidiary owned by the Borrower or any other Credit Party (but in the case of any First Tier Foreign Subsidiary limited to no greater than 66% of the Voting Securities issued by such First Tier Foreign Subsidiary);

(c) Corporate Documents –Wholly-Owned Domestic Subsidiary. A secretary’s certificate from such new Wholly-Owned Domestic Restricted Subsidiary certifying such Subsidiary’s (i) officers’ incumbency, (ii) authorizing resolutions, (iii) organizational documents, (iv) necessary governmental approvals, and (v) certificate of good standing in such Restricted Subsidiary’s state of organization dated a date not earlier than 30 days prior to date of delivery or otherwise in effect on the date of delivery;

(d) Patriot Act. All documentation and other information that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act; and

(e) Opinion of Counsel. If reasonably requested by the Administrative Agent, an opinion of counsel in form and substance reasonably acceptable to the Administrative Agent related to such new Wholly-Owned Domestic Restricted Subsidiary and substantially similar to the legal opinions delivered at the Effective Date with respect to the other Restricted Subsidiaries in existence on the Effective Date.

Schedule 5.8